Exhibit 99.3

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	Chapter 11 Cases

SPANSION INC., et al.,[1]	Case No.: 09-10690 (KJC)

Debtors.	(Jointly Administered)

DEBTORS’ SECOND AMENDED JOINT PLAN OF

REORGANIZATION DATED APRIL 7, 2010 (AS AMENDED)

LATHAM & WATKINS LLP

Michael S. Lurey

Gregory O. Lunt

Kimberly A. Posin

355 South Grand Avenue

Los Angeles, CA 90071-1560

Telephone: (213) 485-1234

Facsimile: (213) 891-8763

DUANE MORRIS, LLP

Michael R. Lastowski

Richard W. Riley

Sommer L. Ross

1100 North Market Street, Suite 1200

Wilmington, DE 19801

Telephone: (302) 657-4900

Facsimile: (302) 657-4901

ATTORNEYS FOR THE DEBTORS

AND DEBTORS IN POSSESSION

1         The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are: Spansion Inc., a Delaware corporation (8239); Spansion Technology LLC, a Delaware limited liability company (3982); Spansion LLC, a Delaware limited liability company (0482); Cerium Laboratories LLC, a Delaware limited liability company (0482), and Spansion International, Inc., a Delaware corporation (7542). The mailing address for each Debtor is 915 DeGuigne Dr., Sunnyvale, CA 94085.

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS AND GENERAL PROVISIONS		2

1.1	Definitions	2
1.2	Time	24
1.3	Rules of Interpretation	24

ARTICLE II. CLASSIFICATION OF CLAIMS AND INTERESTS; IMPAIRMENT		25

2.1	Generally.	25
2.2	Settlement of Intercompany Claims and Treatment of Claims Generally	26
2.3	Treatment of Multiple Claims and Guaranty and Joint Liability Claims Against Multiple Debtors.	26
2.4	Summary of Classification.	26
2.5	Unimpaired Classes Deem to Accept Plan	27
2.6	Impaired Classes Deemed to Reject Plan	27
2.7	Impaired Classes Entitled to Vote on Plan	27
2.8	Impairment Controversies.	27
2.9	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code	27

ARTICLE III. TREATMENT OF CLAIMS AND INTERESTS		28

3.1	Class 1 – Secured Credit Facility Claims.	28
3.2	Class 2 – UBS Credit Facility Claims	28
3.3	Class 3 – FRN Claims.	29
3.4	Class 4 – Other Secured Claims.	31
3.5	Class 5A – Senior Notes Claims.	32
3.6	Class 5B – General Unsecured Claims.	32
3.7	Class 5C – Exchangeable Debentures Claims.	33
3.8	[Reserved].	33
3.9	Class 6 – Convenience Class Claims.	33
3.10	Class 7 – Non-Compensatory Damages Claims.	33
3.11	Class 8 – Interdebtor Claims.	33
3.12	Class 9 – Old Spansion Interests.	34
3.13	Class 10 – Other Old Equity.	34
3.14	Class 11 – Other Old Equity Rights.	34
3.15	Class 12 – Securities Claims.	35
3.16	Class 13 – Non-Debtor Intercompany Claims.	35
3.17	Special Provision Governing Unimpaired Claims	35
3.18	Preservation of Subordination Rights.	35

ARTICLE IV. TREATMENT OF UNCLASSIFIED CLAIMS		36

4.1	Generally	36

4.2	Unclassified Claims.	36

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		41

5.1	Assumption and Cure of Executory Contracts and Unexpired Leases	41
5.2	Cure of Defaults of Assumed Executory Contracts and Unexpired Leases	41
5.3	Consent Rights.	42
5.4	Effect of Assumption and/or Assignment	42
5.5	Rejection of Executory Contracts and Unexpired Leases	42
5.6	Employment Agreements and Other Benefits	42
5.7	Insurance Policies.	43
5.8	Rejection Damages Claims Bar Date; Approval of Rejection.	44

ARTICLE VI. MEANS FOR IMPLEMENTATION OF PLAN		44

6.1	Continued Corporate Existence and Vesting of Assets in Reorganized Debtors.	44
6.2	Sources of Cash for Distribution	45
6.3	Corporate and Limited Liability Company Action	46
6.4	Effectuating Documents; Further Transactions	46
6.5	Exemption from Certain Transfer Taxes and Recording Fees	46
6.6	Retained Actions	46
6.7	Employee Claims	47
6.8	Executory Contracts and Unexpired Leases Entered Into, and Other Obligations Incurred After, the Petition Date	48
6.9	Operations Between Confirmation Date and the Effective Date.	48
6.10	Rights Offering.	48
6.11	New Spansion Debt	52
6.12	Cancellation of the FRNs, Senior Notes, and the Exchangeable Debentures.	52

ARTICLE VII. PROVISIONS REGARDING CORPORATE GOVERNANCE OF REORGANIZED DEBTORS		53

7.1	New Governing Documents	53
7.2	Directors and Officers of Reorganized Debtors	53
7.3	New Employee Incentive Compensation Programs	54
7.4	Authorization and Issuance of New Equity; Securities Laws	54
7.5	Holdback from Common Stock Distribution	54
7.6	Listing of New Spansion Common Stock	55
7.7	Old Spansion Interests	55

ARTICLE VIII. VOTING AND DISTRIBUTIONS		55

8.1	Voting of Claims	55

8.2	Distributions of Cash on Account of Claims Allowed as of the Effective Date	55
8.3	Disbursing Agent	55
8.4	Distributions of Cash	56
8.5	No Interest on Claims or Interests	56
8.6	Delivery of Distributions	56
8.7	Distributions to Holders of the FRNs, the Senior Notes, and the Exchangeable Debentures.	57
8.8	Distributions to Holders as of the Record Date	57
8.9	Indenture Trustees as Claim Holders.	58
8.10	Payments and Distributions to Holders of Disputed Claims Which
	Become Allowed Claims.	58
8.11	Distributions of Stock to Holders of Allowed Class 5A Claims,
	Allowed Class 5B Claims and Allowed Class 5C Claims.	58
8.12	Reserve for Disputed Claims.	59
8.13	De Minimis Distributions	60
8.14	No Fractional Securities; No Fractional Dollars	60
8.15	Surrender of Instruments.	61
8.16	Procedures for Distributions to Holders of FRN Claims, Senior
	Notes Claims, and Allowed Exchangeable Debentures Claims.	61
8.17	Allocation of Distributions Between Principal and Interest	62
8.18	Compliance With Tax Requirements	62
8.19	Saturday, Sunday or Legal Holiday	62

ARTICLE IX. PROCEDURES FOR TREATING AND RESOLVING DISPUTED CLAIMS		62

9.1	Objections to Claims	62
9.2	Authority to Prosecute Objections.	62
9.3	No Distributions Pending Allowance	65
9.4	Estimation of Claims	65
9.5	Distributions After Allowance	66
9.6	Claims Covered by Insurance Policy.	66

ARTICLE X. CONDITIONS PRECEDENT TO CONFIRMATION AND THE EFFECTIVE DATE OF THE PLAN		66

10.1	Conditions to Confirmation	67
10.2	Conditions to the Effective Date	67
10.3	Waiver of Conditions	69
10.4	Effect of Failure of Conditions	69
10.5	Order Denying Confirmation	69
10.6	Revocation of the Plan	69

ARTICLE XI. EFFECT OF PLAN ON CLAIMS AND INTERESTS		70

11.1	Discharge of Claims and Termination of Interests	70

11.2	Cancellation of Claims and Interests	70
11.3	Release by Debtors of Certain Parties	71
11.4	Release by Holders of Claims and Interests.	73
11.5	California Civil Code § 1542 Waiver.	74
11.6	Jurisdiction Related Hereto.	75
11.7	Setoffs	75
11.8	Exculpation and Limitation of Liability	75
11.9	Injunction	76
11.10	Effect of Confirmation.	76

ARTICLE XII. RETENTION AND SCOPE OF JURISDICTION OF THE BANKRUPTCY COURT		77

12.1	Retention of Jurisdiction	77
12.2	Final Decree	79

ARTICLE XIII. MISCELLANEOUS PROVISIONS		79

13.1	Modification of the Plan	79
13.2	Deadlines	80
13.3	Applicable Law	80
13.4	Plan Supplement	80
13.5	Dissolution of Creditors’ Committee	80
13.6	Preparation of Estates’ Returns and Resolution of Tax Claims	81
13.7	Headings	81
13.8	Confirmation of Plans for Separate Debtors	81
13.9	No Admissions; Objection to Claims	81
13.10	No Waiver	81
13.11	No Bar to Suits	82
13.12	Successors and Assigns	82
13.13	Post-Effective Date Effect of Evidence of Claims or Interests	82
13.14	Conflicts	82
13.15	Exhibits/Schedules	82
13.16	No Injunctive Relief	82
13.17	Service of Documents	82
13.18	Binding Effect.	83
13.19	Entire Agreement	84

v

INTRODUCTION

Spansion Inc., Spansion Technology LLC, Spansion LLC, Cerium Laboratories LLC and Spansion International, Inc. (defined hereinafter, collectively, as the “Debtors,” and each individually as a “Debtor”) hereby propose this Second Amended Joint Plan of Reorganization Dated April 7, 2010 (As Amended) (defined hereinafter as the “Plan”) for the resolution of the outstanding Claims against and Interests in the Debtors. The Debtors are the proponents of this Plan within the meaning of section 1129 of the Bankruptcy Code. All capitalized terms not defined in this Introduction have the meanings given to them in Article I hereof or as otherwise specified in the first paragraph of Section 1.1

Reference is made to the Disclosure Statement for a description of the Debtors’ history, businesses, results of operations, historical financial information, projections and properties, and for a summary of the Plan and certain related matters. There also are other agreements and documents that are, or will be, Filed (as part of the Plan Supplement or otherwise) and are referenced in the Plan or the Disclosure Statement or both. These documents are or will be accessible on the website http://chapter11.epiqsystems.com/Spansion.

Under section 1125(b) of the Bankruptcy Code, a vote to accept or reject the Plan cannot be solicited from Holders of Claims until the Disclosure Statement has been approved by the Bankruptcy Court. The Debtors urge the Holders of all Claims entitled to vote on the Plan to read, in their entirety, the Plan, the Disclosure Statement, and the exhibits attached hereto and thereto before voting to accept or reject the Plan. To the extent, if any, that the Disclosure Statement is inconsistent with the Plan, the Plan will govern. No solicitation materials other than the Disclosure Statement, any schedules and exhibits attached thereto or referenced therein, and the other documents and materials included in the Solicitation Materials, have been authorized by the Debtors or the Bankruptcy Court for use in soliciting acceptances of the Plan. The Debtors expressly reserve the right to alter, amend, modify, revoke, or withdraw the Plan as set forth in section 1127 of the Bankruptcy Code, Bankruptcy Rule 3019, and Sections 10.6 and 13.1.

ARTICLE I.

DEFINITIONS AND GENERAL PROVISIONS

1.1 Definitions. For the purposes of the Plan, except as expressly provided to the contrary in the Plan or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings given to them below in this Section 1.1. Any capitalized term that is not otherwise defined herein, but that is used in the Bankruptcy Code, the Bankruptcy Rules or the local rules of the Bankruptcy Court, shall have the meaning given to that term in the Bankruptcy Code, the Bankruptcy Rules or the local rules of the Bankruptcy Court, as applicable.

(1)

“503(b)(9) Claim” means a Claim for payment of administrative expense of a kind specified in section 503(b)(9) of the Bankruptcy Code or any other claim that was incurred before the Petition Date and is purportedly entitled to administrative priority treatment whether pursuant to section 503(b) or otherwise other than any Indenture Trustee Fees and Expenses.

(2)	“510(c) Actions” has the meaning ascribed to it in Section 9.2(1).

(3)	“Ad Hoc Consortium” means the ad hoc consortium of holders of the FRNs represented by Brown Rudnick LLP.

(4)

“Administrative and Priority Claims Estimate” means an estimate established by the Bankruptcy Court at or before the Confirmation Hearing of the aggregate Allowed amount of Administrative Expense Claims and Priority Claims as of the Effective Date or, if the Bankruptcy Court does not establish such an estimate, the estimate for such Claims as determined by the Debtors, with the consent of the Ad Hoc Consortium, and included on a schedule that shall be filed with the Plan Supplement.

(5)

“Administrative Expense Claim” means a Claim for payment of an administrative expense of a kind specified in section 503(b) or 1114(e)(2) of the Bankruptcy Code and/or entitled to priority pursuant to sections 507(a)(2) or 507(b) of the Bankruptcy Code, including (a) the actual, necessary costs and expenses, incurred on or after the Petition Date, of preserving the Estates and operating the business of the Debtors, (b) Professional Compensation, (c) any payment to be made under this Plan to cure a default on an executory contract or unexpired lease that is assumed pursuant to section 365 of the Bankruptcy Code, (d) Allowed Claims entitled to be treated as Administrative Expense Claims pursuant to a Final Order of the Bankruptcy Court, (e) Indenture Trustee Fees and Expenses, (f) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, and (g) all 503(b)(9) Claims.

(6)	“Administrative Expense Claim Bar Date” means the first Business Day that is thirty (30) days following the Effective Date, except as specifically set forth in the Plan or a Final Order.

(7)

“Adjusted Plan Equity Value for Conversion Price Calculation” means an amount equal to (i) the estimated value of the Reorganized Debtors’ operations on a going-concern basis excluding any (a) estimated net recoveries by the Debtors or the Reorganized Debtors associated with ongoing litigation and (b) net operating loss carry-forwards and similar items (estimated mid-point of $762.5 million in the Disclosure Statement); (ii) plus the net value associated with auction rate securities owned by the Debtors (estimated at approximately $42.9 million in the Disclosure Statement), (iii) plus the remaining proceeds from the sale of the Debtors’ Suzhou facility, which are anticipated to be collected in early 2010, of approximately $15.4 million; (iv) plus the positive difference between Cash and Cash equivalents on hand as of the Effective Date (inclusive of the Cash payment described in clause (a) of Section 3.3(2)(a) of this Plan) and the Administrative and Priority Claims Estimate, up to a maximum of $240 million, (v) less the par value of liabilities associated with capital leases as of the Effective Date that have been assumed by the Debtors pursuant to this Plan or otherwise, (vi) less the aggregate principal amount of New Convertible Notes, New Senior Notes and New Spansion Debt as of the Effective Date, (vii) less the Cash payment described in Clause (a) of Section 3.3(2)(a) of this Plan, (ix) less any payments to be made to Spansion Japan Limited on or after the Effective Date (but only to the extent the amount of such payment is fixed as of the Effective Date) pursuant to any arrangement with Spansion Japan Limited other than any payments to be made in the ordinary course of business pursuant to a foundry or sort agreement and other than any amount that is otherwise included in the Administrative and Priority Claims Estimate. Adjusted Plan Equity Value for Conversion Price Calculation shall be determined by the Bankruptcy Court at or before the Confirmation Hearing, or, if the Bankruptcy Court makes no such determination, shall be determined by the Debtors, with the consent of the Ad Hoc Consortium, and included on a schedule that shall be filed with the Plan Supplement.

(8)	“Affiliates” has the meaning given to such term by section 101(2) of the Bankruptcy Code.

(9)

“Allowed” means, with respect to a Claim, or any portion thereof, in any Class or category of Claims specified in this Plan, a Claim (a) that is not listed as disputed, contingent or unliquidated on the Schedules, and as to which no objection or request for estimation has been Filed on or before the Claims Objection Deadline, or the expiration of such other applicable period fixed by the Bankruptcy Court, and as to which the Debtors have assented to the validity thereof (and as to which a Proof of Claim has been properly an timely Filed); (b) as to which any objection has been settled, waived, withdrawn or denied by a Final Order; or (c) that is expressly allowed (i) by a Final Order, (ii) by an agreement between the Holder of such Claim and the Debtors or the Reorganized Debtor, or (iii) pursuant to the terms of this Plan. Unless otherwise specified in this Plan or in an Order of the Bankruptcy Court allowing such Claim, “Allowed” in reference to a Claim shall not include (a) any interest on the amount of such Claim accruing from and after the Petition Date, (b) any punitive or exemplary damages, or (c) any fine, penalty or forfeiture.

(10)	“Allowed Class ... Claim” means an Allowed Claim in the designated Class.

(11)

“Assets” means, collectively, all of the legal and equitable interests of the Debtors in the “property,” as defined by section 541 of the Bankruptcy Code, of the Estates of the Debtors (including all of the assets, property, interests (including Interests) and effects, real and personal, tangible and intangible, including all Avoidance Actions), wherever situated as such properties exist on the Petition Date or thereafter.

(12)

“Avoidance Action” means any claim or cause of action of an Estate arising out of or maintainable pursuant to sections 502, 510, 541, 542, 543, 544, 545, 547, 548, 549, 550, 551, or 553 of the Bankruptcy Code or under any other similar applicable law, regardless of whether or not such action has been commenced prior to the Effective Date.

(13)

“Backstop Commitment” means the agreement by the Backstop Party, if any, pursuant to the Backstop Rights Purchase Agreement to purchase all of the Rights Offering Shares that are not purchased by the Rights Offering Participants as part of the Rights Offering.

(14)

“Backstop Party” means Silver Lake Sumeru, L.P. and/or its Affiliates and managed accounts, or another Person or Persons who may be selected by the Debtors and, if so selected, will enter into the Backstop Rights Purchase Agreement with Spansion Inc. If the Debtors decide to proceed with the Rights Offering with a Backstop Party other than Silver Lake Sumeru, L.P. and/or its Affiliates, the identity of the Backstop Party will be disclosed in the Plan Supplement.

(15)

“Backstop Rights Purchase Agreement” means the agreement between the Backstop Party and Spansion Inc. which sets forth the Backstop Commitment and the terms and conditions thereof. If the Debtors decide to proceed with the Rights Offering with a Backstop Party, the terms and conditions of the Backstop Rights Purchase Agreement shall be no less favorable to the Debtors and the Estates than those set forth on Exhibit D and a form of the Backstop Rights Purchase Agreement will be included in the Plan Supplement.

(16)	“Ballot” means each of the ballot forms that are distributed with the Solicitation Materials to Holders of Claims included in Voting Classes.

(17)	“Bankruptcy Code” means title 11 of the United States Code, as in effect on the Petition Date and as thereafter amended, if such amendments are made applicable to the Chapter 11 Cases.

(18)

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware, or, in the event such court ceases to exercise jurisdiction over any Chapter 11 Case, the District Court or such court or adjunct thereof that exercises jurisdiction over such Chapter 11 Case in lieu of the United States Bankruptcy Court for the District of Delaware.

(19)

“Bankruptcy Rules” means, collectively, the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as in effect on the Petition Date and as thereafter amended, if such amendments are made applicable to the Chapter 11 Cases, the Federal Rules of Civil Procedure, as applicable to the Chapter 11 Cases or proceedings therein, and the Local Rules of the Bankruptcy Court, as applied to the Chapter 11 Cases or proceedings therein, as the case may be.

(20)

“Bar Date” means the applicable bar date by which a proof of Claim or a request for payment of an Administrative Expense Claim must be or must have been Filed, as established by an Order of the Bankruptcy Court, including the Bar Date Order and the Confirmation Order.

(21)

“Bar Date Order” means that certain Order Granting the Motion of the Debtors Establishing Bar Dates and Related Procedures for Filing Proofs of Claim and Approving the Form, Manner and Sufficiency of Notice of the Bar Dates Pursuant to Fed.R.Bankr.P. 3003 and 2007, entered by the Bankruptcy Court on May 27, 2009 [D.I. 554].

(22)

“Business Day” means any day on which commercial banks are open for business, and not authorized to close, in the City of New York, New York or in California, except any Saturday, Sunday or any day designated as a legal holiday in Bankruptcy Rule 9006(a).

(23)	“Cash” means legal tender of the United States of America and equivalents thereof, including currency, a certified check, a cashier’s check or a wire transfer of good funds from any source, or a check issued by any Entity making any Distribution under the Plan drawn on funds from the Debtors or the Estates, denominated in United States dollars.

(24)	“Cash Out Option” has the meaning ascribed to it in Section 3.3(2)(b).

(25)

“Causes of Action” means all claims, actions, Avoidance Actions, choses in action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, remedies, rights of set-off, third-party claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims, and cross-claims (including all claims and any avoidance, recovery, subordination or other actions against insiders and/or any other entities under the Bankruptcy Code) of any of the Debtors and/or the Estates (including those actions set forth in the Plan Supplement) that existed as of the Petition Date, that are or may be pending on the Effective Date or that may be instituted by the Reorganized Debtors after the Effective Date against any entity, based in law or equity, including under the Bankruptcy Code, whether direct, indirect, derivative, or otherwise and whether asserted or unasserted as of the date of entry of the Confirmation Order.

(26)

“Chapter 11 Case” means, with respect to each Debtor, the Chapter 11 Case initiated by such Debtor’s filing on the Petition Date of a voluntary petition for relief in the Bankruptcy Court under chapter 11 of the Bankruptcy Code. The Chapter 11 Cases are being jointly administered in the Bankruptcy Court as Bankruptcy Case No. 09-10690 pursuant to the Order Authorizing Joint Administration of Chapter 11 Cases Pursuant to Federal Rule of Bankruptcy Procedure 1015 and Local Rule 1015-1, entered by the Bankruptcy Court on March 4, 2009 [D.I. 58].

(27)	“Claim” means a claim, as defined in section 101(5) of the Bankruptcy Code, against one of the Debtors (or all or some of them) whether or not asserted or Allowed.

(28)

“Claims and Voting Agent” means Epiq Bankruptcy Solutions, LLC (and its successors) in its capacity as claims and voting agent for the Debtors, or any other entity approved by the Bankruptcy Court as Claims and Voting Agent in lieu of, or in addition to, Epiq Bankruptcy Solutions, LLC and its successors.

(29)	“Claims Agent” has the meaning ascribed to it in Section 9.2(1).

(30)	“Claims Agent Avoidance Action” has the meaning ascribed to it in Section 9.2(1).

(31)	“Claims Agent Fund” has the meaning ascribed to it in Section 9.2(4).

(32)

“Claims Objection Deadline” means the later of the first Business Day which is (i) one hundred eighty (180) days after the Effective Date, or (ii) such later date as may be ordered by the Bankruptcy Court, as such dates may be from time to time extended by the Bankruptcy Court without further notice to parties in interest.

(33)	“Class” means a category of Claims or Interests designated pursuant to the Plan.

(34)

“Class 1 Collateral” means the lesser of: (i) cash collateral equal to one hundred five percent (105%) of the obligations related to outstanding equipment leases and letter of credit agreements, and (ii) such other consideration as agreed to by the Holders of Claim in allowed Class 1 prior to the commencement of the Confirmation Hearing, with the consent of the Senior Noteholders Group and the Creditors’ Committee.

(35)	“Class 3 Special Election Form” means the special election form that is distributed with the Solicitation Materials to Holders of Claims included in Class 3.

(36)	“Clerk” means the Clerk of the Bankruptcy Court.

(37)	“Confirmation” means the entry of the Confirmation Order on the docket of the Bankruptcy Court, within the meaning of Bankruptcy Rules 5003 and 9021.

(38)	“Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on its docket, within the meaning of Bankruptcy Rules 5003 and 9021.

(39)

“Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider Confirmation of this Plan and related matters under section 1128 of the Bankruptcy Code, as such hearing may be continued.

(40)	“Confirmation Order” means the order entered by the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

(41)	“Contract/Lease Schedule” has the meaning ascribed to it in Section 5.1.

(42)

“Convenience Class Claim” means an Unsecured Claim (i) Scheduled or Filed in an amount less than or equal to $2,000, (ii) Allowed in an amount less than or equal to $2,000 or (iii) as to which the Holder of such Unsecured Claim has elected (by marking the appropriate box on its Ballot) to reduce its Claim to $2,000 in order to have its Claim treated as a Convenience Class Claim.

(43)	“Conversion Price” has the meaning ascribed to it in the definition of “New Convertible Note.”

(44)	“Creditor” means the Holder of a Claim.

(45)

“Creditors’ Committee” means the official committee of unsecured creditors of the Debtors appointed by the United States Trustee in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code as its composition may be changed from time to time by addition, resignation or removal of its members.

(46)

“Cure Amount” means the amount required to satisfy any Debtor’s obligations under section 365(b) of the Bankruptcy Code with respect to such Debtor’s assumption of any executory contract or unexpired lease.

(47)

“Debtor” means, individually, each of Spansion Inc., Spansion Technology LLC, Spansion LLC, Cerium Laboratories LLC, and Spansion International, Inc., each of which is a Debtor in its Chapter 11 Case. The term “Debtors” means all of the foregoing entities.

(48)	“Debtor Releasees” has the meaning ascribed to it in Section 11.3.

(49)	“Debtors-in-Possession” means the Debtors in their capacities as debtors in possession in the Chapter 11 Cases pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

(50)

“Deficiency Claim” means any Claim against a Debtor representing the amount, if any, by which the Allowed amount of a Secured Claim exceeds the value of the collateral securing such Claim or the amount by which a Claim subject to setoff exceeds the amount of any setoff.

(51)

“Designated Disputed Claim” means a Disputed Claim in any of Classes 5(A)-(C) (i) that is Filed in the amount of $25,000 or less, (ii) for which the variance between (A) the amount of such Claim as Filed and (B) the liquidated, non-contingent and undisputed amount scheduled for such Claim in the Schedules is $25,000 or less or (iii) that is related to or arises from any of the law suits and litigation described in Sections II.F and III.E.6 of the Disclosure Statement. Notwithstanding the foregoing, (x) if the Claims Agent determines in its reasonable discretion that a Claims Agent Avoidance Action in the amount of $250,000 or more can be asserted against the Holder of a Designated Disputed Claim, then such Claim shall not be treated as a Designated Disputed Claim under the Plan for purposes of bringing such Claims Agent Avoidance Action and (y) the Reorganized Debtors shall not settle any Designated Disputed Claim described in clause (iii) above for an amount in excess of $500,000 (after giving effect to any relevant setoffs or other credits) without the prior written consent of the Claims Agent.

(52)

“Disallowed” means, with respect to any Claim or Interest, any Claim or Interest (i) proof of which was required to be Filed by the Bankruptcy Code or an Order of the Court but as to which no proof of Claim or

Interest or request for payment was timely or properly Filed, (ii) which has been withdrawn in whole or in part, by agreement between the Debtors, the Reorganized Debtors or the Claims Agent, as applicable, and the Holder thereof or unilaterally by the Holder thereof, or (iii) which has been disallowed, in whole or in part, by Final Order. In case a Claim is Disallowed in part, the Claim might be an Allowed Claim with respect to amounts asserted under the Claim which have not been Disallowed.

(53)	“Disbursing Agent” means any entity (including any Reorganized Debtor and any other Disbursing Agent), in its capacity as a disbursing agent pursuant to Section 8.3.

(54)

“Disclosure Statement” means the Second Amended Disclosure Statement for Debtors’ Second Amended Joint Plan of Reorganization Dated December 16, 2009, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017, as such disclosure statement may be amended, modified or supplemented from time to time in accordance with applicable law.

(55)

“Disclosure Statement Order” means that certain Order (I) Approving Disclosure Statement, (II) Scheduling Confirmation Hearing (III) Approving Solicitation and Other Procedures, Including Fixing the Voting Record Date and Establishing Deadlines for Voting on the Plan and Objecting to the Plan, and (IV) Approving the Solicitation Package and Forms of Notice [D.I. 2042].

(56)

“Disputed Claim” means, as of any relevant point in time, (i) any Claim, as to which a proof of Claim has been Filed or is deemed to have been Filed, that has not been Allowed or Disallowed, or (ii) if no proof of Claim has been Filed, a Claim that is listed on a Debtor’s Schedules as other than disputed, contingent or unliquidated, but as to which an objection has been Filed on or before the Effective Date, and such objection has not been withdrawn or denied by a Final Order.

(57)	“Distribution” means any distribution by the Debtors or Reorganized Debtors, whether directly or through a Disbursing Agent, to a Holder of an Allowed Claim or Interest under the Plan.

(58)	“District Court” means the United States District Court for the District of Delaware.

(59)

“Effective Date” means, subject to the provisions of Section 10.3, the date specified by the Debtors in a notice Filed by the Debtors as the date on which this Plan shall take effect, which date shall be not more than ten (10) Business Days after the date on which the conditions to the Effective Date provided for in this Plan have been satisfied or waived.

(60)	“Entity” means an entity as defined in section 101(15) of the Bankruptcy Code.

(61)

“Estate” means, with regard to each Debtor, the estate that was created by the commencement by such Debtor of its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code, and shall be deemed to include, without limitation, any and all rights, powers, and privileges of such Debtor and any and all Assets and interests in property, whether real, personal or mixed, rights, causes of action, avoidance powers or extensions of time that such Debtor or such estate shall have had as of the Petition Date, or which such Estate acquired after the commencement of the Chapter 11 Case, whether by virtue of sections 541, 544, 545, 546, 547, 548, 549 or 550 of the Bankruptcy Code, or otherwise. “Estates” has a correlative meaning.

(62)	“Exchangeable Debentures Indenture” means the indenture governing the Exchangeable Debentures.

(63)

“Exchangeable Debentures” means the $207 million aggregate principal amount 2.25% Senior Exchangeable Debentures due 2016. “Exchangeable Debenture” means one of the debentures comprising the Exchangeable Debentures.

(64)	“Exchangeable Debentures Claims” means any Claim that is or could be asserted by the Holders of the Exchangeable Debentures against any of the Debtors or any of the Estates.

(65)	“Exculpated Claims” has the meaning ascribed to it in Section 11.8.

(66)

“Exit Financing Facility” means a new revolving credit facility for the Reorganized Debtors with third party lender(s) for up to $100 million in revolving loans to fund the Reorganized Debtors’ working capital requirements and other general corporate purposes, with a borrowing base supported by eligible accounts receivable and inventory. The Exit Financing Facility may be secured only by a first priority lien on accounts receivable, inventory and deposit accounts (and the proceeds thereof) of Reorganized Spansion LLC and guarantors.

(67)

“Face Amount” for any Disputed Claim means (a) the full stated amount set forth in any proof of Claim with respect to such Claim, (b) if the amount of such Claim has been estimated in accordance with section 502(c) of the Bankruptcy Code and Bankruptcy Rule 3018 for purposes of distributions, pursuant to a Final Order of the Court, the amount so estimated, unless otherwise expressly set forth in the Plan with respect to a specific Claim or Class of Claims, or (c) such other amount as the Court may establish for purposes of allocating funds for the Reserve for Disputed Claims with respect to such Disputed Claim pursuant to a

Final Order. For any proof of Claim which is Filed for an unliquidated amount, the Debtors or any other party-in-interest may ask the Court to either (i) establish an amount for such Claim that will be deemed the “Face Amount” for purposes of the Plan, or (ii) estimate the Claim for purposes of distributions under the Plan.

(68)

“Fee Auditor” means Warren H. Smith & Assoc. (and its successors) in its capacity as the Bankruptcy Court appointed fee auditor for Professional Compensation in the Chapter 11 Cases, or any other Entity appointed by the Bankruptcy Court as fee auditor for Professional Compensation in the Chapter 11 Cases in lieu of, or in addition to, Warren H. Smith & Assoc. and its successors.

(69)	“File,” “Filed” or “Filing” means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

(70)	“Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

(71)

“Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in any Chapter 11 Case or the docket of any other court of competent jurisdiction, that has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari or move for a new trial, reargument or rehearing has expired, and no appeal or petition for certiorari or other proceedings for a new trial, reargument or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument or rehearing has been denied or resulted in no modification of such order, provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or applicable state court rules of civil procedure, may be Filed with respect to such order, shall not cause such order not to be a Final Order.

(72)

“Final Trading Order” means the Final Order Establishing Notice, Hearing and Sell-Down Procedures for Trading in Equity Securities and Claims Against the Debtors’ Estates entered by the Bankruptcy Court on or about April 2, 2009. [D.I. 211].

(73)	“FRN Claim” means any Claim that is or could be asserted by the Holder of any FRN against the Debtors or their Estates.

(74)	“FRN Indenture” means the indenture governing the FRNs.

(75)	“FRNs” means the Prepetition $625 million aggregate principal amount Senior Secured Floating Rate Notes due 2013 issued pursuant to the FRN Indenture. “FRN” means one of the notes comprising the FRNs.

(76)

“General Unsecured Claim” means any Unsecured Claim against a Debtor other than a Senior Note Claim, an Exchangeable Debentures Claim, a Convenience Class Claim or a Non-Compensatory Damages Claim. The term “General Unsecured Claim” shall not include any Claim against any of the Debtors that is eligible for classification in a Class other than Class 5B.

(77)	“Holder” means the Entity that is the owner of record of a Claim or Interest, as applicable.

(78)	“Impaired” means, with respect to any Class of Claims or Interests, the Claims or Interests in such Class that are impaired within the meaning of section 1124 of the Bankruptcy Code.

(79)

“Indenture Trustee” means the indenture trustee, trustee, or other collateral or administrative agent for any of the Secured Credit Facility Debt, the FRNs, the Senior Notes, the Exchangeable Debentures or the Exit Financing Facility. “Indenture Trustees” means all of the foregoing, collectively.

(80)

“Indenture Trustee Fees and Expenses” means the reasonable fees and expenses of any Indenture Trustee (including reasonable attorneys fees) allowable under the applicable facility or indenture whether incurred before or after the Petition Date.

(81)	“Initial Board” has the meaning ascribed to it in Section 7.2.

(82)	“Insider” has the meaning given to such term in section 101(31) of the Bankruptcy Code.

(83)	“Instrument” means any share of stock, security, promissory note or other “instrument,” within the meaning of that term, as defined in section 9102(47) of the California Commercial Code.

(84)	“Insured Claim” has the meaning ascribed to it in Section 9.6.

(85)	“Interdebtor Claim” means any Claim that is or could be asserted by any Debtor(s) or its/their Estate(s) against any other Debtor(s) or its/their Estate(s).

(86)	“Interest” means the legal, equitable contractual and other rights of the Holders of Old Spansion Interests, Other Old Equity and Other Old Equity Rights

(87)	“IRC” means the Internal Revenue Code of 1986, as amended.

(88)	“Lien” means any “lien” as defined in section 101(37) of the Bankruptcy Code.

(89)	“Max New Convertible Notes Distribution” has the meaning ascribed to it in Section 3.3(3).

(90)	“Max New Senior Notes Distribution” has the meaning ascribed to it in Section 3.3(3).

(91)	“Minimum Shares for Distribution” has the meaning ascribed to it in Section 8.11.

(92)	“New Capital Proceeds” means net Cash proceeds from the closing of the Rights Offering and/or from the issuance or incurrence of the New Spansion Debt.

(93)

“New Convertible Notes” means the $237,500,000 (as adjusted pursuant to Section 3.3(2)(b)) aggregate principal amount of 4.75% Senior Secured Convertible Notes due 2016 of Reorganized Spansion Inc. having the terms and conditions summarized on Exhibit A. The New Convertible Notes will be guaranteed by certain Affiliates of Reorganized Spansion Inc. and secured by a Lien on substantially all of the Property and Assets of the Reorganized Debtors and their domestic subsidiaries, subject only to the senior Liens of the Exit Financing Facility (solely respecting accounts receivable, inventory and deposit accounts of Reorganized Spansion LLC), New Senior Notes, the Secured Credit Facility (solely respecting the Class 1 Collateral) and Permitted Liens as defined in the New Convertible Notes Documents. The New Convertible Notes also may be converted into shares of New Spansion Common Stock at a purchase price per share equal to: (i) the Adjusted Plan Equity Value for Conversion Price Calculation; (ii) plus $100 million; (iii) divided by 50 million; (iv) multiplied by 115% (the “Conversion Price”).

(94)

“New Convertible Notes Documents” means the indenture governing the New Convertible Notes in substantially the form Filed with the Bankruptcy Court in the Plan Supplement and any security agreement, deeds of trust, mortgages, financing statements, guaranties and other collateral documents executed in connection therewith.

(95)

“New Equity” means all shares of common stock or other ownership interests of the applicable Reorganized Debtor, authorized hereunder as of the Effective Date and any additional shares or ownership interests authorized for the purposes specified herein and as further described in the New Governing Documents.

(96)

“New Governing Documents” means the amended and restated certificate of incorporation and amended and restated bylaws or certificate of formation and amended and restated limited liability company agreement, as the case may be, of each of the Reorganized Debtors prepared pursuant to Section 7.1 of this Plan, in substantially the forms contained in the Plan Supplement.

(97)

“New Senior Notes” means the $237,500,000 (as adjusted pursuant to Section 3.3(2)(b)) aggregate principal amount of 10.75% Senior Secured Notes due 2014 of Reorganized Spansion Inc. having the terms and conditions summarized on Exhibit B. The New Senior Notes will be guaranteed by all domestic Affiliates and secured by a Lien on substantially all of the property and Assets of the Reorganized Debtors and their domestic subsidiaries subject only to the senior Liens of the Exit Financing Facility (solely respecting accounts receivable, inventory and deposit accounts of the Reorganized Spansion LLC), the Secured Credit Facility (solely respecting the Class 1 Collateral) and Permitted Liens as defined in the New Senior Notes Documents.

(98)

“New Senior Notes Documents” means the indenture governing the New Senior Notes in substantially the form Filed in the Plan Supplement and any security agreement, deeds of trust, mortgages, financing statements, guaranties, other collateral documents, and intercreditor subordination agreements executed in connection therewith.

(99)

“New Spansion Common Stock” means New Equity of Reorganized Spansion Inc., par value $0.01 per share, to be issued or reserved for issuance by Reorganized Spansion Inc. on or after the Effective Date pursuant to the Plan.

(100)

“New Spansion Debt” means the new notes or other debt obligations of one or more of the Reorganized Debtors having an interest rate acceptable to the Debtors and in an aggregate principal amount of up to $500 million, having the terms and conditions summarized on Exhibit C. The New Spansion Debt may, at the Debtors’ discretion, be guaranteed by all domestic Affiliates of the Reorganized Spansion LLC and may, at the Debtors’ discretion, be secured by a Lien on a portion or substantially all of the property and Assets of the Reorganized Debtors and their domestic subsidiaries subject only to the senior Liens of the Exit Financing Facility (solely respecting accounts receivable, inventory and deposit accounts of the Reorganized Spansion LLC), the Secured Credit Facility (solely respecting the Class 1 Collateral) and other liens permitted pursuant to the New Spansion Debt Documents; provided, however, that if any New Senior Notes and/or New Convertible Notes are issued to the Holders of Class 3 Claims pursuant to this Plan, the New Spansion Debt must be unsecured.

(101)

“New Spansion Debt Documents” means the indentures, credit agreements and other documents governing the New Spansion Debt and any security agreement, deeds of trust, mortgages, financing statements, guaranties, other collateral documents, and intercreditor subordination agreements executed in connection therewith. If the Debtors determine to issue or incur the New Spansion Debt, the indenture(s), credit agreement(s) or other document(s) evidencing and governing the New Spansion Debt will be Filed in the Plan Supplement.

(102)

“Non-Compensatory Damages Claim” means any Claim for any fine, penalty or forfeiture, or multiple, exemplary, or punitive damages, to the extent that such fine, penalty, forfeiture, or damage is not compensation for actual pecuniary loss suffered by the Holder of such Claim, including any such Claim based upon, arising from, or relating to any cause of action whatsoever (including violation of law, personal injury, or wrongful death, whether secured or unsecured, liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising in law, equity or otherwise), and any such Claim asserted by a governmental unit in connection with a tax or other obligation owing to such unit.

(103)	“Non-Debtor Affiliate” means any Affiliate of the Debtors that is not a Debtor in the Chapter 11 Cases.

(104)

“Non-Debtor Intercompany Claim” means any Claim against a Debtor held by a Non-Debtor Affiliate, including any Claim asserted by any Creditor whose Claim is derivative of liabilities owed to any Non-Debtor Affiliate, provided, Non-Debtor Intercompany Claim does not include any Claim or Administrative Expense Claim of Spansion Japan Limited, including, but not limited to, the Spansion Japan Rejection Damages Claim or the Spansion Japan Administrative Expense Claim.

(105)

“Old Spansion Interests” means (i) the interests of any Holder of equity securities of Spansion Inc. represented by any issued outstanding common stock, preferred stock or other instrument evidencing a present ownership interest in Spansion Inc. prior to the Effective Date, whether or not transferable, (ii) any calls, options, restricted stock units, rights, puts, awards, commitments, repurchase rights, unvested or unexercised options, warrants, unvested common, preferred or other interests or any other agreement of any character related to the common, preferred or other interests of Spansion Inc., obligating Spansion Inc. to issue, transfer, purchase, redeem, or sell any common, preferred or other interests or securities, (iii) any rights under any equity incentive plans, voting agreements and registration rights agreements regarding common, preferred or other interests or equity securities of Spansion Inc., (iv) any claims arising from the retention or rescission of a purchase, sale or other acquisition of any outstanding common, preferred or other interests or equity securities (or any right, claim, or interest in and to any common, preferred or other interests or equity securities) of Spansion Inc., (v) any claims for the payment of any distributions with respect to any common, preferred or other interests or equity securities of Spansion Inc., and (vi) any claims for damages or any other relief arising from the purchase, sale, or other acquisition of Spansion Inc.’s outstanding common, preferred or other interests or equity securities.

(106)

“Order” means an order of judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in any Chapter 11 Case or the docket of any other court of competent jurisdiction.

(107)

“Other Old Equity” means any outstanding ownership interests in any of the Debtors other than Spansion Inc., including interests evidenced by common or preferred stock, membership interests or their equivalents, but excluding the Other Old Equity Rights.

(108)

“Other Old Equity Rights” means any calls, rights, puts, awards, commitments, repurchase rights, unvested or unexercised options, warrants, unvested common, preferred or other interests or any other agreement of any character related to the Other Old Equity, obligating any of the Debtors other than Spansion Inc. to issue, transfer, purchase, redeem, or sell any common, preferred or other interests or securities, any rights under any equity incentive plans, voting agreements and registration rights agreements regarding common, preferred or other interests or equity securities of any of the Debtors other than Spansion Inc., any claims arising from the rescission of a purchase, sale or other acquisition of any outstanding common, preferred, membership or other interests or equity securities (or any right, claim, or interest in and to any common, preferred, membership or other interests or equity securities) of any of the Debtors other than Spansion Inc., any claims for the payment of any distributions with respect to any common, preferred, membership or other interests or equity securities of any of the Debtors other than Spansion Inc., and any claims for damages or any other relief arising from the purchase, sale, or other acquisition of the outstanding common, preferred, membership or other interests or equity securities of any of the Debtors other than Spansion Inc.

(109)	“Other Secured Claims” mean a Secured Claim other than a Secured Credit Facility Claim, a UBS Credit Facility Claim or an FRN Claim.

(110)	“Oversubscription Offering Subscription” has the meaning ascribed to it in Section 6.10(2) .

(111)

“Oversubscription Pro Rata Share” means, with respect to any Rights Offering Participant that has submitted an Oversubscription Offering Subscription, the ratio of (a) the maximum number of shares selected by such Rights Offering Participant in its Oversubscription Offering Subscription to (b) the total maximum number of shares selected by all Rights Offering Participants in all Oversubscription Offering Subscriptions.

(112)

“Oversubscription Shares” means, for any Rights Offering Participant, the lesser of (a) the maximum number of shares selected by such Rights Offering Participant in its Oversubscription Offering Subscription and (b) such Rights Offering Participant’s Oversubscription Pro Rata Share of the Remaining Rights Offering Shares, rounded down to the nearest 100 shares.

(113)	“Person” has the meaning given to such term in section 101(41) of the Bankruptcy Code.

(114)	“Petition Date” means March 1, 2009, the date on which each of the Debtors Filed its respective petition for relief in the Bankruptcy Court, commencing its Chapter 11 Case.

(115)

“Plan” means this joint plan of reorganization as the same may hereafter be amended or modified. If the Plan is withdrawn as the Plan for a particular Debtor, the defined term “Plan” shall not include the plan of reorganization or liquidation for such Debtor in its Chapter 11 Case except where the context otherwise requires.

(116)

“Plan Documents” means, collectively, the Disclosure Statement, this Plan, all exhibits, schedules and annexes to each, all of the documents included in the Plan Supplement, and all other agreements contemplated by the Plan.

(117)	“Plan Objection Deadline” means January 26, 2010, at 4:00 p.m. (Eastern Time), the deadline established by the Bankruptcy Court for filing and serving objections to the Confirmation of the Plan.

(118)

“Plan Supplement” means the compilation of documents and forms of documents, schedules and exhibits, including those specified in Section 13.4, as it may thereafter be altered, amended, modified or supplemented in accordance with the terms hereof.

(119)

“Postpetition Tax Claims” means Administrative Expense Claims and other Claims by a governmental unit for taxes against any of the Debtors (and for interest and/or penalties related to such taxes) for any tax year or period, which Claims first arise from and including the Petition Date through and including the Effective Date.

(120)	“Primary Offering Subscription” has the meaning ascribed to it in Section 6.10(2).

(121)	“Priority Claims” means all Priority Non-Tax Claims plus all Priority Tax Claims.

(122)

“Priority Non-Tax Claim” means a Claim entitled to priority under the provisions of sections 507(a)(3) through 507(a)(7) of the Bankruptcy Code other than an Administrative Expense Claim, a Postpetition Tax Claim or a Priority Tax Claim.

(123)	“Priority Tax Claim” means a Claim against the Debtors that is of a kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

(124)

“Pro Rata” means proportionately so that, with respect to any Class, the ratio of (a) the amount of consideration distributed on account of a particular Allowed Claim to (b) the amount of the Allowed Claim, is the same as the ratio of (x) the amount of consideration distributed on account of all Allowed Claims in the Class in which the particular Allowed Claim is included to (y) the aggregate amount of all Allowed Claims of that Class.

(125)	“Pro Rata Class 3 Distribution” has the meaning ascribed to it in Section 3.3(3) .

(126)

“Pro Rata Share of the Rights Offering Shares” means, with respect to an applicable Rights Offering Participant, the proportion that (a) the amount of the Class 5A Claims, Class 5B Claims and Class 5C Claims that are (i) held by such Rights Offering Participant and (ii) are deemed to be allowed in an amount equal to or greater than $100,000 for purposes of voting on the Plan pursuant to the provisions of the Disclosure Statement Order bears to (b) the aggregate amount of Class 5A Claims, Class 5B Claims and Class 5C Claims that are (i) held by all Rights Offering Participants and (ii) deemed to be allowed in an amount equal to or greater than $100,000 for purposes of voting on the Plan pursuant to the provisions of the Disclosure Statement Order.

(127)

“Professional” means any professional employed in the Chapter 11 Cases pursuant to sections 327 or 1103 of the Bankruptcy Code or any Professional or other entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code.

(128)

“Professional Compensation” means (i) any amounts that the Bankruptcy Court allows pursuant to section 327, 328, 330, 331, 363, 503(b) or 1103 of the Bankruptcy Code as compensation earned, and reimbursement of expenses incurred, by Professionals employed by the Debtors and the Creditors’ Committee, and (ii) any amounts the Bankruptcy Court allows pursuant to sections 503(b) of the Bankruptcy Code in connection with the making of a substantial contribution to the Chapter 11 Cases.

(129)

“Record Date” means the date established in the Confirmation Order or any other Final Order of the Bankruptcy Court for determining the identity of Holders of Allowed Claims entitled to Distributions under this Plan.

(130)	“Record Holder” means the Holder of a Claim or Interest as of the Record Date.

(131)

“Reinstated” or “Reinstatement” means (x) with respect to a Claim, (i) the Debtors shall cure any default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code, or of a kind that section 365(b)(2) of the Bankruptcy Code expressly does not require to be cured, (ii) the maturity of such Claim shall be reinstated as such maturity existed before any such default, (iii) the Holder of such Claim shall be compensated for any damages incurred as a result of any reasonable reliance by the Holder on any right to accelerate its Claim, (iv) if such Claim arises from any failure to perform a non-monetary obligation, other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(a), the Holder of such Claim is compensated for any actual pecuniary loss incurred by such Holder as a result of such failure, and (iv) the legal, equitable and contractual rights of such Holder will not otherwise be altered, and (y) with respect to an Interest, the legal, equitable and contractual rights of the Holder of such Interest will not be altered.

(132)	“Release Obligor” has the meaning ascribed to it in Section 11.4.

(133)

“Remaining Rights Offering Shares” means those Rights Offering Shares that are not subscribed for pursuant to the Primary Offering Subscriptions submitted by the Rights Offering Participants prior to the expiration of the Subscription Deadline.

(134)

“Reorganized Debtor” or “Reorganized Debtors” means, on and after the Effective Date, the Debtors as reorganized pursuant to the Plan, as the case may be and, in each case, to the extent applicable. When referring to a specific Debtor as reorganized pursuant to the Plan, the Plan shall use the term “Reorganized [name of Debtor].”

(135)	“Reserve for Disputed Claims” has the meaning ascribed to it in Section 8.12.

(136)

“Retained Actions” means all claims, Causes of Action, rights of action, suits and proceedings, whether in law or in equity, whether known or unknown, which any Debtor or any Debtors’ Estate may hold against any Entity, including (i) claims and Causes of Action brought prior to the Effective Date, (ii) claims and Causes of Action against any Entities for failure to pay for products or services provided or rendered by any of the

Debtors, (iii) claims and Causes of Action relating to strict enforcement of any of the Debtors’ intellectual property rights, including patents, copyrights and trademarks, including claims against third parties for infringement of any such intellectual property rights or other misuse of such intellectual property, (iv) claims and Causes of Action seeking the recovery of any of the Debtors’ or the Reorganized Debtors’ accounts receivable or other receivables or rights to payment created or arising in the ordinary course of any of the Debtors’ or the Reorganized Debtors’ businesses, including claim overpayments and tax refunds, and (v) all Causes of Action that are Avoidance Actions.

(137)

“Rights Offering” means that certain rights offering of New Spansion Common Stock in an amount of up to $109,375,000 to be offered to the Rights Offering Participants, the terms of which are set forth in Section 6.10.

(138)	“Rights Offering Amount” means up to $109,375,000.

(139)

“Rights Offering Participant” means each Holder of a Class 5A Claim, Class 5B Claim or Class 5C Claim as of the Rights Offering Record Date that is deemed to be allowed in an amount equal to or greater than $100,000 for purposes of voting on the Plan pursuant to the provisions of the Disclosure Statement Order.

(140)

“Rights Offering Purchaser” means a Rights Offering Participant who timely and properly executes and delivers the Subscription Form to the Debtors or other Entity specified in the Subscription Form prior to the expiration of the Subscription Deadline.

(141)

“Rights Offering Record Date” means the date for determining which Holders of Class 5A Claims, Class 5B Claims and Class 5C Claims are eligible to participate in the Rights Offering and shall be the Voting Record Date applicable to such Claims, or such other date as designated in an Order of the Bankruptcy Court.

(142)

“Rights Offering Shares” means the New Spansion Common Stock to be issued and sold through the Rights Offering (including either (a) if the Debtors do not select a Backstop Party, the Total Oversubscription Shares or (b) if the Debtors select a Backstop Party, the Remaining Rights Offering Shares to be issued pursuant to the Backstop Rights Purchase Agreement).

(143)	“Scheduled” means set forth on the Schedules.

(144)	“Schedules” means, with respect to any Debtor, the Schedules of Assets and Liabilities such Debtor Filed, as such Schedules may be amended from time to time in accordance with Bankruptcy Rule 1009.

(145)

“Secured Claim” means: (a) a Claim that is secured by a Lien on property in which an Estate has an interest, which Lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, all as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) a Claim which is Allowed under the Plan as a Secured Claim.

(146)

“Secured Credit Facility” means the secured credit facility pursuant to that certain Credit Agreement, dated September 19, 2005, by and Among Bank of America, N.A., as Agent, Banc of America Securities LLC, as the Sole Lead Arranger and the Sole Book Manager, Spansion LLC, and the lenders party thereto from time to time, as such agreement has been amended to date.

(147)	“Secured Credit Facility Claims” means any Claim that is or could be asserted on account of the Secured Credit Facility against the Debtors or their Estates.

(148)	“Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a-77aa, as now in effect or hereafter amended.

(149)

“Securities Claim” means any Claim (a) described in section 510(b) of the Bankruptcy Code against any Debtor arising from rescission of a purchase or sale of a security of any Debtor, (b) for damages arising from the purchase or sale of such security, or for reimbursement, indemnity or contribution Allowed under section 502 of the Bankruptcy Code on account of such Claim, or (c) arising out of the ownership of an Interest.

(150)	“Senior Noteholders Group” means the Informal Group of holders of Senior Notes represented by Akin Gump Strauss Hauer & Feld LLP.

(151)

“Senior Notes” means the $250 million aggregate principal amount 11.25% Senior Notes of Spansion LLC due 2016, representing general unsecured senior obligations of Spansion LLC, issued pursuant to the Senior Notes Indenture. “Senior Note” means one of the notes comprising the Senior Notes.

(152)	“Senior Notes Claim” means any Claim that is or could be asserted by the Holders of the Senior Notes against the Debtors or their Estates.

(153)	“Senior Notes Indenture” means the indenture governing the Senior Notes.

(154)	“Solicitation Materials” has the meaning ascribed to it in the Disclosure Statement.

(155)

“Spansion Japan Administrative Expense Claim” means any Administrative Expense Claim of Spansion Japan Limited arising or accruing after October 27, 2009, in accordance with that certain Order Approving Settlement between Spansion LLC and Spansion Japan dated January 29, 2010 (Docket No. 2552).

(156)

“Spansion Japan Rejection Damages Claim” means any General Unsecured Claim that is or could be asserted by Spansion Japan Limited against the Debtors or their Estates on account of the rejection of any executory contract between the Debtors and Spansion Japan Limited, including but not limited to, the Second Amended and Restated Foundry Agreement, dated March 30, 2007, which rejection was approved by the Court under the Order Pursuant to 11 U.S.C. section 365 and Fed. R. Bankr. P. 6006 Authorizing the Rejection of Second Amended and Restated Foundry Agreement with Spansion Japan Limited, excluding the Spansion Japan Administrative Expense Claim.

(157)	“Subscription Commencement Date” means the date on which the Subscription Period commences, which shall be the earliest date reasonably practicable occurring after the Rights Offering Record Date.

(158)	“Subscription Deadline” means the date on which the Rights Offering shall expire as set forth in the Subscription Form, which date shall be January 26, 2010.

(159)

“Subscription Form” means that certain form to be distributed to Rights Offering Participants pursuant to which such Rights Offering Participants may exercise their Subscription Rights, which form was approved by the Bankruptcy Court in the Disclosure Statement Order.

(160)	“Subscription Notification Date” means a date that is not later than seven (7) days following the Subscription Deadline.

(161)

“Subscription Payment Amount” means, with respect to a particular Rights Offering Purchaser, an amount of Cash equal to (a) the Rights Offering Amount multiplied by such Rights Offering Purchaser’s Pro Rata Share of the Rights Offering Share plus (b) if the Debtors do not select a Backstop Party, the Subscription Price multiplied by such Rights Offering Purchaser’s Oversubscription Shares.

(162)

“Subscription Payment Date” means the date that is three (3) Business Days following the applicable Subscription Notification Date (or such later date as approved in writing by the Debtors or Reorganized Debtors); provided, however, that such date must occur on or prior to the earlier of February 12, 2010, or Effective Date.

(163)	“Subscription Period” means the time period during which the Rights Offering Participants may subscribe to purchase the Rights Offering

Shares, which period shall commence on the Subscription Commencement Date and expire on the Subscription Deadline.

(164)	“Subscription Price” means an amount determined by the Debtors as the per share purchase price for the Rights Offering Shares, but shall not be less than $8.43.

(165)	“Subscription Right” means the right to participate in the Rights Offering, which right shall be non-Transferable and non-certificated as set forth in Section 6.10 of this Plan.

(166)

“Total Oversubscription Shares” means (a) if the Debtors select a Backstop Party, zero or (b) if the Debtors do not select a Backstop Party the sum of the Oversubscription Shares for all Rights Offering Participants that submitted Oversubscription Offering Subscriptions.

(167)

“Transfer” or “Transferable” means, with respect to the Rights Offering, (a) the sale, transfer, pledge, hypothecation, encumbrance, assignment, constructive sale, participation in, or other disposition of any Subscription Right or the beneficial ownership thereof, (b) the offer to make such a sale, transfer, pledge, hypothecation, encumbrance, assignment, constructive sale, participation in, or other disposition, and (c) each option, agreement, arrangement, or understanding, whether or not in writing and whether or not directly or indirectly, to effect any of the foregoing. The term “constructive sale” for purposes of this definition means (i) a short sale with respect to such right, (ii) entering into or acquiring an offsetting derivative contract with respect to such right, (iii) entering into or acquiring a futures or forward contract to deliver such right, or (iv) entering into any transaction that has substantially the same effect as any of the foregoing. The term “beneficially owned” or “beneficial ownership” as used in this definition shall include, with respect to any Subscription Right, the beneficial ownership of such Subscription Right by a Person and by any direct or indirect subsidiary of such Person.

(168)	“UBS” means UBS Bank USA or any successor.

(169)

“UBS Credit Facility” means that certain Credit Line Account Application and Agreement and the Addendum to the Credit Line Account Application and Agreement, and all documents entered into in connection therewith, between UBS Bank USA and Spansion LLC that provides up to $85 million in the form of an uncommitted revolving line of credit, which is secured by certain auction rate securities owned by Spansion LLC.

(170)	“UBS Credit Facility Claims” means any Claim that is or could be asserted by UBS against the Debtors or their Estates on account of the UBS Credit Facility.

(171)	“Unimpaired” means, with respect to a Class of Claims or Interests, any Class that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

(172)

“Unsecured Claim” means any Claim against a Debtor other than an Administrative Expense Claim, a Priority Claim, a Secured Claim, an Interdebtor Claim, a Securities Claim or a Non-Debtor Intercompany Claim.

(173)

“Unsecured Claims Pro Rata” means proportionately so that, with respect to Claims in Class 5A, Class 5B and Class 5C, the ratio of (a) the amount of the Allowed Claim to (b) the aggregate amount of all Allowed Claims of Class 5A, Class 5B and Class 5C. For purposes of determining Unsecured Claims Pro Rata, all Disputed Claims that have not been Disallowed at the determination of such calculation shall be treated as if they were Allowed, except as otherwise provided by order of the Court.

(174)	“Voting Classes” means Class 1, Class 3, Class 5A, Class 5B, and Class 5C.

(175)	“Voting Deadline” means February 8, 2010, at 4:00 p.m. (Eastern Time), the date and time by which all Ballots must be received by the Claims and Voting Agent.

(176)	“Voting Instructions” means the instructions for voting on the Plan that are included with the Ballots.

(177)	“Voting Record Date” means the date established by the Bankruptcy Court for determining the identity of Holders of Allowed Claims in the Voting Classes entitled to vote on this Plan.

1.2     Time. Whenever the time for the occurrence or happening of an event as set forth in this Plan falls on a day that is not a Business Day, then the time for the next occurrence or happening of said event shall be extended to the next day following which is a Business Day. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

1.3     Rules of Interpretation.

(1)

For purposes of the Plan, unless otherwise provided herein: (a) whenever it is appropriate from the context, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) unless otherwise provided in the Plan, any reference in the Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or exhibit Filed or to be Filed means such document or exhibit, as it may have been or may be amended, modified or supplemented pursuant to the Plan or Confirmation Order; (d) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (e) unless otherwise specified in a particular reference, all references in the Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to the Plan or Plan Supplement; (f) the words “herein,” “hereunder” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (g) unless otherwise specified, the words “acceptable to the Debtors” shall in each instance mean “acceptable to the Debtors in their sole and reasonable discretion;” (h) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (i) all Exhibits to the Plan are incorporated into the Plan and shall be deemed to be included in the Plan, regardless of when they are Filed; (j) all documents set forth in the Plan Supplement are incorporated into the Plan and shall be deemed to be included in the Plan; (k) the rules of construction set forth in section 102 of the Bankruptcy Code will apply, except to the extent inconsistent with the provisions of this Section 1.3; and (l) the word “including” means “including, without limitation.”

(2)

Whenever a Distribution of Cash or other property is required to be made on a particular date, the Distribution shall be made on such date or as soon as practicable thereafter, but no later than thirty (30) days after such date.

(3)

Subject to the provisions of any contract, certificate, bylaws, Instrument, release or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules.

ARTICLE II.

CLASSIFICATION OF CLAIMS AND INTERESTS; IMPAIRMENT

2.1     Generally. Pursuant to section 1122 of the Bankruptcy Code, all Claims and Interests in the Debtors, except Administrative Expense Claims, Professional Claims, and Priority Tax Claims, are placed in Classes as summarized in this Article below and more fully set forth in Article III. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, Professional Claims and Priority Tax Claims have not been classified and are treated as set forth in Article IV, below.

The following summary is for the convenience of all interested parties and is superseded for all purposes by the classification, description and treatment of Claims and Interests in Articles III and IV. The categories of Claims and Interests set forth below classify all Claims against and Interests in the Debtors for all purposes of this Plan. A Claim or Interest shall be deemed classified in a particular Class only to the extent the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or Interest is in a particular Class only to the extent that such Claim or Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date. The treatment with respect to each Class of Claims and Interests provided for in Articles III and IV shall be in full and complete satisfaction, release and discharge of such Claims and Interests.

2.2     Settlement of Intercompany Claims and Treatment of Claims Generally. In settlement and compromise of certain existing and potential disputes regarding Interdebtor Claims and related matters, pursuant to sections 1123(b)(3) and (6) of the Bankruptcy Code and Bankruptcy Rule 9019, the Plan treats the Debtors as compromising a single Estate solely for purposes of voting on the Plan, Confirmation of the Plan and making Distributions in respect of Claims and Interests under the Plan. Such treatment shall not affect any Debtor’s status as a separate legal entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal entities, nor cause the transfer of any Assets of any of the Debtors or their Estates, and all Debtors shall continue to exist as separate legal entities. The above treatment serves only as a mechanism to effect a fair distribution of value to the Debtors’ constituencies. Any Avoidance Action held by any of the Debtors against any Entity other than another Debtor or a Non-Debtor Affiliate is preserved and remains unaffected by the provisions of this Section.

2.3     Treatment of Multiple Claims and Guaranty and Joint Liability Claims Against Multiple Debtors. A Creditor which holds multiple Claims against a single Debtor or multiple Claims against multiple Debtors, all of which Claims are based upon or relate to the same or similar indebtedness or obligations, whether by reason of guarantee, indemnity agreement, joint and several obligation or otherwise, shall be deemed to have only one Claim against the Estates in an amount equal to the largest of all such similar Allowed Claims for purposes of Distributions under the Plan. For purposes of voting on the Plan, any Creditor holding such similar Claims against a Debtor or multiple Debtors may only vote the largest of all such similar Allowed Claims.

2.4     Summary of Classification. The classification of Claims under this Plan is as follows:

Class	Designation	Impairment	Entitled to Vote

1	Secured Credit Facility Claims	Impaired	Yes

2	UBS Credit Facility Claims	Unimpaired	No

3	FRN Claims	Impaired	Yes

4	Other Secured Claims	Unimpaired	No

4A	Travis County, Texas Tax Claims	Unimpaired	No

Class	Designation	Impairment	Entitled to Vote

5A	Senior Notes Claims	Impaired	Yes

5B	General Unsecured Claims	Impaired	Yes

5C	Exchangeable Debentures Claims	Impaired	Yes

6	Convenience Class Claims	Unimpaired	No

7	Non-Compensatory Damages Claims	Impaired	No

8	Interdebtor Claims	Impaired	No

9	Old Spansion Interests	Impaired	No

10	Other Old Equity	Unimpaired	No

11	Other Old Equity Rights	Impaired	No

12	Securities Claims	Impaired	No

13	Non-Debtor Intercompany Claims	Impaired	No

2.5     Unimpaired Classes Deem to Accept Plan. Classes 2, 4, 6 and 10 are Unimpaired under this Plan. Accordingly, pursuant to section 1126(f) of the Bankruptcy Code, Holders of Claims and Interests in Classes 2, 4, 6 and 10 are deemed to accept this Plan and are not entitled to vote to accept or reject this Plan.

2.6     Impaired Classes Deemed to Reject Plan. Classes 7, 8, 9, 11, 12 and 13 are Impaired under this Plan, and because Classes 7, 8, 9, 11, 12 and 13 shall receive no distribution under the Plan, they are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Consequently, Holders of Claims and Interests in Classes 7, 8, 9, 11, 12 and 13 may not vote on the Plan.

2.7     Impaired Classes Entitled to Vote on Plan. Classes 1, 3, 5A, 5B, and 5C are Impaired and are entitled to vote on the Plan.

2.8     Impairment Controversies. If a controversy arises as to whether any Claim or Interest, or any Class of Claims or Interests, is impaired under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy.

2.9     Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code. In the event at least one Impaired Class of Claims votes to accept the Plan, not including the vote of any Insider (and at least one Impaired Class either votes to reject the Plan or is deemed to have rejected the Plan), the Debtors shall request the Bankruptcy Court to confirm the Plan under section 1129(b) of the Bankruptcy Code.

ARTICLE III.

TREATMENT OF CLAIMS AND INTERESTS

The timing and procedures for all Distributions specified in this Article III are governed by Article VIII. The categories of Claims and Interests listed below classify Claims and Interests for all purposes, including voting, Confirmation and Distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

3.1     Class 1 – Secured Credit Facility Claims.

(1)	Classification. Class 1 consists of the Allowed Secured Credit Facility Claims.

(2)

Treatment. All rights of the Debtors to receive additional loan advances or further credit under the Secured Credit Facility will be cancelled as of the Effective Date. Claims held by the Holders of Class 1 Claims based on any contingent or other obligations shall be extinguished. In full and final satisfaction of Allowed Class 1 Claims, prior to the commencement of the Confirmation Hearing, the Debtors will enter into documentation with the Holder of the Class 1 Claims reflecting the post-Effective Date relationship between such parties, which treatment and documentation hereunder shall be satisfactory to the Senior Noteholders Group and the Creditors’ Committee. The obligations of the Reorganized Debtors on account of the Allowed Class 1 Claims will be secured by the Class 1 Collateral.

(3)	Voting. Class 1 is Impaired and is entitled to vote to accept or reject this Plan pursuant to section 1126 of the Bankruptcy Code.

3.2     Class 2 – UBS Credit Facility Claims.

(1)	Classification. Class 2 consists of the Allowed UBS Credit Facility Claims.

(2)

Treatment. As of the Effective Date, the UBS Credit Facility Claim shall be an Allowed Claim in an amount to be agreed upon by the Debtors and UBS, which Claim shall include reasonable attorneys fees of counsel to UBS. Within ten (10) Business Days after the Effective Date, the Debtors shall File a notice with the Bankruptcy Court setting forth the Allowed amount of the UBS Credit Facility Claims. In the event UBS and the Debtors or Reorganized Debtors cannot agree on the Allowed amount of the UBS Credit Facility Claims within ten (10) Business Days after the Effective Date, the Debtors shall, within five (5) Business Days thereafter, File a motion seeking a determination of the Allowed amount thereof. The legal, equitable and contractual rights of UBS as the Holder of Allowed Class 2 Claims are unaltered by this Plan and the UBS Credit Facility will remain in place and be secured by a first priority lien on the same collateral that secured such facility immediately prior to the Petition Date.

(3)

Voting. Class 2 is Unimpaired and UBS as the Holder of Allowed Claims in Class 2 is conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, UBS, as the Holder of Claims in Class 2, is not entitled to vote to accept or reject this Plan.

3.3     Class 3 – FRN Claims.

(1)	Classification. Class 3 consists of all Allowed FRN Claims.

(2)	Treatment.

(a)

FRN Claims are deemed Allowed by the Plan in the aggregate amount of $625 million of principal, plus accrued and unpaid (as of the Effective Date) interest and reasonable professional fees. Subject to the right of election described in subsection 3.3(3) below, each Holder of an Allowed Class 3 Claim is entitled to receive as of the Effective Date in full and final satisfaction and discharge of and in exchange for its Allowed Class 3 Claim, such Holder’s Pro Rata share of (a) Cash in the amount of $158.3 million plus the amount of all accrued and unpaid interest accruing from the Petition Date to the Effective Date, (b) $237.5 million of New Senior Notes and (c) $237.5 million of New Convertible Notes.

(b)

Notwithstanding subsection (a) above, but subject to Sections 6.10(1) and 6.10(10) below, if, on or prior to the earlier of (x) the Effective Date and (y) February 12, 2010, the Debtors shall have received New Capital Proceeds, then each Holder of an Allowed Class 3 Claim is entitled to receive as of the Effective Date such Holder’s Pro Rata share of such New Capital Proceeds and the principal amount of New Senior Notes and New Convertible Notes shall be reduced as follows: (i) the first $75 million of the New Capital Proceeds (or all of such proceeds if the amount of the New Capital Proceeds is less than $75 million) shall be applied 50% to reduce the principal amount of the New Senior Notes and 50% to reduce the principal amount of the New Convertible Notes; and (ii) any additional New Capital Proceeds shall be applied, at the option of the Debtors, to reduce either the principal amount of the New Senior Notes or the principal amount of the New Convertible Notes until the New Senior Notes or the New Convertible Notes, as applicable, have been reduced to zero and thereafter to the other of such notes; provided that, unless the principal amount of the New Senior Notes or the New Convertible Notes has been reduced to zero in accordance with clause (ii) above (the “Cash Out Option”), the minimum principal amount of the each of the New Senior Notes facility and the New Convertible Notes facility, as applicable, after giving effect to any such reduction under clause (i) above shall be not less than $200 million. Notwithstanding anything to the contrary contained in this Plan, the Debtors have elected to exercise the Cash Out Option, and on the Effective Date, the Debtors will do so in lieu of issuing any New Senior Notes or New Convertible Notes to Holders of Allowed Class 3 Claims.

(3)

Each Holder of an Allowed Class 3 Claims shall receive its Pro Rata share of Cash AND shall have the right, in its sole and absolute discretion, to elect to receive, in the amount of its remaining Allowed Class 3 Claim (after giving effect such Holder’s receipt of its Pro Rata share of Cash), either, (i) its Pro Rata share of the New Convertible Senior Notes and the New Senior Notes (“Pro Rata Class 3 Distribution”); OR (ii) one of the following (A) New Senior Notes (“Max New Senior Notes Distribution”) or (B) New Convertible Notes (“Max New Convertible Notes Distribution”), provided, however, that to the extent there is an over-subscription to New Senior Notes or New Convertible Notes elected by Holders of Allowed Class 3 Claims, then the Holders requesting the oversubscribed portion of the New Senior Notes or New Convertible Notes shall receive, in the amount of the balance of their Allowed Class 3 Claim, their Pro Rata portion of the New Senior Notes or New Convertible Notes, as applicable, that are not oversubscribed. The exercise of the Max New Senior Notes Distribution and the Max New Convertible Notes Distribution must be made by checking the box for the exercise of such options on the Class 3 Special Election Form. Any Holder of an Allowed Class 3 Claim who elects to receive a Pro Rata Class 3 Distribution (by checking the box for the exercise of such option on the Class 3 Special Election Form) or who fails to check the box to exercise any of the options on its the Class 3 Special Election Form will receive a Pro Rata Class 3 Distribution. Notwithstanding the foregoing, in no event will the Debtors issue (i) more than $237.5 million (as adjusted pursuant to Section 3.3(2)(b)) of New Senior Notes or (ii) more than $237.5 million (as adjusted pursuant to Section 3.3(2)(b)) of New Convertible Notes to the Holders of Allowed Class 3 Claims (in satisfaction of their Allowed Class 3 Claims), and any election made by a Holder of an Allowed Class 3 Claim pursuant to this Section 3.3(3) shall be null and void in the event that the Debtors reduce the principal amount of the New Senior Notes and/or the New Convertible Notes to zero pursuant to Section 3.3(2)(b) above (in which case, each Holder of an Allowed Class 3 Claim shall receive its Pro Rata share of the (i) Cash or (ii) Cash and New Senior Notes or New Convertible Notes distributed to Class 3 under this Plan).

(4)

By reason of the treatment of Allowed Class 3 Claims hereunder, in the event the Confirmation of this Plan occurs and this Plan becomes effective, for purposes of Distributions under this Plan (and only for such purposes), the Holders of Allowed Class 3 Claims shall not be entitled to the benefit of the subordination of the Exchangeable Debenture Claims to the FRN Claims.

(5)	Voting. Class 3 is Impaired and is entitled to vote to accept or reject this Plan pursuant to section 1126 of the Bankruptcy Code.

3.4     Class 4 – Other Secured Claims.

(1)

Classification. Class 4 consists of Other Secured Claims. Although Other Secured Claims have been placed into one category for purposes of nomenclature, each such other Secured Claim shall be treated as a separate Class for purposes of voting on the Plan and receiving Distributions (to be designated as Class 4A, 4B, 4C, etc.).

(2)

Treatment. At the option of the Debtors, in full and final satisfaction of such Claim, (i) each Allowed Other Secured Claim shall be Reinstated, (ii) each holder of an Allowed Other Secured Claim shall receive Cash in an amount equal to such Allowed Other Secured Claim in full and complete satisfaction of such Allowed Other Secured Claim on the later of the Distribution Date and the date such Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable, or (iii) each holder of an Allowed Other Secured Claim shall receive the collateral securing its Allowed Other Secured Claim in full and complete satisfaction of such Allowed Other Secured Claim on the later of the Distribution Date and the date such Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable. Notwithstanding the foregoing, the Debtors and any Holder of an Allowed Other Secured Claim may agree to any alternate treatment for such Other Secured Claim, provided that such treatment shall not provide a Distribution to such Holder having a present value as of the Effective Date in excess of the amount of such Holder’s Allowed Other Secured Claim. Notwithstanding anything in this subsection to the contrary, in the event Other Secured Claims are Allowed in an amount in excess of $1 million for any one Claim, or for more than $3 million in the aggregate, then the consent of the Senior Noteholders Group and the Creditors’ Committee for the treatment of such Claim in excess of $1 million or all Claims in excess of $3 million shall be required for any treatment of any such Claims other than pursuant to clause (i), (ii) or (iii) above. A list of each of the Other Secured Claims as well as the specific treatment to be afforded to each such Other Secured Claim will be included in the Plan Supplement or otherwise filed with the Bankruptcy Court prior to the Confirmation Hearing.

(3)

Class 4A. Travis County, Texas Tax Claim. Class 4A consists of the Secured Claims of Travis County, Texas. The Debtors have Filed an objection to the amount of these Secured Claims. The Allowed Amount of these Secured Claims as determined by the Bankruptcy Court will be paid in full in Cash on or before the January 31, 2010 deadline for the payment of such Claims without penalty.

(4)

Voting. Class 4 is Unimpaired and the Holders of Allowed Claims in Class 4 are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 4 are not entitled to vote to accept or reject this Plan.

3.5     Class 5A – Senior Notes Claims.

(1)	Classification. Class 5A consists of all Senior Notes Claims.

(2)

Treatment: The Senior Notes Claims are deemed Allowed by the Plan in the aggregate principal amount of $250 million, plus accrued and unpaid interest (as of the Petition Date) for an aggregate amount of $251,133,413.[2] Subject to Section 3.18 below, each Holder of an Allowed Class 5A Claim will receive such Holder’s Unsecured Claims Pro Rata share of 46,247,760 shares of New Spansion Common Stock.

(3)	Voting. Class 5A is Impaired and is entitled to vote to accept or reject this Plan pursuant to section 1126 of the Bankruptcy Code.

3.6     Class 5B – General Unsecured Claims.

(1)	Classification. Class 5B consists of all General Unsecured Claims.

(2)	Treatment: Each Holder of an Allowed Class 5B Claim will receive such Holder’s Unsecured Claims Pro Rata share of 46,247,760 shares of New Spansion Common Stock.

(3)	Voting. Class 5B is Impaired and is entitled to vote to accept or reject this Plan pursuant to section 1126 of the Bankruptcy Code.

2          Pursuant to the relevant provisions in the Senior Notes Indenture and the Exchangeable Debentures Indenture, holders of Class 5A Claims are entitled to receive payment in full of all obligations in respect of their Claims, including all interest accrued or accruing on such claims after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, before holders of Class 5C Claims are entitled to receive any payment of principal or of interest on their Claims; and until the Class 5A Claims are paid in full, any distribution to which holders of Class 5C Claims would be entitled but for the subordination provisions in the relevant indentures shall instead be made to holders of Class 5A Claims. Including such post-petition accrued and accreting interest, the Indenture Trustee for the Senior Notes asserts that the Senior Notes Claims are in the aggregate amount of $296,021,484.38, as of January 31, 2010.

3.7     Class 5C – Exchangeable Debentures Claims.

(1)	Classification. Class 5C consists of all Exchangeable Debentures Claims.

(2)

Treatment: The Exchangeable Debentures Claims are deemed Allowed by the Plan in the aggregate amount of $207 million of principal, plus accrued and unpaid interest (as of the Petition Date) for an aggregate amount of $207,998,036. Subject to Section 3.18 below, each Holder of an Allowed Class 5C Claim will receive such Holder’s Unsecured Claims Pro Rata share of 46,247,760 shares of New Spansion Common Stock.

(3)	Voting. Class 5C is Impaired and is entitled to vote to accept or reject this Plan pursuant to section 1126 of the Bankruptcy Code.

3.8     [Reserved].

3.9     Class 6 – Convenience Class Claims.

(1)	Classification. Class 6 consists of all Allowed Convenience Class Claims.

(2)

Treatment. Each Holder of an Allowed Class 6 Claim will receive Cash equal to 100% of such Claim in full satisfaction of such Claim not to exceed $2,000, which Cash shall be paid by the later of (a) on or as soon as practicable after the Effective Date, and (b) promptly following the allowance of such Claim.

(3)

Voting. Class 6 is Unimpaired and the Holders of Allowed Claims in Class 6 are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 6 are not entitled to vote to accept or reject this Plan.

3.10    Class 7 – Non-Compensatory Damages Claims.

(1)	Classification. Class 7 consists of all Non-Compensatory Damages Claims.

(2)

Treatment. No Holder of a Class 7 Claim will receive or retain any property of the Debtors under the Plan on account of such Claim and all Non-Compensatory Damages Claims will be cancelled as of the Effective Date.

(3)

Voting. Class 7 is an Impaired Class. Pursuant to section 1126(g) of the Bankruptcy Code, Holders of Class 7 Claims are conclusively deemed to have rejected this Plan and, therefore, are not entitled to vote to accept or reject this Plan.

3.11    Class 8 – Interdebtor Claims.

(1)	Classification. Class 8 consists of all Interdebtor Claims.

(2)

Treatment. Except as otherwise provided in the Plan, Interdebtor Claims, including any Interdebtor Claims that are Administrative Expense Claims, shall, solely for purposes of receiving Distributions, be deemed resolved as a result of the settlement and compromise described in Section 2.2 above and therefore not entitled to any Distribution.

(3)

Voting. Class 8 is an Impaired Class. Pursuant to section 1126(g) of the Bankruptcy Code, Holders of Class 8 Claims are conclusively deemed to have rejected this Plan and, therefore, are not entitled to vote to accept or reject this Plan.

3.12    Class 9 – Old Spansion Interests.

(1)	Classification. Class 9 consists of all Old Spansion Interests.

(2)	Treatment. On the Effective Date, all Class 9 Interests shall be cancelled, and each Holder of an Old Spansion Interest shall not be entitled to any Distribution.

(3)

Voting. Class 9 is an Impaired Class. Pursuant to section 1126(g) of the Bankruptcy Code, Holders of Class 9 Interests are conclusively deemed to have rejected this Plan and, therefore, are not entitled to vote to accept or reject this Plan.

3.13    Class 10 – Other Old Equity.

(1)	Classification. Class 10 consists of all Interests arising from Other Old Equity.

(2)	Treatment. On the Effective Date, all Class 10 Interests shall be Unimpaired, and each Holder of an Other Old Equity Interest shall retain such Interest.

(3)	Voting. Class 10 Interests are Unimpaired and therefore the Holders of such Interests are not entitled to vote to accept or reject this Plan.

3.14    Class 11 – Other Old Equity Rights.

(1)	Classification. Class 11 consists of all Claims and Interests arising from or relating to Other Old Equity Rights.

(2)

Treatment. On the Effective Date, all Other Old Equity Rights and any Interests or Claims arising from or relating to any such Other Old Equity Right shall be cancelled, and each Holder of a Class 11 Claim or Interest shall not be entitled to any Distribution.

(3)

Voting. Class 11 is an Impaired Class. Pursuant to section 1126(g) of the Bankruptcy Code, Holders of Class 11 Claims and Interests are conclusively deemed to have rejected this Plan and, therefore, are not entitled to vote to accept or reject the Plan.

3.15    Class 12 – Securities Claims.

(1)	Classification. Class 12 consists of Securities Claims.

(2)

Treatment. Notwithstanding anything to the contrary contained in this Plan, all Holders of any Class 12 Claim will not receive or retain any property of the Debtors under the Plan on account of such Claim and all Securities Claims will be cancelled as of the Effective Date.

(3)

Voting. Class 12 is an Impaired Class. Pursuant to section 1126(g) of the Bankruptcy Code, Holders of Class 12 Claims are conclusively deemed to have rejected this Plan and, therefore, are not entitled to vote to accept or reject this Plan.

3.16    Class 13 – Non-Debtor Intercompany Claims.

(1)	Classification. Class 13 consists of Non-Debtor Intercompany Claims, which includes all Claims asserted by any Creditor whose Claims are derivative of liabilities owed to any Non-Debtor Affiliate.

(2)

Treatment. The Holder of each Allowed Class 13 Claim will not receive or retain any property of the Debtors under the Plan on account of such Claim and such Non-Debtor Intercompany Claims will be cancelled as of the Effective Date.

(3)

Voting. No Allowed Class 13 Claims are entitled to vote to accept or reject the Plan because the Holders of such Claims will receive no Distribution under the Plan and, pursuant to section 1126(g) of the Bankruptcy Code, such Holders are conclusively deemed to have rejected the Plan and, therefore, are not entitled to vote to accept or reject the Plan.

3.17    Special Provision Governing Unimpaired Claims. Except as otherwise provided in this Plan, nothing under this Plan is intended to or shall affect the Debtors’, the Reorganized Debtors’ or the Claims Agent’s rights and defenses in respect of any Claim that is Unimpaired under this Plan, including all rights in respect of legal and equitable defenses to or setoffs or recoupment against such Unimpaired Claims.

3.18    Preservation of Subordination Rights. Nothing contained in this Plan shall be deemed to modify, impair, terminate or otherwise affect in any way the rights of any Entity under section 510(a) of the Bankruptcy Code, and all such rights are expressly preserved under this Plan. The treatment set forth in this Article III and the Distributions to the various Classes of Claims hereunder shall not affect the right of any Person to levy, garnish, attach, or employ any other legal process with respect to such Distributions by reason of any claimed subordination rights or otherwise. All such rights and any agreements relating thereto shall remain in full force and effect, except as otherwise expressly compromised and settled pursuant to the Plan.

Distributions shall be subject to and modified by any Final Order directing Distributions other than as provided in the Plan. Except respecting the FRN Claims, the right of the Debtors or any other Entity to seek subordination of any Claim pursuant to section 510 of the Bankruptcy Code is fully reserved except as set forth in Sections 11.3, 11.4 and 11.8 below, and the treatment afforded any Claim that becomes a subordinated Claim at any time shall be modified to reflect such subordination. Except respecting the FRN Claims, unless the Confirmation Order provides otherwise, no Distribution shall be made to the Holder of a subordinated Claim on account of such claim until the rights or the Holders of Claims senior to such Claim have been satisfied.

Unless the Confirmation Order provides otherwise and unless and until all Allowed Class 5A Claims have been satisfied in full in accordance with the provisions of the Exchangeable Debentures Indenture and the Senior Notes Indenture, no Distribution shall be made on account of Class 5C Claims to the Indenture Trustee for the Exchangeable Debentures or the Holders of Exchangeable Debentures Claims. Accordingly, unless the Confirmation Order provides otherwise, the Pro Rata portion of any Distribution allocable to Allowed Class 5C Claims shall be distributed to Holders of Allowed Class 5A Claims unless and until all Allowed Class 5A Claims have been satisfied in full in accordance with the provisions of the Exchangeable Debentures Indenture and the Senior Notes Indenture.3

ARTICLE IV.

TREATMENT OF UNCLASSIFIED CLAIMS

4.1    Generally. Pursuant to section 1123(a)(l) of the Bankruptcy Code, Administrative Expense Claims (including Claims for Professional Compensation) and Priority Claims against the Debtors are not classified for purposes of voting on, or receiving Distributions under this Plan. Holders of such Claims are not entitled to vote on this Plan. All such Claims are instead treated separately in accordance with this Article IV and in accordance with the requirements set forth in section 1129(a)(9)(A) of the Bankruptcy Code.

4.2    Unclassified Claims.

(1)	Administrative Expense Claims.

(a)	General.

Effective as of February 8, 2010, and except as otherwise ordered by the Bankruptcy Court, the Debtors shall not pay any Administrative Expense Claim in excess of $250,000 other than any Administrative Expense Claims for Professional

3 See supra note 2.

Compensation, the Spansion Japan Administrative Expense Claim, liabilities incurred by any of the Debtors in the ordinary course of the conduct of its business, the fees and expenses of the Ad Hoc Consortium’s professionals, the professionals of the Holders of the Secured Credit Facility Claims, compensation or expenses to the Indenture Trustees or Indenture Trustees’ professionals, without the prior consent of the Senior Noteholders Group and the Creditors’ Committee. Subject to the Bar Date provisions and additional requirements for Professionals and certain other entities, set forth in Section 4.2(1)(c) hereof, the Reorganized Debtors shall pay to each Holder of an Allowed Administrative Expense Claim, on account of its Administrative Expense Claim and in full satisfaction thereof, Cash equal to the Allowed amount of such Administrative Expense Claim on the Effective Date (or as soon as practicable thereafter), unless the Holder and the Reorganized Debtors agree in writing to other treatment of such Claim. Payment on an Administrative Expense Claim that arose in the ordinary course of the Debtors’ business will not be made until such payment would have become due in the ordinary course of the Debtors’ business or under the terms of the legal obligation giving rise to the Claim in the absence of the Chapter 11 Cases.

(b)	Payment Of Statutory Fees.

On or before the Effective Date, all fees then payable pursuant to 28 U.S.C. § 1930 shall be paid in full in Cash.

(c)	Reserve for Alleged Administrative Expense Claim of Tessera, Inc.

On or before the Effective Date, the Debtors shall establish a Cash reserve account in the amount of $4,232,986.13 for the alleged Administrative Expense Claim of Tessera, Inc. and shall hold the funds in such account until such Claim of Tessera, Inc. becomes an Allowed or Disallowed Administrative Expense Claim. To the extent the Claim of Tessera, Inc becomes fully or partially Allowed or Disallowed, the portion Allowed or Disallowed may be withdrawn from this account to pay to Tessera, Inc. to the extent such Claim is Allowed or returned to the general funds of the Reorganized Debtors to the extent such Claim is Disallowed. The Reorganized Debtors shall keep such reserve account free of liens or security interests. Any interest or other earnings on the funds in such account shall not be added to the reserve account, but shall become general funds of the Reorganized Debtors.

(d)	Bar Date for Administrative Expense Claims.

(i)	General Provisions.

Except for Administrative Expense Claims of Professionals for Professional Compensation, which are addressed in Section 4.2(1)(c)(ii) below, and 503(b)(9) Claims, which are addressed in Section 4.2(1)(c)(vi) below, and except as otherwise provided below for (A) non-tax liabilities incurred in the ordinary course of business by each Debtor, (B) Postpetition Tax Claims and (C) the fees and expenses of the Ad Hoc Consortium professionals, Indenture Trustees and Indenture Trustee Fees and Expenses,

requests for payment of Administrative Expense Claims must be Filed and served on counsel for the Reorganized Debtors no later than (x) the Administrative Expense Claim Bar Date, or (y) such later date, if any, as the Bankruptcy Court shall order upon application made prior to the expiration of the Administrative Expense Claim Bar Date. Holders of Administrative Expense Claims (including the Holders of any Claims for federal, state or local taxes) that are required to File a request for payment of such Claims and that do not File such requests by the applicable bar date shall be forever barred from asserting such Claims against any of the Debtors or the Reorganized Debtors or any of their respective properties.

(ii)	Professionals.

(A) Entities requesting Professional Compensation pursuant to any of sections 327, 328, 330, 331, 363, 503(b) and 1103 of the Bankruptcy Code for services rendered on or before the Confirmation Date shall File and serve on the Debtors, or the Reorganized Debtors, as applicable, the Fee Auditor, the United States Trustee, and any other party entitled to receive a copy of such application pursuant to rule or Order of the Bankruptcy Court, an application for final allowance of compensation and reimbursement of expenses on or before sixty (60) days after the Effective Date.

(B) Objections to applications of Professionals or other Entities for Professional Compensation must be Filed and served on the Debtors or Reorganized Debtors, as applicable, the Fee Auditor, the United States Trustee, and the Professionals (or other Entities) to whose application the objections are addressed on or before the later of (i) thirty (30) days after such application is Filed with the Bankruptcy Court, (ii) ninety (90) days after the Effective Date, or (iii) such later date as the Bankruptcy Court shall order upon application or upon agreement between the Reorganized Debtors and the affected Professional (or other Entity).

(C) The Fee Auditor shall continue to act in its appointed capacity until all final applications for Professional Compensation have been ruled on by the Bankruptcy Court, and the Debtors and Reorganized Debtors, as the case may be, shall be responsible to pay the fees and expenses incurred by the Fee Auditor in rendering services prior to and after the Effective Date.

(iii)	Ad Hoc Consortium Professionals, Indenture Trustee s and Indenture Trustee s’ Professionals.

The Ad Hoc Consortium’s professionals, the Indenture Trustees, and the Indenture Trustees’ professionals may seek payment of their reasonable fees and/or expenses incurred on or before the Effective Date, to the extent unpaid as of the Effective Date, by delivering copies to the Reorganized Debtors of invoices, statements, receipts and/or other documents evidencing, in reasonable detail, such fees and/or expenses, which invoices, statements, receipts and/or other documents may be delivered prior to the Effective Date. The Reorganized Debtors shall have thirty (30) days from receipt of such invoices, statements, receipts and/or other documents to send written notice to the requesting Entity that they object to the payment thereof in full or in part, and describing the portion objected to, if less than all. In the event the Reorganized Debtors give notice of objection hereunder, the disputed portion of such fees and/or expenses shall not be required to be paid to such requesting Entity until such objection is withdrawn or the Bankruptcy Court resolves the dispute by Final Order following notice and hearing. To the extent the objecting party and such requesting Entity are unable to resolve any objection to the disputed fees and expenses within thirty (30) days after the date on which the objecting party delivered its notice of objection to the requesting Entity, the objecting party shall be required to immediately File its objection with the Bankruptcy Court. The requesting Entity may file a motion seeking payment of any disputed amounts at any time after receiving written notice of a dispute from the Reorganized Debtors. If no written objection to such fees and/or expenses is timely sent to the requesting Entity, then the Reorganized Debtors will promptly pay the amounts requested.

The Ad Hoc Consortium’s professionals shall be entitled to assert a Claim for reasonable services rendered and expenses incurred in connection with the consummation of the Plan. In the event an appeal is pending from the Confirmation Order as of the Effective Date, the Ad Hoc Consortium’s professionals shall be entitled to compensation and reimbursement of expenses for services related to such appeal; provided, however, that the Ad Hoc Consortium’s professionals shall not be entitled to compensation and reimbursement of expenses for services related to such appeal if the Holders of FRN Claims have received the Distributions set forth in Section 3.3 herein. The Ad Hoc Consortium Professionals may also recover their reasonable fees and expenses incurred in litigating any disputed fees and/or expenses to the extent allowed by the court adjudicating such litigation.

Notwithstanding the foregoing or anything to the contrary in the Plan, any “charging lien” held by any Indenture Trustee is unaffected by the Plan, and the Indenture Trustees are entitled to assert any such “charging liens” to obtain payment of their respective fees and expenses and the fees and expenses of their professionals in lieu of the Bankruptcy Court resolution procedure described above, and nothing in this Section shall be deemed to impair, extinguish, or negatively impact the Indenture Trustees’ charging liens.

(iv)	Ordinary Course Liabilities.

Holders of Administrative Expense Claims (other than Postpetition Tax Claims) based on liabilities incurred in the ordinary course of the Debtors’ business within 60 days prior to the Effective Date shall not be required to File any request for payment of such Claims. Such Administrative Expense Claims shall be assumed and paid by the Reorganized Debtors, as appropriate, pursuant to the terms and conditions of the particular transaction giving rise to such Administrative Expense Claim, without any further action by the Holders of such Claims; provided, however, that, notwithstanding the foregoing, the Reorganized Debtors reserve the right to dispute through any means permitted at law, equity and/or contract any Administrative Expense Claims based on liabilities incurred after the Petition Date in the ordinary course of the Debtors’ business that the Reorganized Debtors believe are incorrect, invalid or otherwise objectionable.

(v)	Postpetition Tax Claims.

All requests for payment of Postpetition Tax Claims, for which no Bar Date has otherwise been previously established, must be Filed on or before the later of (i) sixty (60) days following the Effective Date; and (ii) one hundred and twenty (120) days following the filing of the tax return for such tax year or period with the applicable governmental unit. Any Holder of any Postpetition Tax Claim that is required to File a request for payment of such taxes and that does not File such a Claim by the applicable Bar Date shall be forever barred from asserting any such Postpetition Tax Claim against any of the Debtors or Reorganized Debtors, or any of their respective Assets, whether any such Postpetition Tax Claim is deemed to arise prior to, on, or subsequent to, the Effective Date.

(vi)	503(b)(9) Claims.

In accordance with the Bar Date Order, all proofs of claim or requests for payment of 503(b)(9) Claims were required to be Filed on or before September 4, 2009. Pursuant to the Bar Date Order, any Holder of a 503(b)(9) Claims that failed to File such a Claim by September 4, 2009, shall be forever barred from asserting any 503(b)(9) Claim against any of the Debtors or Reorganized Debtors, or any of their respective Assets.

(2)	Treatment of Priority Tax Claims.

At the election of the Debtors, each Holder of an Allowed Priority Tax Claim will receive in full satisfaction of such Allowed Priority Tax Claim (a) payments in Cash, in regular installments over a period ending not later than five (5) years after the Petition Date, of a total value, as of the Effective Date, equal to the Allowed amount of such Claim; (b) a lesser amount in one Cash payment as may be agreed upon in writing by such Holder and the Debtors or Reorganized Debtors, as applicable; or (c) such other treatment as may be agreed upon in writing by such Holder and the Debtors or Reorganized Debtors, as applicable, provided that, such agreed upon treatment may not provide such Holder with a return having a present value as of the Effective Date that is greater than the amount of such Holder’s Allowed Priority Tax Claim or that is less favorable than the treatment provided to the most favored nonpriority Unsecured Claims under the Plan. A Secured Claim which would otherwise meet the description of an Allowed Priority Tax Claim, but for the secured status of that Claim, shall be deemed to be a Priority Tax Claim for purposes of this Plan and receive the treatment set forth in the preceding sentence. The Confirmation Order shall enjoin any Holder of an Allowed Priority Tax Claim from commencing or continuing any action or proceeding against any responsible person, officer or director of the Debtors or the Reorganized Debtors that might be liable to such Holder for payment of a Priority Tax Claim so long as the Debtors or Reorganized Debtors, as the case may be, are in compliance with this Section as to such Allowed Priority Tax Claim. So long as the Holder of an Allowed Priority Tax Claim is enjoined from commencing or continuing any action or proceeding against any responsible person, officer or director under this Section or pursuant to the Confirmation Order, the statute of limitations for commencing or continuing any such action or proceeding shall be tolled. In accordance with section 1124 of the Bankruptcy Code, this Plan leaves unaltered the legal, equitable, and contractual rights of each Holder of a Priority Tax Claim.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

5.1    Assumption and Cure of Executory Contracts and Unexpired Leases. On or before the date that is the fifth day before the Voting Deadline, the Debtors will File an Exhibit to this Plan identifying executory contracts and unexpired leases to be assumed pursuant to the Plan in addition to those previously assumed by the Debtors by order of the Bankruptcy Court (the “Contract/Lease Schedule”), provided that the Debtors reserve the right to amend the Contract/Lease Schedule at any time up to three (3) days before the Confirmation Hearing to delete any executory contract or unexpired lease contained therein, or, with the consent of the affected counterparty, to add any executory contract or unexpired lease to the Contract/Lease Schedule. The Debtors will provide notice of any amendments to the Contract/Lease Schedule to the parties to the executory contracts and unexpired leases added or removed and the Creditors’ Committee, the Ad Hoc Consortium and the Senior Noteholders Group. The Contract/Lease Schedule shall include a designation of the monetary cure amount the Debtors believe is owed with respect to each executory contract or unexpired lease set forth in the schedule. Except as provided elsewhere in this Plan, any non-Debtor party to an executory contract or unexpired lease shall File and serve its objection thereto in writing no later than 4:00 p.m. (prevailing Eastern Time) on the day that is seven (7) days after the Debtors file and serve the Contract/Lease Schedule. The failure of any non-Debtor party to an executory contract or unexpired lease to File and serve an objection to the cure amount listed on the Contract/Lease Schedule for such contract or lease, or an objection to the assumption of the contract or lease, by the deadline therefor shall be deemed consent to the assumption of the contract or lease and to such cure amount. On the Effective Date, in addition to all executory contracts and unexpired leases that have been previously assumed by the Debtors by Order of the Bankruptcy Court, each of the executory contracts and unexpired leases of the Debtors that are identified in the Contract/Lease Schedule, shall be deemed assumed in accordance with the provision and requirements of sections 365 and 1123 of the Bankruptcy Code.

5.2    Cure of Defaults of Assumed Executory Contracts and Unexpired Leases. The monetary cure amounts owed under each executory contract and unexpired lease to be assumed pursuant to the Plan, as set forth in the Contract/Lease Schedule, or as otherwise established by the Bankruptcy Court at the Confirmation Hearing, shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the cure amount in Cash on the later of (i) the Effective Date (or as soon as practicable thereafter), (ii) as due in the ordinary course of business or (iii) on such other terms as the parties to such executory contracts or unexpired leases may otherwise agree. In the event of a dispute regarding: (1) the amount of any cure payments, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or assigned, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made on the later of: (A) the applicable date set forth in clause (i), (ii), or (iii), above, and (B) fifteen (15) days following the entry of a Final Order resolving the dispute and approving the assumption.

5.3    Consent Rights.

[Reserved.]

5.4    Effect of Assumption and/or Assignment. Each executory contract and unexpired lease assumed and/or assigned pursuant to this Article V (or pursuant to Bankruptcy Court Order) shall remain in full force and effect and be fully enforceable by the applicable Reorganized Debtor(s) in accordance with its terms, except as modified by the provisions of the Plan, or any Order of the Bankruptcy Court authorizing and providing for its assumption. To the extent applicable, all executory contracts or unexpired leases of the Reorganized Debtors assumed during the Chapter 11 Cases, including those assumed pursuant to Section 5.1, shall be deemed modified such that the transactions contemplated by the Plan shall not be a “change of control,” however such term may be defined in the relevant executory contract or unexpired lease, and any required consent under any such contract or lease shall be deemed satisfied by the confirmation of the Plan.

5.5    Rejection of Executory Contracts and Unexpired Leases. All executory contracts or unexpired leases of the Reorganized Debtors not set forth on the Contract/Lease Schedule (or not previously assumed by the Debtors by Order of the Bankruptcy Court or the subject of a motion to assume Filed prior to the commencement of the Confirmation Hearing) that were not previously rejected will be deemed rejected as of the Effective Date pursuant to sections 365 and 1123 of the Bankruptcy Code.

5.6    Employment Agreements and Other Benefits.

(1)

Employment Agreements. Except as otherwise provided in this Plan, to the extent the Debtors had employment agreements with certain of their employees as of the Petition Date, the Debtors will disclose in the Contract/Lease Schedule whether they intend to assume or reject such contracts. Notwithstanding anything to the contrary in this Plan, the Reorganized Debtors shall maintain all of their existing rights, including any rights that they may have to amend, modify, or terminate, the employment agreements assumed pursuant to this Article, subject to the existing contractual rights, if any, of the directors, officers or employees affected thereby.

(2)

Compensation and Benefit Programs. All employment and severance agreements and policies and all compensation and benefit plans, policies, and programs of the Debtors applicable to their employees, officers and directors in effect as of the Confirmation Date (including all savings plans, retirement plans, health care plans, disability plans, severance benefit agreements and plans, incentive plans, and life, accidental death and dismemberment insurance plans) shall, to the extent listed on the Contract/Lease Schedule, be treated as executory contracts under the Plan, and on the Effective Date will be deemed assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code; and the Debtors’ and Reorganized Debtors’ obligations under such programs to such Entities shall survive Confirmation of the Plan, provided that any and all such agreements, policies, plans, or programs of the Debtors entitling their employees, officers or directors to acquire Old Spansion Interests or Other Old Equity Rights in the form of stock options, restricted stock units or any other form of equity-based compensation of any kind, will be deemed rejected and cancelled.

(3)

Workers’ Compensation Programs. As of the Effective Date, the Reorganized Debtors shall continue to honor all of the obligations of the Debtors to insurers, including those incurred on or prior to the Effective Date, under: (i) all applicable workers’ compensation laws; and (ii) the Debtors’ written contracts, agreements, agreements of indemnity, self-insurer workers’ compensation bonds, policies, programs, and plans for workers’ compensation and workers’ compensation insurance. Notwithstanding anything to the contrary in the Plan, nothing in the Plan or the Confirmation Order shall: (a) limit, diminish, or otherwise alter or impair the Debtors’, Reorganized Debtors’ and/or insurers’ defenses, claims, Causes of Action, or other rights under applicable non-bankruptcy law with respect to any such contracts, agreements, policies, programs and/or plans; or (b) preclude or limit, in any way, the rights of the Debtors, Reorganized Debtors and/or insurers to contest and/or litigate with any party the existence, primacy and/or scope of available coverage under any alleged applicable policy, provided further that nothing herein shall be deemed to impose any obligations on the Debtors, Reorganized Debtors or insurers beyond what is provided for in the applicable laws, policies and/or related insurance agreements.

5.7    Insurance Policies.

(1)

Notwithstanding anything to the contrary in the Plan, nothing in the Plan or any of the Plan Documents (including any other provision that purports to be preemptory or supervening), shall in any way operate to or have the effect of impairing the legal, equitable or contractual rights of any of (i) the Debtors’ insurers, or (ii) any of the Holders of any Claims with respect to such Holders’ rights, if any, to recover under applicable insurance policies providing coverage for such Claims (including any amounts recoverable within any policy deductible and provided that any recovery under any insurance policy is not in duplication of any Distribution such Holder may receive under this Plan). The rights, obligations and liabilities of insurers and the Debtors shall be determined under the subject insurance policies and related agreements. All insurance policies and related agreements entered into or issued prior to the Effective Date shall continue after the Effective Date unaltered by the Plan or the Confirmation Order. The terms, conditions, limitations, exclusions and coverages, and the Debtors’ rights, obligations and liabilities under their insurance policies and related agreements shall remain unmodified, including any duty of the Debtors to defend, at their own expense, against claims asserted under their insurance policies; provided, however, that the rights, obligations and liabilities of the Debtors, whether now existing or hereafter arising, shall be the rights, obligations and liabilities of the Reorganized Debtors and shall be fully enforceable by and against the Reorganized Debtors.

(2)

Nothing in the Plan, including the injunction and release provisions of Sections 11.3, 11.4 and 11.8, or in the Confirmation Order shall preclude the Debtors or any insurer from asserting in any proceeding any and all claims, defenses, rights or causes of action that it has or may have under or in connection with any insurance policy or any insurance settlement agreement, including the rights of the insurers to contest and/or litigate with any party, including the Debtors, the existence, primacy and/or scope of available coverage under any alleged applicable insurance policy.

(3)

All of the Debtors’ rights, obligations and liabilities arising under any insurance policies and any agreements, documents and instruments relating thereto shall be deemed transferred to and fully enforceable by and against the Reorganized Debtors on the Effective Date.

5.8    Rejection Damages Claims Bar Date; Approval of Rejection.

(1)

The Holder of any Claim arising from the rejection of an executory contract or unexpired lease must File a proof of Claim within the earlier of (a) thirty (30) days following entry of an Order by the Bankruptcy Court authorizing rejection of the applicable contract or lease, and (b) thirty (30) days after the Confirmation Date.

(2)

Entry of the Confirmation Order by the Bankruptcy Court shall, subject to the occurrence of the Effective Date, constitute approval of such rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

ARTICLE VI.

MEANS FOR IMPLEMENTATION OF PLAN

6.1    Continued Corporate Existence and Vesting of Assets in Reorganized Debtors.

(1)

Subject to the other provisions of this Plan, after the Effective Date, each Reorganized Debtor shall continue to exist in accordance with the law in the jurisdiction in which it is incorporated or organized and pursuant to its certificate of incorporation and bylaws or other applicable organizational documents in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws or other applicable organizational documents are amended or restated under the Plan and as provided in the New Governing Documents. Spansion Inc., on or after the Effective Date, shall operate under its New Governing Documents.

(2)

On and after the Effective Date, all Assets of the Estates, including all claims, rights and Causes of Action and any assets acquired by any Debtor or Reorganized Debtor under or in connection with the Plan (including Retained Actions, but excluding Assets that have been abandoned pursuant to an Order of the Bankruptcy Court), shall vest in the Reorganized Debtors free and clear of all Claims, Liens, charges, other encumbrances and Interests, except as specifically set forth in the Plan. On and after the Effective Date, each Reorganized Debtor may operate its business, may use, acquire and dispose of property, may retain, compensate and pay any professionals or advisors, and compromise or settle any Claims or Interests without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by the Plan or the Confirmation Order.

(3)

There are certain Non-Debtor Affiliates of the Debtors that are not Debtors in the Chapter 11 Cases. The continued existence, operation and ownership of such Non-Debtor Affiliates are a material component of the Debtors’ businesses. All of the Interests and other property interests in such Non-Debtor Affiliates held by any Debtor on the Petition Date (other than Non-Debtor Affiliates owned by other Non-Debtor Affiliates) shall vest in the applicable Reorganized Debtor or its successor on the Effective Date free and clear of all Claims, Liens, charges, other encumbrances, and interests, except as specifically set forth in the Plan.

6.2    Sources of Cash for Distribution. All Cash necessary for the Debtors or Reorganized Debtors to make payments required by this Plan shall be obtained from existing Cash balances, the operations of the Debtors or Reorganized Debtors, the Exit Financing Facility, the New Spansion Debt (if issued or incurred), the Rights Offering (if consummated) and other Cash available to the Debtors or Reorganized Debtors, as applicable. Except as provided in Article VIII, Cash payments to be made pursuant to the Plan shall be made by the Debtors and the Reorganized Debtors, as applicable, provided that, subject to the terms of the New Senior Notes Documents, the New Convertible Notes Documents and the documents related to the Exit Financing Facility, the Debtors and the Reorganized Debtors, as applicable, shall be entitled to transfer funds between and among themselves as may be necessary or appropriate to enable any of the Debtors or the Reorganized Debtors, as applicable, to satisfy its or their obligations under the Plan.

6.3    Corporate and Limited Liability Company Action. Each of the matters provided for under this Plan involving the corporate or limited liability company structure of any Debtor or Reorganized Debtor or any corporate or limited liability company action to be taken by or required of any Debtor or Reorganized Debtor, including the adoption of the New Governing Documents of each of the Reorganized Debtors as provided for in Section 7.1 of this Plan, the initial selection of directors and officers for the Reorganized Debtors, the Distribution of Cash pursuant to the Plan, the issuance and sale of New Spansion Common Stock, the adoption, execution, delivery and implementation of all contracts, leases, instruments, releases and other agreements or documents related to any of the foregoing, and other matters involving the corporate or organizational structure of any Debtor or Reorganized Debtor or corporate or organizational action to be taken by or required of any Debtor or Reorganized Debtor shall be deemed to have occurred and be effective as provided herein, and shall be authorized, approved and, to the extent authorized pursuant to the Plan or taken prior to the Effective Date, ratified in all respects without any requirement of further action by stockholders, members, Creditors, directors, or managers of any of the Debtors or the Reorganized Debtors.

6.4    Effectuating Documents; Further Transactions. Each of the Debtors and Reorganized Debtors, as applicable, and any of their respective officers and designees, is authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents (including any documents relating to the Exit Financing Facility), provided that such documents are in form and substance satisfactory to the Senior Noteholders Group and the Creditors’ Committee, and take such actions or seek such orders, judgments, injunctions and rulings as the Debtors or Reorganized Debtors deem necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan, or any notes or securities issued pursuant to this Plan, or to otherwise comply with applicable law.

6.5    Exemption from Certain Transfer Taxes and Recording Fees. Pursuant to section 1146 of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or to any other Entity pursuant to this Plan, or any agreement regarding the transfer of title to or ownership of any of the Debtors’ Assets will not be subject to any document recording tax, stamp tax, conveyance fee, sales tax, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, or other similar tax or governmental assessment, and the Confirmation Order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

6.6    Retained Actions. Except as set forth in this Section, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors will retain and may exclusively enforce any Retained Actions subject only to any express waiver or release thereof in the Plan or in any other contract, instrument, release, indenture or other agreement entered into, in connection with the Plan, provided that the Senior Noteholders Group and the Creditors’ Committee shall consent to any waiver or release of any Retained Action by the Debtors entered into after February 5, 2010 and prior to the

Effective Date. The Confirmation Order’s approval of the Plan shall be deemed a res judicata determination of such rights to retain and exclusively enforce such Causes of Action, and no such Retained Action is deemed waived, released or determined by virtue of the entry of the Confirmation Order or the occurrence of the Effective Date, notwithstanding that the specific Claims and Retained Actions are not identified or described in more detail than as contained in this Plan or in the Disclosure Statement. All Retained Actions may be asserted or prosecuted before or after solicitation of votes on the Plan and before or after the Effective Date.

Absent an express waiver or release as referenced above, nothing in the Plan shall (or is intended to) prevent, estop or be deemed to preclude the Reorganized Debtors from utilizing, pursuing, prosecuting or otherwise acting upon all or any of their Retained Actions and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches shall apply to such Retained Actions upon or after Confirmation, the Effective Date or the consummation of the Plan. For example (and without limiting the generality of the foregoing), the utilization or assertion of a Retained Action, or the initiation of any proceeding with respect thereto against an Entity, by the Reorganized Debtors or any of their successors or assigns, shall not be barred (whether by estoppel, collateral estoppel, res judicata or otherwise) as a result of: (a) the solicitation of a vote on the Plan from such Entity or such Entity’s predecessor in interest; (b) the Claim, Interest or Administrative Expense Claim of such Entity or such Entity’s predecessor in interest having been listed in a Debtor’s Schedules, List of Holders of Interests, or in the Plan, Disclosure Statement or any exhibit thereto; (c) prior objection to or allowance of a Claim or Interest of the Entity or such Entity’s predecessor in interest; or (d) Confirmation of the Plan.

Notwithstanding any allowance of a Claim, the Claims Agent and/or the Reorganized Debtors, as applicable, reserve the right to seek, among other things, to have such Claim Disallowed if the Claims Agent or any Reorganized Debtor, as applicable, at the appropriate time, determines that it has a defense under section 502(d) of the Bankruptcy Code, e.g., the Claims Agent or the Reorganized Debtor holds an Avoidance Action against the Holder of such Claim and such Holder after demand refuses to pay the amount due in respect thereto.

6.7    Employee Claims. Except as provided in the Final Order (I) Authorizing the Debtors to (A) Pay Certain Prepetition (1) Wages, Salaries, and Other Compensation; (2) Employee Medical, Retirement and Similar Benefits; (3) Withholdings and Deductions; and (4) Reimbursable Employee Expenses; (B) Continue to Provide Employee Benefits in the Ordinary Course of Business; and (C) Pay All Related Costs and Expenses; and (II) Authorizing and Directing Banks and Other Financial Institutions to Receive, Process, Honor and Pay All Checks Presented for Payment and All Funds Transfer Requests Relating to the Foregoing, entered by the Bankruptcy Court on March 23, 2009 [D.I. 143], each Debtor’s employees shall have a Priority Claim for unpaid wages, benefits and other entitlements to the extent permitted by section 507(a)(3) of the Bankruptcy Code, which, if allowed, will be either (i) paid in full, or (ii) Reinstated. To the extent that any employee’s Claim exceeds the amount prescribed by section 507(a)(3) of the Bankruptcy

Code, the employee shall receive a General Unsecured Claim for the excess amount. Notwithstanding the foregoing, any employee who continues to be an employee in good standing with the Reorganized Debtors after the Effective Date shall be entitled to take (in the form of vacation days and not in Cash) all unused and unpaid vacation time accrued prior to the Petition Date or while the Chapter 11 Cases are pending on such terms as will be prescribed by the Reorganized Debtors.

6.8    Executory Contracts and Unexpired Leases Entered Into, and Other Obligations Incurred After, the Petition Date. All executory contracts and unexpired leases (a) assumed by the Debtors after the Petition Date, or (b) entered into, and other obligations incurred, after the Petition Date by the Debtors, shall survive and remain unaffected by the entry of the Confirmation Order or the occurrence of the Effective Date under, and the effectiveness of, the Plan.

6.9    Operations Between Confirmation Date and the Effective Date. During the period from the Confirmation Date through and until the Effective Date, the Debtors shall continue to operate their businesses as debtors in possession, subject to the oversight of the Bankruptcy Court as provided in the Bankruptcy Code, the Bankruptcy Rules and all Orders of the Bankruptcy Court that are then in full force and effect.

6.10    Rights Offering.

(1)	Introduction.

Subject to Section 6.10(10) below, the Debtors shall have the right to consummate the Rights Offering on or before the Effective Date if they determine that it is desirable and feasible to do so. If the Debtors decide to consummate the Rights Offering, they may do so with or without a Backstop Party. In order to consummate the Rights Offering, proceeds from the Rights Offering must be deposited in a segregated account or escrow account as of the earlier to occur of the Effective Date or February 12, 2010 in a sufficient amount, when combined with any other New Capital Proceeds held in one or more segregated accounts or escrow accounts, to (i) satisfy the requirements of clause (i) of Section 3.3(2)(b) and (ii) reduce the principal amount of the New Convertible Notes to zero. The Debtors shall not effectuate the Rights Offering if any New Convertible Notes will be issued to Holders of Allowed Class 3 Claims on the Effective Date.

(2)	Issuance of Rights.

Each Rights Offering Participant will receive Subscription Rights (a) to subscribe for its Pro Rata Share of the Rights Offering Shares (each such subscription, a “Primary Offering Subscription”) and/or (b) to subscribe for additional Rights Offering Shares, in a number of shares not to exceed such Rights Offering Participant’s Oversubscription Pro Rata Share of the Remaining Rights Offering Shares (each such subscription, an “Oversubscription Offering Subscription”), for an aggregate purchase price equal to the applicable Subscription Payment Amount. The Rights Offering Shares will be issued to the Rights Offering Purchasers at a price per share equal to the Subscription Price.

(3)	Subscription Period.

The Rights Offering shall commence on the Subscription Commencement Date and shall expire on the Subscription Deadline. Each Rights Offering Participant that intends or desires to participate in the Rights Offering must affirmatively elect to exercise its Subscription Rights (and if it submits a Primary Offering Subscription, may elect to submit an Oversubscription Offering Subscription), and provide written notice thereof to the Entities specified in the Subscription Form, on or prior to the Subscription Deadline in accordance with the terms of this Plan and the Subscription Form. On the Subscription Deadline, (a) if the Debtors select a Backstop Party, the Remaining Rights Offering Shares shall be allocated to, and purchased by the Backstop Party, and (b) if the Debtors do not select a Backstop Party, the Oversubscription Shares for each Rights Offering Participant that submitted Oversubscription Offering Subscriptions shall be allocated to, and purchased by such Rights Offering Participant.

(4)	Exercise of Subscription Rights and Payment of Subscription Payment Amount.

On the Subscription Commencement Date, the Debtors, through the Claims and Voting Agent, will mail the Subscription Form to each Rights Offering Participant known as of the Rights Offering Record Date, together with appropriate instructions for the proper completion, due execution, and timely delivery of the Subscription Form, as well as instructions for the payment of the eventual Subscription Payment Amount for that portion of the Subscription Rights sought to be exercised by such Person. The Debtors may adopt such additional detailed procedures consistent with the provisions of this Plan to more efficiently administer the exercise of the Subscription Rights.

In order to exercise the Subscription Rights, each Rights Offering Participant must return a duly completed Subscription Form (making a binding and irrevocable commitment to participate in the Rights Offering, including a binding and irrevocable commitment to purchase Oversubscription Shares if such Rights Offering Participant submits an Oversubscription Offering Subscription) to the Debtors or other Entity specified in the Subscription Form so that such form is actually received by the Debtors or such other Entity on or before the Subscription Deadline. In order to exercise its Subscription Rights, a Rights Offering Participant must subscribe for its entire Pro Rata Share of the Rights Offering Shares rather than only a part of its Pro Rata Share of the Rights Offering Shares. If the Debtors or such other Entity for any reason does not receive from a given holder of Subscription Rights a duly completed Subscription Form on or prior to the Subscription Deadline, then such holder shall be deemed to have forever and irrevocably relinquished and waived its right to participate in the Rights Offering. On the Subscription Notification Date, the Debtors will notify each Rights Offering Purchaser of its respective allocated portion of Rights Offering Shares (including its Oversubscription Shares, if any), and if the Debtors have selected a Backstop Party, the Debtors will notify the Backstop Party after the Subscription Deadline of its portion of the Remaining Rights Offering Shares that the Backstop Party is obligated to purchase pursuant to the Backstop Rights Purchase Agreement. Each

Rights Offering Purchaser (including the Backstop Party, if applicable) must tender its Subscription Payment Amount to the Debtors so that it is actually received on or prior to the Subscription Payment Date. Any Rights Offering Purchaser who fails to tender its Subscription Payment Amount so that it is received on or prior to the Subscription Payment Date shall be deemed to have forever and irrevocably relinquished and waived its right to participate in the Rights Offering. The Debtors shall hold the payments they receive for the exercise of Subscription Rights in a separate account. In the event the conditions to the Effective Date are not met or waived by the deadline set forth in Section 10.2(8) below or the requirements of Section 6.10(1) are not satisfied, such payments shall be returned, without accrual or payment of any interest thereon, to the applicable Rights Offering Purchaser, without reduction, offset or counter-claim.

(5)	Rights Offering Backstop.

If the Debtors decide to have a Backstop Party for the Rights Offering, they will enter into the Backstop Rights Purchase Agreement. In accordance with the Backstop Rights Purchase Agreement, the Backstop Party will commit to purchase all Remaining Rights Offering Shares. As part of the Backstop Rights Purchase Agreement, the Debtors may grant certain rights and protections to the Backstop Party, including, without limitation, the rights, protections and fees set forth in Exhibit D. If the Debtors enter into a Backstop Rights Purchase Agreement, each Rights Offering Purchasers (other than the Backstop Party) shall, subject to Section 6.10(4) above, be entitled to only its Primary Offering Subscription (and not its Oversubscription Offering Subscription), and no Oversubscription Shares will be issued to any Rights Offering Participant other than in its capacity as a Backstop Party.

(6)	Number of Rights Offering Shares.

The number of Rights Offering Shares to be sold pursuant to the Rights Offering shall be determined by dividing the Rights Offering Amount by the Subscription Price.

(7)	No Transfer; Detachment Restrictions; No Revocation.

The Subscription Rights are not Transferable or detachable. Any such Transfer or detachment, or attempted Transfer or detachment, will be null and void and the Debtors will not treat any purported transferee of the Subscription Rights separate from the associated Class 5A Claims, Class 5B Claims and/or Class 5C Claims as the holder of any Subscription Rights. Once a Rights Offering Participant has exercised any of its Subscription Rights by properly executing and delivering a Subscription Form to the Debtors or other Entity specified in the Subscription Form, such exercise may only be revoked, rescinded or annulled in the sole discretion of the Debtors or Reorganized Debtors.

(8)	Distribution of Rights Offering Shares.

On, or as soon as reasonably practicable after, the Effective Date, the Reorganized Debtors or other applicable Disbursing Agent shall distribute the Rights Offering Shares purchased by each Rights Offering Purchaser.

(9)	Validity of Exercise of Subscription Rights.

All questions concerning the timeliness, validity, form, and eligibility of any exercise, or purported exercise, of Subscription Rights shall be determined by the Debtors or Reorganized Debtors. The Debtors or Reorganized Debtors, in their discretion reasonably exercised in good faith, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such times as they may determine, or reject the purported exercise of any Subscription Rights. Subscription Forms shall be deemed not to have been received or accepted until all irregularities have been waived or cured within such time as the Debtors or Reorganized Debtors determine in their discretion reasonably exercised in good faith. The Debtors or Reorganized Debtors will use commercially reasonable efforts to give written notice to any Rights Offering Participant regarding any defect or irregularity in connection with any purported exercise of Subscription Rights by such Entity and may permit such defect or irregularity to be cured within such time as they may determine in good faith to be appropriate; provided, however, that neither the Debtors and Reorganized Debtors nor any of their predecessors, successors, assigns, present and former Affiliates and subsidiaries, and each of their respective current and former officers, directors, principals, employees, shareholders, members (including ex officio members), partners, agents, financial advisors, attorneys, accountants, investment bankers, investment advisors, consultants, representatives, and other professionals, in each case acting in such capacity on or any time after the Petition Date, and any Person claiming by or through any of them, shall incur any liability for giving, or failing to give, such notification and opportunity to cure. Once a Rights Offering Participant has timely and validly exercised its Subscription Rights, subject to the occurrence or satisfaction of all conditions precedent to the Rights Offering and to the Rights Offering Participants’ participation in same, and notwithstanding the subsequent disallowance of any or all of its underlying Claim, such Rights Offering Participant’s right to participate in the Rights Offering will be irreversible and shall not be subject to dissolution, avoidance or disgorgement and shall not be withheld from such Rights Offering Participant on account of such disallowance.

(10)	Rights Offering Proceeds.

The proceeds of the Rights Offering will be used to fund Cash payments contemplated by Section 3.3(2)(b) . Notwithstanding the foregoing, the Debtors shall be entitled to effectuate the Rights Offering only if (i) the New Capital Proceeds therefrom, when coupled with the New Capital Proceeds of any New Spansion Debt, are sufficient to (x) satisfy the requirements of clause (i) of Section 3.3(2)(b) and (y) reduce the principal amount of the New Convertible Notes to zero and (ii) such New Capital Proceeds are used for those purposes. In the event that the Debtors receive any New Capital Proceeds from the Rights Offering and those proceeds, when coupled with any other New Capital Proceeds, are insufficient to satisfy the requirements of the preceding sentence, the Debtors shall return such New Capital Proceeds to the applicable Rights Offering Purchaser or Rights Offering Purchasers in accordance with Section 6.10(4) .

6.11    New Spansion Debt. The Debtors shall have the right to issue or incur the New Spansion Debt on or before the Effective Date if they determine that it is desirable and feasible to do so. The New Spansion Debt, if any, will have terms that are no less favorable than those set forth on Exhibit C. In order to issue or incur the New Spansion Debt, proceeds from the New Spansion Debt must be deposited in a segregated account or escrow account in a sufficient amount, when combined with any other New Capital Proceeds held in one or more segregated accounts or escrow accounts, to satisfy the requirements of Section 3.3(2)(b) as of the earlier to occur of the Effective Date or February 12, 2010. Notwithstanding anything to the contrary contained in this Plan, the Debtors shall be permitted to issue or incur New Spansion Debt only to make the Cash payments contemplated by Section 3.3(2)(b) unless the New Capital Proceeds from such New Spansion Debt, when combined with the New Capital Proceeds from the Rights Offering, if any, exceed the total amount necessary to pay all Class 3 Claims in Cash in full pursuant to Section 3.3(2)(b) .

6.12    Cancellation of the FRNs, Senior Notes, and the Exchangeable Debentures. The FRN Indenture, the Senior Notes Indenture, and the Exchangeable Debentures Indenture and the FRNs, the Senior Notes and the Exchangeable Debentures issued thereunder, shall terminate as of the Effective Date, except as necessary to preserve, pursue or administer the rights, claims, liens, and interests of the applicable Indenture Trustees and the Holders of the FRN Claims, the Senior Notes Claims and the Exchangeable Debentures Claims (including the claims asserted in the complaint filed by the Senior Notes Indenture Trustee in the Bankruptcy Court against the Debtors and the Exchangeable Debentures Indenture Trustee (case number 09-52274) seeking, inter alia, a declaratory judgment with respect to the subordination provisions governing the Senior Notes and the Exchangeable Debentures), and except the FRN Indenture, the Senior Notes Indenture and the Exchangeable Debentures Indenture shall continue in effect to the extent necessary to allow the applicable Indenture Trustees to receive Distributions pursuant to this Plan and make distributions under the FRN Indenture, the Senior Notes Indenture and the Exchangeable Debentures Indenture on account of their respective allowed FRN Claims, Exchangeable Debentures Claims, and Senior Notes Claims. The applicable Indenture Trustees will close their respective transfer records as of the Record Date and the applicable Indenture Trustees (and their agents) shall have no further obligation under the FRN Indenture, the Senior Notes Indenture, and the Exchangeable Debentures Indenture, and shall be relieved of all obligations under their respective indentures relating to the FRNs, the Senior Notes, and the Exchangeable Debentures, except with respect to the distributions required to be made to the applicable Indenture Trustees in respect of their claims, and with respect to such other rights, claims, liens, and interests of the applicable Indenture Trustees and the Holders of the FRN Claims, the Senior Notes Claims and the Exchangeable Debentures Claims described herein or that, pursuant to the terms of their respective indentures, survive the termination of same. Termination of the FRN Indenture, the Senior Notes Indenture, and the Exchangeable Debentures Indenture shall not impair the rights of the Holders of the FRN Claims, the Senior Notes Claims and the Exchangeable Debentures Claims to receive Distributions on account of such Claims pursuant to the Plan, and shall not impair the rights of the applicable Indenture Trustees to enforce their charging liens, created in law or pursuant to the indentures governing the FRNs, the Senior Notes and the Exchangeable Debenture, as applicable, against property that would otherwise be distributed to such Holders. The rights, claims, liens, and interests of the Senior Notes Indenture Trustee and the Holders of Senior Notes Claims arising under the subordination provisions of the Exchangeable Debentures Indenture, to the extent applicable, shall survive any termination of the Exchangeable Debentures Indenture. Upon termination of the indentures for the FRNs, the Senior Notes and the Exchangeable Debentures, and without further action or order of the Bankruptcy Court, the charging liens of the applicable Indenture Trustee shall attach to any property distributable to the Holders of the FRN Claims, the Senior Notes Claims or the Exchangeable Debentures Claims under the Plan, as applicable, with the same priority, dignity, and effect that such liens had on property distributable under the indenture for the FRNS, the Senior Notes or the Exchangeable Debentures, as applicable. Subsequent to the performance by the applicable Indenture Trustee (or its agents) of its obligations pursuant to the Plan and the Confirmation Order, such Indenture Trustee (and its agents) shall be relieved of all obligations related to the indenture for the FRNs, the Senior Notes or the Exchangeable Debentures, as applicable.

ARTICLE VII.

PROVISIONS REGARDING CORPORATE GOVERNANCE OF

REORGANIZED DEBTORS

7.1    New Governing Documents. The New Governing Documents of each of the Reorganized Debtors shall be adopted as may be required in order to be consistent with the provisions of this Plan and the Bankruptcy Code. The New Governing Documents of the Reorganized Debtors shall, as applicable and among other things, (a) authorize the issuance of New Spansion Common Stock in amounts not less than the amounts necessary to permit the Distributions thereof required or contemplated by the Plan, and (b) provide, pursuant to section 1123(a)(6) of the Bankruptcy Code, for (i) a provision prohibiting the issuance of nonvoting equity securities, and (ii) to the extent necessary, a provision setting forth an appropriate distribution of voting power among classes of equity securities possessing voting power, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends. Forms of the New Governing Documents of the Debtors will be contained in the Plan Supplement.

7.2    Directors and Officers of Reorganized Debtors. The initial board of directors of Reorganized Spansion Inc. (the “Initial Board”) shall consist of the seven (7) Persons identified in the Third Addendum to the Plan Supplement; provided that (i) if any of the identified Persons, other than any Person selected by the Backstop Party pursuant to the terms of the Backstop Rights Purchase Agreement, is unable or unwilling to serve on the Initial Board for any reason, the Debtors, the Senior Noteholders Group and the Creditors’ Committee shall jointly designate a replacement and (ii) if any of the identified Persons that were designated by the Backstop Party to serve on the Initial Board pursuant to the terms of the Backstop Rights Purchase Agreement is unable or unwilling to serve on the Initial Board for any reason, the Backstop Party shall designate a replacement. The Initial Board shall choose the members of the Boards of Directors of each of the other Reorganized Debtors on the Effective Date or as soon as practicable thereafter. Each of the Persons on the Initial Board, the post-Effective Date board of directors or managers of each of the Reorganized Debtors (other than Reorganized Spansion Inc.), and each of the initial officers of the respective Reorganized Debtors shall serve in accordance with the New Governing Documents of each of the respective Reorganized Debtors, as the same may be amended from time to time.

7.3    New Employee Incentive Compensation Programs. Reorganized Spansion Inc. shall reserve 6,580,240 shares of New Spansion Common Stock for issuance under an equity incentive plan for employees, management and the directors of Reorganized Spansion Inc. and the other Reorganized Debtors, provided, that grants of no more than 3,290,120 shares of New Spansion Common Stock may be issued for an exercise, conversion or purchase price below (i) in the 90 days following the Effective Date, the greater of (A) the value per share of New Spansion Common Stock issued under the Plan or (B) the fair market value per share of New Spansion Common Stock at the time of issuance and (ii) thereafter, the fair market value per share of New Spansion Common Stock at the time of grant. The new equity incentive plan shall have a term of 10 years, and shall permit the issuance of up to 6,580,240 shares in the form of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and other standard equity incentive awards. In all other regards, the remaining terms of and distribution under the equity incentive plan will be determined by Reorganized Spansion Inc.’s Initial Board within 90 days after the Effective Date of the Plan without further notice to or order of the Bankruptcy Court, or the vote, consent, authorization or approval of any Entity or shareholder. Confirmation constitutes approval of the equity incentive plan pursuant to Section 303 of the Delaware General Corporate Law.

7.4    Authorization and Issuance of New Equity; Securities Laws. The issuance of securities pursuant to the Plan shall be made pursuant to section 1145 of the Bankruptcy Code and, except with respect to securities held by any entity that is an “underwriter” as that term is defined in section 1145(b) of the Bankruptcy Code, shall be (A) validly issued, fully paid and nonassessable, and (B) freely tradable. The entry of the Confirmation Order shall be (1) a final determination of the Bankruptcy Court that the securities authorized, issued or Distributed pursuant to this Plan shall be freely tradable securities and (2) deemed to incorporate the provisions of this Article VII as mixed findings of fact and conclusions of law. Section 5 of the Securities Act and any state or local law requiring registration for the offer or sale of a security, or registration or licensing of an issuer or underwriter or broker or dealer in securities, do not apply to the offer or sale of any New Equity in accordance with the Plan.

7.5    Holdback from Common Stock Distribution. The Reorganized Debtors shall be authorized, without further act or action by the Initial Board and without further act or action under applicable law, regulation, order, or rule to hold back from the issuance of the authorized shares of New Spansion Common Stock, that number of shares of New Spansion Common Stock required for issuance to the Holders of Allowed Claims as and when required under the Plan as well as that number of shares necessary for the employee and management incentive programs described in Section 7.3. The Initial Board may reduce the number of shares of New Spansion Common Stock so held at any time as it deems appropriate to the extent it determines in good faith that such holdback is in excess of the number of shares needed to satisfy the foregoing requirements.

7.6    Listing of New Spansion Common Stock. Reorganized Spansion Inc. shall use good faith efforts to list the New Spansion Common Stock on a national securities exchange or over-the-counter trading market within 90 days of the Effective Date. Except as set forth in the New Senior Notes Documents and the New Convertible Notes Documents, Reorganized Spansion Inc. shall have no liability if it is unable to list the New Spansion Common Stock as described above. Entities receiving Distributions of New Spansion Common Stock, by accepting such Distributions, agree to cooperate with the Reorganized Debtors’ reasonable requests to assist Reorganized Spansion Inc. in its efforts to list the New Spansion Common Stock on a securities exchange or over-the-counter trading market to the extent necessary, provided that such cooperation shall not require them to incur more than immaterial expense.

7.7    Old Spansion Interests. On the Effective Date, all Old Spansion Interests and all Other Old Equity Rights will be cancelled. All Other Old Equity will be Unimpaired.

ARTICLE VIII.

VOTING AND DISTRIBUTIONS

8.1    Voting of Claims. Only Claims in the Voting Classes are entitled to vote to accept or reject the Plan. Claims in other impaired Classes are deemed to have accepted or rejected the Plan, as applicable, in accordance with sections 1126(f) and 1126(g) of the Bankruptcy Code. A Claim in a Voting Class must be an Allowed Claim or “allowed” for purposes of voting in order for the Holder of such Claim to have the right to vote on the Plan. If an objection to a Claim is Filed, the Holder of such Claim cannot vote unless the Bankruptcy Court, after notice and hearing, either overrules the objection, or orders that the Claim be Allowed for voting purposes. Pursuant to the treatment for the FRN Claims specified in Section 3.3, all FRN Claims are deemed Allowed for voting purposes.

8.2    Distributions of Cash on Account of Claims Allowed as of the Effective Date. Except as otherwise provided in this Article VIII, Distributions of Cash to be made on the Effective Date to Holders of Claims that are Allowed as of the Effective Date will be made on the Effective Date or as promptly thereafter as practicable, but in no event later than: (i) 30 days after the Effective Date, or (ii) 30 days after such later date when the applicable conditions of Section 5.2 (regarding cure payments for executory contracts and unexpired leases being assumed) and Section 8.6 (regarding undeliverable Distributions) are satisfied. Distributions on account of Claims that become Allowed Claims after the Effective Date will be made pursuant to Section 9.5.

8.3    Disbursing Agent. Except as otherwise provided in this Article VIII, the Reorganized Debtors, or such Disbursing Agents as the Reorganized Debtors may employ in their sole discretion, will make all Distributions of Cash, New Spansion Common Stock, the New Senior Notes, the New Convertible Notes and other instruments or documents required under the Plan. Each Disbursing Agent will serve without bond, and any Disbursing Agent may employ or contract with other Entities to assist in or to make the Distributions required by the Plan. Each Disbursing Agent, including, for these purposes, any Indenture Trustee providing services related to Distributions pursuant to the Plan, will receive reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtors without Bankruptcy Court approval. These payments will be made on terms agreed to with the Reorganized Debtors and will not be deducted from Distributions to be made pursuant to the Plan to Holders of Allowed Claims. Any Indenture Trustee shall receive an Administrative Claim in an amount equal to such Indenture Trustee’s reasonable fees and expenses related to such Distributions. To the extent such Administrative Claim is not paid to the Indenture Trustee (or escrowed pending the resolution of any dispute), the Indenture Trustee shall retain its charging lien on Distributions to Holders of the Claims to the fullest extent permitted under the applicable indentures or credit agreements.

8.4    Distributions of Cash. Except as otherwise specified herein, Cash payments made pursuant to the Plan will be in United States currency by checks drawn on a domestic bank selected by the applicable Reorganized Debtor or by wire transfer from a domestic bank; provided that Cash payments to foreign Holders of Allowed Claims may be made, at the option of the applicable Reorganized Debtor, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction or in United States currency utilizing the exchange rate on or about the time of such Distribution.

8.5    No Interest on Claims or Interests. Unless otherwise specifically provided for or contemplated elsewhere in the Plan or Confirmation Order, or required by applicable bankruptcy law to render a Claim Unimpaired or otherwise, postpetition interest shall not accrue or be paid on any Claims and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim, other than an Other Secured Claim to the extent required by the applicable documents giving rise to such Claim, provided that to the extent a Holder of an Other Secured Claim has a Deficiency Claim on account of such Other Secured Claim, interest shall not accrue on or after the Petition Date on the Other Secured Claim or the Deficiency Claim. Notwithstanding the foregoing, nothing in this Plan shall affect the rights of the Holders of the Senior Notes, if any, to receive the interest accrued or accruing after the commencement of the Chapter 11 Cases pursuant to the Exchangeable Debentures Indenture.

8.6    Delivery of Distributions. The Distribution to a Holder of an Allowed Claim shall be made by the Reorganized Debtors (a) at the address set forth on the proof of Claim Filed by such Holder, (b) at the address set forth in any written notices of address change delivered to the Reorganized Debtors after the date of any related proof of Claim, (c) at the addresses reflected in the Schedules if no proof of Claim has been Filed and the Reorganized Debtors have not received a written notice of a change of address, (d) if the Holder’s address is not listed in the Schedules, at the last known address of such Holder according to the Debtor’s books and records, or (e) in the case of Claims owed to Holders of Secured Credit Facility Claims, FRN Claims, Senior Notes Claims, and Exchangeable Debentures Claims (subject to Section 3.18 above), to the appropriate Indenture Trustee for ultimate distribution to the Record Holders of such Claims. The Indenture Trustees shall be directed to effect any Distribution under the Plan through the most efficient method available in the Indenture Trustees’ discretion, including through the book entry transfer facilities of the Depository Trust Company pursuant to the procedures used for effecting distributions thereunder on the date of any such distribution. If any Holder’s Distribution is returned as undeliverable, no further Distributions to such Holder shall be made unless and until the Reorganized Debtors are notified of such Holder’s then-current address, at which time all missed Distributions shall be made to such Holder without interest. All Cash Distributions returned to the Reorganized Debtors and not claimed within six (6) months of return shall be irrevocably retained by the Reorganized Debtors notwithstanding any federal or state escheat laws to the contrary. All Distributions of New Spansion Common Stock returned to the Reorganized Debtors and not claimed within six (6) months of return, shall irrevocably revert to Reorganized Spansion Inc. and shall be retained and held as set forth in the New Governing Documents. Upon such reversion, the claim of any Holder or their successors with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.

8.7    Distributions to Holders of the FRNs, the Senior Notes, and the Exchangeable Debentures. The distribution provisions contained in the FRN Indenture, the Senior Notes Indenture, and the Exchangeable Debentures Indenture will continue in effect to the extent necessary for the applicable Indenture Trustee to make distributions on account of Allowed FRN, Senior Notes, and Exchangeable Debentures Claims. Nothing in the Plan shall limit the right of the Indenture Trustees to distribute Cash to the Holders of Class 5 Claims.

8.8    Distributions to Holders as of the Record Date. All Distributions on Allowed Claims shall be made to the Record Holders of such Claims. As of the close of business on the Record Date, the Claims register maintained by the Claims and Voting Agent shall be closed, and there shall be no further changes in the Record Holder of any Claim. The Reorganized Debtors, the Indenture Trustees and any Disbursing Agents shall have no obligation to recognize any transfer of any Claim occurring after the Record Date. The Reorganized Debtors shall instead be entitled to recognize and deal for all purposes under this Plan with the Record Holders as of the Record Date. As of the close of business on the Record Date, the transfer ledgers for the Indenture Trustees shall be deemed closed and the Indenture Trustees may take whatever action is necessary to close the transfer ledgers and there shall be no further transfers or changes in the holders of record of such securities in such transfer ledgers. The Disbursing Agent and the Indenture Trustees shall have no obligation to recognize the transfer of, or sale of any participation in, any of the Secured Credit Facility, FRNs, Senior Notes, and Exchangeable Debentures, or any Claim based thereon, that occurs after close of business on the Record Date, and will be entitled for all purposes herein to recognize and distribute only to those Holders of Allowed Claims who are Holders of such Claims, or participants therein, as of the close of business on the Record Date. PLEASE NOTE THAT IF YOU ACQUIRE A CLAIM FOLLOWING THE RECORD DATE, YOU WILL NOT RECEIVE A DISTRIBUTION

FROM THE DEBTORS OR THE REORGANIZED DEBTORS ON ACCOUNT OF THAT CLAIM. IN ADDITION, IF YOU SELL OR TRANSFER YOUR CLAIM BEFORE THE RECORD DATE, YOU WILL NOT RECEIVE A DISTRIBUTION ON ACCOUNT OF THAT CLAIM.

8.9    Indenture Trustees as Claim Holders. Consistent with Bankruptcy Rule 3003(c), the Debtors and Reorganized Debtors shall recognize the proofs of Claim Filed by the Indenture Trustees in respect of the Claims for the Holders each represents, in the amounts as Allowed herein. Accordingly, any Claim Filed by the registered or beneficial holder of such Claims shall be Disallowed by the Confirmation Order as duplicative of the Claims of the Indenture Trustees without need for any further action or Bankruptcy Court Order except to the extent any Claim, or a portion of a proof of Claim, Filed by a holder of such Claims is not included within the proofs of Claim filed by the Indenture Trustees.

8.10    Payments and Distributions to Holders of Disputed Claims Which Become Allowed Claims. Following the Effective Date, as soon as reasonably practicable after (i) a Disputed Claim becomes an Allowed Claim, (ii) the deadline to object to a previously Allowed Claim, other than a Claim expressly allowed pursuant to this Plan or a Claim covered by the definition of “Allowed” in subsections (a) and (b) of Section 1.1(8), expires and no objection has been asserted, or (iii) a notice of no objection is Filed with respect to an Allowed Claim as provided in clause (c)(ii) of the definition of the term “Allowed,” the Holder of such Allowed Claim shall be entitled to receive such payments and Distributions which the Holder of such an Allowed Claim would have received if its Claim were an Allowed Claim as of the Effective Date, provided that with respect to any Disputed Claim in Class 5A, Class 5B, or Class 5C that becomes an Allowed Claim after the date of the initial Distribution to Class 5A, Class 5B, and Class 5C, the Reorganized Debtors (or the Disbursing Agent) shall make the Distribution from the Reserve for Disputed Claims to which such Holder is entitled within thirty (30) days after the Reorganized Debtors receive a report from the Claims Agent pursuant to Section 9.2(6) informing them that such Holder’s Claim has become an Allowed Claim. Subject to Section 3.18 hereof, the Holder of a Disputed Class 5A Claim, Disputed Class 5B Claim, or Disputed Class 5C Claim which becomes an Allowed Class 5A Claim, Allowed Class 5B Claim, or Allowed Class 5C Claim shall receive from the Reserve for Disputed Claims its Unsecured Claims Pro Rata share of any Distributions which have been made on account of Class 5A Claims, Class 5B Claims, and Class 5C Claims prior to the date such Disputed Claim becomes an Allowed Class 5A Claim, Allowed Class 5B Claim, or Allowed Class 5C Claim, as contemplated by Section 8.12, but only with respect to the portion of such Disputed Claim which has become an Allowed Class 5A Claim, Allowed Class 5B Claim, or Allowed Class 5C Claim and shall be entitled to any subsequent distributions from the Reserve for Disputed Claims to which such Allowed Claim is entitled pursuant to Section 8.12.

8.11    Distributions of Stock to Holders of Allowed Class 5A Claims, Allowed Class 5B Claims and Allowed Class 5C Claims. The initial Distribution to Holders of Allowed Class 5A Claims, Allowed Class 5B Claims and Allowed Class 5C Claims of shares of New Spansion Common Stock will be made on the Effective Date or as soon as practicable after such date, provided, however, that all Distributions to Holders of Allowed Class 5C Claims are subject to Section 3.18. Thereafter, subject to Section 3.18 hereof, the Reorganized Debtors or any Disbursing Agents employed by the Reorganized Debtors shall make a supplemental Distribution (in accordance with Section 8.12) to Holders of Allowed Class 5A Claims, Allowed Class 5B Claims and Allowed Class 5C Claims who have previously received a Distribution not less frequently than quarterly, provided that, except as otherwise provided in Section 8.12(7), there are not less than 100,000 shares (the “Minimum Shares for Distribution”) available for a Distribution as of the end of the previous calendar quarter.

8.12    Reserve for Disputed Claims.

(1)    Notwithstanding any other provisions of the Plan, no payment or Distribution shall be made to any Holder on account of any Claim until such Claim becomes an Allowed Claim, and then only to the extent that it becomes an Allowed Claim.

(2)    Subject to Section 3.18, at any time that a Distribution is made to Class 5A, Class 5B or Class 5C under the Plan, such Distribution shall be made to (a) all of the Holders of Allowed Claims in Class 5A, Class 5B or Class 5C and (b), if at the time of such Distribution, there are any Disputed Claims in Class 5A, Class 5B or Class 5C, to a reserve for Disputed Claims on account of such Disputed Claims (the “Reserve for Disputed Claims”), pending resolution of such Disputed Claims, in each case, as determined on an Unsecured Claims Pro Rata basis.

(3)    The Distributions on account of Disputed Claims shall be made to the Reserve for Disputed Claims and any Disputed Claim (to the extent not previously Disallowed) shall be treated as being Allowed in the lesser of (i) the Face Amount of such Disputed Claims or (ii) any other amount for purposes of the Reserve for Disputed Claims established by the Bankruptcy Court for such Disputed Claims.

(4)    To the extent that any Disputed Claim in Class 5A, Class 5B or Class 5C becomes an Allowed Class 5A Claim, Allowed Class 5B Claim or Allowed Class 5C Claim after a Distribution has been made with respect to Class 5A, Class 5B or Class 5C, the shares of New Spansion Common Stock reserved for such Disputed Claim shall be distributed (at the time specified in Section 8.10) from the Reserve for Disputed Claims to the Holder of such Allowed Claim such that, after giving effect to such Distribution, it shall have received the aggregate Distribution that such Holder would have received if such Allowed Claim had been Allowed on the Effective Date (subject to Section 3.18 hereof).

(5)    Within forty (40) days after their receipt of any report provided by the Claims Agent pursuant to Section 9.2(6), the Reorganized Debtors shall determine whether the number of shares of New Spansion Common Stock held in the Reserve for Disputed Claims exceeds, as of the end of the three-month period that is the subject of such report, the number of shares that is required to be held in the Reserve for Disputed Claims on account of Disputed Claims in Class 5A, Class 5B and Class 5C pursuant to this Section as a result of Disputed Claims becoming Allowed Claims in less than the amount used to determine the reserve for such Disputed Claim as set forth in paragraph (3) of this Section 8.12; provided that (solely for purposes of distributions to Class 5A and Class 5C) the value of such shares shall be based on the share price of the New Spansion Common Stock as determined by the Bankruptcy Court at the Confirmation Hearing.

(6)    If the Reorganized Debtors determine that the number of shares of New Spansion Common Stock held in the Reserve for Disputed Claims exceeds the number of shares required to be held in such Reserve pursuant to this Section (as a result of Disputed Claims becoming Allowed Claims in less than the amount reserved for such Disputed Claim as set forth in paragraph (3) of this Section 8.12) as of the preceding calendar quarter end by at least the Minimum Shares for Distribution, the Reorganized Debtors (or the Disbursing Agent) shall distribute promptly, in accordance with Section 8.12(2) to (a) the Holders of Allowed Class 5A Claims, Allowed Class 5B Claims, and, subject to Section 3.18 hereof, Allowed Class 5C Claims, the number of shares that are available for Distribution to each such Holders of Allowed Class 5A Claims, Allowed Class 5B Claims and, subject to Section 3.18 hereof, Allowed Class 5C Claims, and (b) the Reserve for Disputed Claims, the number of shares that are to be allocated to the Reserve for Disputed Claims.

(7)    In addition, within sixty (60) days after all Disputed Claims in Class 5A, Class 5B and Class 5C have been Allowed or Disallowed and Distributions have been made to the Holders of Disputed Claims that have become Allowed Class 5A Claims, Allowed Class 5B Claims or Allowed Class 5C Claims, the Reorganized Debtors (or the Disbursing Agent) shall distribute any shares of New Spansion Common Stock then remaining in the Reserve for Disputed Claims to Holders of Allowed Class 5A Claims, Allowed Class 5B Claims and, subject to Section 3.18 hereof, Allowed Class 5C Claims on an Unsecured Claims Pro Rata basis.

8.13    De Minimis Distributions. The Reorganized Debtors shall have no obligation to make a Distribution to any Holder of an Allowed Claim (whether an initial Distribution or any subsequent Distribution) if the amount to be distributed to such Holder is Cash in an amount less than fifty dollars ($50.00) or is fewer than five (5) shares of New Spansion Common Stock. Any Holder of an Allowed Claim on account of which the amount of Cash to be distributed is less than fifty ($50.00) dollars or the number of shares of New Spansion Common Stock to be distributed is fewer than five (5) shares will have its claim for such Distribution discharged and will be forever barred from asserting any such claim against the Reorganized Debtors or their property. Any Cash not distributed pursuant to this Section will be the property of the Reorganized Debtors, free of any restrictions thereon, and any such Cash held by a Disbursing Agent will be returned to or retained by the Reorganized Debtors.

8.14    No Fractional Securities; No Fractional Dollars. Any other provision of this Plan notwithstanding, Distributions of fractional shares of New Spansion Common Stock will not be made. Whenever any Distribution of securities, including in connection with the Rights Offering, would require the Distribution of a fractional share, the Distribution will be rounded to the nearest integer of shares (any fraction of 0.50 or less shall be rounded down to the next lower integer; any fraction higher than 0.50 shall be rounded up to the next higher integer). Any other provision of this Plan notwithstanding, the Reorganized Debtors shall not be required to make Distributions or payments of fractions of dollars. Whenever any payment of a fraction of a dollar is due under this Plan, the payment made shall be rounded to the nearest whole dollar (with $ .50 or less being rounded down to the next lower dollar and any amount greater than $ .50 being rounded up to the next higher dollar).

8.15    Surrender of Instruments. Except as set forth in Section 8.16 below and except for Holders of Secured Credit Facility Claims and UBS Credit Facility Claims, each Holder of a promissory note, bond, or other Instrument evidencing a Claim shall surrender such promissory note, bond, or Instrument to the Debtors or Reorganized Debtors, as the case may be, prior to being entitled to receive any Distribution, unless this requirement is waived by the Debtors or Reorganized Debtors, as the case may be, provided, however, that the Holders of Senior Notes and Exchangeable Debentures shall return the Instruments evidencing their Claims to the applicable Indenture Trustee. No Distribution of Cash or other property shall be made to or on behalf of any such Holder unless and until (A) such promissory note, bond, or Instrument is received by the Debtors or the Reorganized Debtors, as the case may be, (B) the unavailability of such promissory note, bond, or Instrument is established to the reasonable satisfaction of the Debtors or Reorganized Debtors, as the case may be, or (C) such requirement is waived by the Debtors or Reorganized Debtors, as the case may be. The Debtors or Reorganized Debtors, as the case may be, may require any such Holder who is unable to surrender or cause to be surrendered any such promissory note, bond, or Instrument to deliver an affidavit of loss and indemnity and/or furnish a bond in form and substance (including with respect to amount) reasonably satisfactory to the Debtors or Reorganized Debtors, as the case may be. Any such Holder that fails within the later of (i) one year after the Effective Date, and (ii) the date of Allowance of its Claim, (a) if possible, to surrender or cause to be surrendered such promissory note, bond or Instrument, or (b) if requested, to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Debtors or Reorganized Debtors, as the case may be, shall be deemed to have forfeited all rights, claims, and causes of action against the Debtors or Reorganized Debtors, as the case may be, and shall not participate in any Distribution under this Plan.

8.16    Procedures for Distributions to Holders of FRN Claims, Senior Notes Claims, and Allowed Exchangeable Debentures Claims. Distributions to be made under the Plan to Holders of Allowed FRN, Senior Notes, or Exchangeable Debentures Claims will be made to the applicable Indenture Trustee, which, subject to the right of the Indenture Trustee to assert any charging lien that it might have under the applicable indenture, will transmit the Distributions to the Holders of such Allowed FRN, Senior Notes, and Exchangeable Debentures Claims. Such Distributions will only be made after the Holder’s compliance with the requirement to surrender such FRN, Senior Note, or Exchangeable Debentures set forth in Section 8.15 of the Plan, and are subject to the rights of the applicable Indenture Trustee to assert its applicable charging lien, if any, against such Distribution.

8.17    Allocation of Distributions Between Principal and Interest. To the extent that any Allowed Claim entitled to a Distribution under this Plan is composed of indebtedness and accrued but unpaid interest thereon, such Distribution shall, to the extent permitted by applicable law, be allocated, for purposes of United States federal income tax, first to the principal amount of the Claim, and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of the Claim representing accrued but unpaid interest.

8.18    Compliance With Tax Requirements. The Debtors or the Reorganized Debtors, as the case may be, shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all Distributions under this Plan shall be subject to any such withholding and reporting requirements. The Debtors and the Reorganized Debtors shall be authorized to take any actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan, each Entity receiving a Distribution of Cash or New Spansion Common Stock pursuant to the Plan, including pursuant to the Rights Offering, shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on it by any governmental unit on account of such Distribution, including income, withholding and other tax obligations.

8.19    Saturday, Sunday or Legal Holiday. If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

ARTICLE IX.

PROCEDURES FOR TREATING AND RESOLVING DISPUTED CLAIMS

9.1    Objections to Claims. All objections to Claims must be Filed and served on the Holders of such Claims by the Claims Objection Deadline, and: (a) if Filed prior to the Effective Date, such objections shall be served on the parties on the then applicable service list in the Chapter 11 Cases; and (b) if Filed after the Effective Date, such objections shall be served on the Reorganized Debtors and the United States Trustee. If an objection has not been Filed to a proof of Claim or a scheduled Claim by the Claims Objection Deadline, the Claim to which the proof of Claim or scheduled Claim relates will be treated as an Allowed Claim.

9.2    Authority to Prosecute Objections.

(1)    Mr. Eugene Davis shall act as the agent for the Estates (the “Claims Agent”) in evaluating and prosecuting (i) objections to Disputed Claims in Classes 5A, 5B, and 5C, and (ii) Avoidance Actions to recover any alleged transfers made to any Entity that received payments or transfers during the applicable “look back” period (the “Claims Agent Avoidance Actions”) and (iii) all actions brought pursuant to Section 510(c) of the Bankruptcy Code (the “510(c) Actions”), except with respect to Holders of Designated Disputed Claims, Secured Credit Facility Claims, UBS Credit Facility Claims, FRN Claims, Senior Note Claims, Exchangeable Debentures Claims, Other

Secured Claims and Claims for Professional Compensation, provided that such exclusion from the authority of the Claims Agent is solely for such Entities in their capacity as Holders of such Claims. The Claims Agent’s compensation shall be approved by the Senior Noteholders Group, in consultation with the Creditors’ Committee, and shall be reasonably satisfactory to the Debtors. Any adjustment in the Claims Agent’s compensation shall be subject to the approval of Reorganized Spansion Inc.’s board of directors but may not be adjusted downward prior to the second anniversary of the Effective Date; provided, however, that the Claims Agent shall be entitled to such compensation only until the earlier to occur of (x) the date on which all Disputed Claims in Classes 5A – 5C and all Claims Agent Avoidance Actions have been resolved or adjudicated pursuant to a Final Order and (y) the date on which such Claims Agent resigns, terminates his or her engagement as Claims Agent or is removed pursuant to Section 9.2(3) .

(2)    Subject to the terms and provisions of this Section 9.2 and except as otherwise set forth in this subsection or Section 9.2(4), the Claims Agent shall be authorized and empowered to evaluate, make, File, prosecute, settle and abandon objections to (i) any Disputed Claims in Classes 5A – 5C (ii) any Claims Agent Avoidance Actions and (iii) any 510(c) Actions. Notwithstanding the foregoing, the Reorganized Debtors shall have the right to settle, but not prosecute objections to, any Designated Disputed Claims, provided that the Reorganized Debtors shall promptly give written notice of any such settlement to the Claims Agent. The Claims Agent shall not make, File or prosecute an objection to any Designated Disputed Claim without first obtaining the consent of the Reorganized Debtors unless (i) the objection to such Designated Disputed Claim was pending as of the Effective Date or (ii) the objection to such Designated Disputed Claim is based entirely on such Designated Disputed Claim not being filed by the applicable Bar Date, or such Designated Disputed Claim being duplicative of or superseded by anther Claim filed in the Chapter 11 Cases. No Disputed Claim in Classes 5A – 5C, other than Designated Disputed Claims, may be settled or deemed Allowed by the Debtors after Confirmation and prior to the Effective Date without the consent of both the Creditors’ Committee and the Senior Noteholders Group, which consents shall not be unreasonably withheld. The Claims Agent shall be entitled to retain counsel and other advisors to exercise the foregoing rights and duties, which counsel and other advisors, as well as the terms of their employment, shall be reasonably satisfactory to the Claims Agent and paid for by the Reorganized Debtors subject to receipt by the Debtors of invoices, statements and/or other documentation demonstrating in sufficient detail the reasonableness of the proposed charges. On or before the Effective Date, the Debtors shall deposit $750,000, or such other amount as agreed to by the Debtors, the Creditors’ Committee and the Senior Noteholders Group, into an account designated by and held in the name of the Claims Agent (the “Claims Agent Fund”), which amounts shall be used from and after (but not for services rendered or costs or expenses incurred before) the Effective Date by the Claims Agent to perform the duties and responsibilities set forth above (other than for the payment of the Claims Agent’s professionals, who shall be paid by the Reorganized Debtors subject to receipt by the Debtors of invoices, statements and/or other documentation demonstrating in sufficient detail the reasonableness of the proposed charges). If, subsequent to the initial funding of the Claims Agent Fund, the Claims Agent determines that the amount then held in the

Claims Agent Fund is insufficient for it to conclude the performance of its duties under this Section 9.2, it shall notify the Reorganized Debtors, and they shall meet together in good faith to determine what, if any, additional amounts should be deposited by the Reorganized Debtors into the Claims Agent Fund. Reorganized Spansion Inc.’s board of directors shall determine the amount of subsequent funding of the Claims Agent Fund.

(3)    In the event that the Claims Agent resigns or otherwise terminates its service in such capacity prior to the resolution or adjudication of all Disputed Claims in Classes 5A – 5C, Reorganized Spansion Inc.’s board of directors shall designate a successor Claims Agent (which shall be vested with all of the rights and powers set forth in this Section 9.2) . The Reorganized Debtors shall provide the Claims Agent (or any successor Claims Agent) with reasonable access to the Debtors’ books and records and personnel during normal business hours upon reasonable prior notice, and the Reorganized Debtors shall take commercially reasonable steps (so long as such steps are not unduly burdensome or costly) to cooperate with the Claims Agent in the performance of its duties under this Section 9.2. The Claims Agent may only be removed for gross negligence or fraud.

(4)    After the Effective Date, except as provided in subsections 9.2(1) and 9.2(2) above or otherwise in the Plan, only the Claims Agent shall have the authority to File, prosecute, settle, compromise, withdraw or litigate to judgment objections to Disputed Classes 5A – 5C Claims, Claims Agent Avoidance Actions or 510(c) Actions, provided that (i) the Debtors’ authority to File, prosecute, settle, compromise, withdraw or litigate to judgment objections to Disputed Class 5B Claims, Claims Agent Avoidance Actions or 510(c) Actions shall terminate on the Effective Date as provided in this Section 9.2, and (ii) the Claims Agent shall provide periodic updates on claims resolutions to Reorganized Spansion Inc.’s board of directors. Before bringing any Claims Agent Avoidance Actions other than Claims Agent Avoidance Actions brought solely for purposes of section 502(d) of the Bankruptcy Code, the Claims Agent shall obtain the approval of Reorganized Spansion Inc.’s board of directors to such proposal, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, the Claims Agent shall have full authority to settle (x) any Claims that would result in an Allowed Claim in an amount less than $500,000 and (y) any Claims Agent Avoidance Action that would result in a recovery of less than $500,000. Any settlements of Class 5A-C Disputed Claims or Claims Agent Avoidance Actions that result in Claims or recoveries in excess of $500,000 shall require approval of Reorganized Spansion Inc.’s board of directors.

(5)    Any previously prosecuted objections to any Disputed Claims in Classes 5A – 5C or Claims Agent Avoidance Action pending as of the Effective Date shall be deemed to have been assigned to the Claims Agent, and, subject to subsection 9.2(3), the Claims Agent shall have the sole and exclusive right, subject to the limitations set forth above, to continue the prosecution of such Disputed Classes 5A – 5C Claim or Claims Agent Avoidance Action, abandon such Claim objections, or settle or compromise such Disputed Claims in Classes 5A – 5C or Claims Agent Avoidance Action, subject to the terms of this Section 9.2.

(6)    Within thirty (30) days following the end of each February, May, August and November until all Disputed Claims in Classes 5A – 5C have been Allowed or Disallowed and all Claims Agent Avoidance Actions and 510(c) Actions have been settled, abandoned or prosecuted to judgment and recoveries of judgments received, the Claims Agent shall provide to the Reorganized Debtors a report with such information and detail as the Reorganized Debtors shall reasonably request in order for them to make the Distributions described in Section 8.10.

(7)    All amounts recovered by the Claims Agent as a result of its prosecution or settlement of any Claims Agent Avoidance Action or 510(c) Action shall be promptly paid to the Reorganized Debtors.

(8)    Except as set forth herein, notwithstanding that the Claims Agent shall have the right to File objections to Disputed Classes 5A – 5C Claims, litigate and/or settle objections to Disputed Claims in Classes 5A – 5C on behalf of the Debtors and their Estates, and commence, prosecute, litigate and settle any Claims Agent Avoidance Actions or 510(c) Actions, nothing contained herein shall be deemed to obligate the Claims Agent to take any such actions, all of which shall be determined by the Claims Agent in its sole and absolute discretion.

(9)    Notwithstanding the foregoing, (a) the Claims Agent shall not have any right or authority to evaluate, make, File, prosecute, settle or abandon objections to any Disputed Claims other than Claims in Classes 5A – 5C, and (b) the Debtors or Reorganized Debtors, as applicable, shall have the sole and exclusive right and authority to evaluate, make, File, prosecute, settle or abandon objections to any and all Disputed Claims other than Claims in Classes 5A – 5C. Notwithstanding the foregoing, (x) the Reorganized Debtors shall have full authority to settle any Claims other than Disputed Claims in Classes 5A – 5C that would result in an Allowed Claim in an amount less than $500,000 and (y) any settlements of by the Debtors of any non-Class 5A, 5B, or 5C Disputed Claim that result in an Allowed Claim in excess of $500,000 shall require approval of the Claims Agent.

9.3    No Distributions Pending Allowance. Notwithstanding anything to the contrary in this Plan, no Distributions will be made with respect to any portion of a Claim unless and until (i) the Claims Objection Deadline has passed and no objection to such Claim has been Filed, (ii) any objection to such Claim has been settled, withdrawn or overruled pursuant to a Final Order of the Bankruptcy Court or (iii) such Claim has been Allowed pursuant to the Confirmation Order or other Final Order of the Bankruptcy Court.

9.4    Estimation of Claims. Except as otherwise ordered by the Bankruptcy Court, the Debtors, the Reorganized Debtors (with respect to non-Class 5A – 5C Claims) or the Claims Agent (with respect to Class 5A – 5C Claims), as the case may be, may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502 of the Bankruptcy Code regardless of whether the Debtors or the Reorganized Debtors have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any

Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors (and after the Effective Date, the Reorganized Debtors) may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim, subject to Section 9.2 hereof. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and are not necessarily exclusive of one another.

9.5    Distributions After Allowance. As soon as practicable after (i) the occurrence of the applicable Claims Objection Deadline, if no objection to such Claim has been timely Filed, or (ii) the Disputed Claim becomes an Allowed Claim, the Reorganized Debtors will distribute to the Holder thereof all Distributions to which such Holder is then entitled under this Plan. In the event that the New Spansion Common Stock being held for Distribution with respect to a Claim is greater than the Distribution that is made to a Holder once the Claim becomes entitled to a Distribution, the excess remaining New Spansion Common Stock will be held by the Reserve for Disputed Claims pending subsequent Distributions in accordance with Section 8.12. All Distributions made under this Article IX will be made with any dividends, payments, or other Distributions made on account of, as well as any obligations arising from, the distributed property as if such Claim had been an Allowed Claim on the dates Distributions were previously made to Allowed Holders included in the applicable Class.

9.6    Claims Covered by Insurance Policy. To the extent a Claim is asserted for liability that is covered, in whole or in part, by any insurance policy or related agreement of the Debtors (“Insured Claim”), the Holder of such Claim may continue to pursue the Claim against the Reorganized Debtors solely for the purpose of liquidating such Claim, provided that in accordance with the terms of the applicable insurance policies, related agreements and the Plan, the Reorganized Debtors (on behalf of the Debtors) or the insurer, as applicable, may employ counsel, direct the defense, and determine whether and on what terms to settle any such Claim. Once the Claim is determined to be valid by agreement or Final Order, then the Claim shall be an Allowed Insured Claim in the amount set forth in such Order or agreement. Subject to applicable policy terms, conditions, endorsements and applicable non-bankruptcy law, the Holder of such Allowed Insured Claim will be entitled to: (i) a Distribution under the Plan only to the extent of (a) any unpaid or unexhausted deductible or self-insured retention under the applicable insurance policies or related agreements, and (b) any amount in excess of the limit of coverage provided by any applicable insurance policy or related agreement; and (ii) a recovery under the applicable insurance policy of the amount of such Allowed Insured Claim that is in excess of the deductible or self-insured retention but subject to the limit of coverage provided by such applicable insurance policy or related agreement.

ARTICLE X.

CONDITIONS PRECEDENT TO CONFIRMATION

AND THE EFFECTIVE DATE OF THE PLAN

10.1    Conditions to Confirmation. The following are conditions precedent to Confirmation of this Plan that must be (i) satisfied, or (ii) waived in accordance with Section 10.3 below:

(1)	The Bankruptcy Court shall have approved the Disclosure Statement with respect to this Plan in form and substance that is acceptable to the Debtors and the Ad Hoc Consortium.

(2)

The Confirmation Order shall be in form and substance acceptable to the Debtors, the Ad Hoc Consortium, the Creditors’ Committee and the Senior Noteholders Group, shall have been signed by the Bankruptcy Court, and shall have been entered on the docket of the Chapter 11 Cases.

(3)

The Confirmation Order shall include determinations that all of the settlements and compromises contained in the Plan meet the applicable standards under section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019 for approval and implementation.

(4)	The Debtors and the Holders of the Secured Credit Facility Claim shall have entered into documentation reasonably satisfactory to each of them.

(5)	The Debtors shall not have committed a material breach of their obligations under this Plan.

10.2    Conditions to the Effective Date. The following are conditions precedent to the Effective Date that must be (i) satisfied, or (ii) waived in accordance with Section 10.3 below:

(1)	All conditions to Confirmation of this Plan set forth in Section 10.1 shall remain satisfied or have been waived.

(2)	Each Order of the Bankruptcy Court referred to in Section 10.1 shall have become a Final Order.

(3)

The Confirmation Order and supporting findings of fact and conclusions of law shall be entered by the Bankruptcy Court in form and substance acceptable to the Debtors, the Ad Hoc Consortium, Creditors’ Committee and the Senior Noteholders Group and shall have become a Final Order.

(4)

All documents and agreements to be executed on the Effective Date or otherwise necessary to implement this Plan shall be in form and substance acceptable to the Debtors, the Creditors’ Committee and the Senior Noteholders Group, except as otherwise specifically provided herein.

(5)

The Debtors shall have received any authorization, consent, regulatory approval, ruling, letter, opinion, or document that may be necessary to implement this Plan and that is required by law, regulation, or order

(collectively, the “Authorizations”), and such Authorizations shall not have been revoked.

(6)	All other actions, documents and agreements necessary to implement the Plan as of the Effective Date shall have been delivered and all conditions precedent thereto shall have been satisfied or waived.

(7)

All corporate and other proceedings to be taken by the Debtors in connection with the Plan and Plan Supplement and the consummation of the transactions contemplated thereby and by the Plan and all documents incident thereto shall have been completed in form and substance reasonably satisfactory to the Debtors, and the Debtors shall have received all such counterpart originals or certified or other copies of the Plan and documents contemplated by the Plan and such other documents as they may reasonably request.

(8)

The Effective Date shall have occurred prior to six months after the Confirmation Date unless such period is extended by the Debtors with the consent of the Ad Hoc Consortium, the Creditors’ Committee and the Senior Noteholders Group.

(9)

The Initial Board shall have been elected or appointed as of the Effective Date, and directors’ and officers’ liability insurance shall be available to the members of the Initial Board on terms reasonably satisfactory to the Debtors and the Initial Board.

(10)

All applicable waiting periods imposed by applicable law (including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if applicable) in connection with the consummation of the Plan and transactions contemplated thereby shall have expired or been terminated without any action having been taken by any court of competent jurisdiction restraining, preventing or imposing materially adverse conditions upon such transactions, and the Debtors shall have received all material regulatory approvals required for the consummation of the Plan and the transactions contemplated thereby and for the Reorganized Debtors to continue to carry on their businesses without material change, each of which approvals shall have become final.

(11)

All other actions and documents necessary to implement the treatment of Claims and Interests set forth in this Plan shall have been effected or executed or, if waivable, waived by the Entity or Entities entitled to the benefit thereof.

(12)

If the Debtors consummate the Rights Offering and/or issue or incur the New Spansion Debt, New Capital Proceeds in an amount to satisfy the requirements of Section 3.3(2)(b) and, if applicable, Sections 6.10(1) and

6.10(10), shall be held in an escrow account or segregated account of the Debtors.

10.3    Waiver of Conditions. The conditions to Confirmation of the Plan set forth in Section 10.1 or the Effective Date set forth in Section 10.2 may be waived, in whole or in part, by the Debtors, with the consent of the Creditors’ Committee and the Senior Noteholders Group and, as to the conditions set forth in Sections 10.1(1) and (2) and Sections 10.2(3) and (8), with the consent of the Ad Hoc Consortium, without any notice to any other parties in interest or the Bankruptcy Court and without leave or Order of the Bankruptcy Court, and without any formal action other than proceeding to confirm or consummate the Plan. The failure to satisfy or waive any condition to the Confirmation Date or the Effective Date may be asserted by the Debtors in their respective sole discretion regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors). The failure of the Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

10.4    Effect of Failure of Conditions. In the event that all of the conditions to the Effective Date are not satisfied or waived within three (3) months following entry of the Confirmation Order (or such longer period as is agreed to by the Debtors, the Ad Hoc Consortium, the Creditors’ Committee and the Senior Noteholders Group): (a) any party-in-interest may request that the Bankruptcy Court vacate the Confirmation Order; (b) no Distributions shall be made; (c) the Debtors and all Holders of Claims and Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred; (d) all settlements included in the Plan or incorporated into the Plan, including settlements implicit in the terms of the Plan, shall be deemed revoked; and (e) the Debtors’ obligations with respect to the Claims and Interests shall remain unchanged (except to the extent of any payments made after entry of the Confirmation Order but prior to the Effective Date) and nothing contained in the Plan shall constitute or be deemed a waiver or release of any Claims or Interests by or against the Debtors or any other Entity or to prejudice in any manner the rights of the Debtors or any Entity in any further proceedings involving the Debtors.

10.5    Order Denying Confirmation. If an Order denying confirmation of the Plan is entered by the Bankruptcy Court, then the Plan shall be null and void in all respects, and nothing contained in the Plan shall (a) constitute a waiver or release of any Claims against or Interests in the Debtors, (b) prejudice in any manner the rights of the Holder of any Claim against, or Interest in, the Debtors, (c) prejudice in any manner any right, remedy or Claim of the Debtors, (d) be deemed an admission against interest by the Debtors, or (e) constitute a settlement, implicit or otherwise, of any kind whatsoever.

10.6    Revocation of the Plan. The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan, or if Confirmation does not occur or if the Plan does not become effective, then the Plan shall be null and void, and nothing contained in the Plan or Disclosure Statement shall: (a) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors; (b) constitute an admission of any fact or legal conclusion by the Debtors or any other Entity; or (c) prejudice in any manner the rights of the Debtors or any other party, including the Creditors’ Committee, the Ad Hoc Consortium and the Senior Noteholders Group, in any related or further proceedings.

ARTICLE XI.

EFFECT OF PLAN ON CLAIMS AND INTERESTS

11.1    Discharge of Claims and Termination of Interests. Except as otherwise provided in the Plan or the Confirmation Order:

(1)

on the Effective Date, each Reorganized Debtor shall be deemed discharged and released from all Claims and Interests, including demands, liabilities, Claims and Interests that arose before the Effective Date and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not: (A) a proof of Claim or proof of Interest based on such debt or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (B) a Claim or Interest based on such debt or Interest is Allowed pursuant to section 502 of the Bankruptcy Code, (C) the Holder of a Claim or Interest based on such debt or Interest has accepted the Plan, or (D) such Claim is listed in the Schedules; and

(2)

all Entities shall be precluded from asserting against each Reorganized Debtor, its successors, or its Assets any other or further Claims or Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

Except as otherwise provided in the Plan or the Confirmation Order, upon the occurrence of the Effective Date, the Confirmation Order shall act as a discharge of any and all Claims against and all debts and liabilities of the Reorganized Debtors, as provided in sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment against each Reorganized Debtor at any time obtained to the extent that it relates to a discharged Claim or terminated Interest.

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, on the Effective Date, all mortgages, deeds of trust, Liens or other security interests against the Assets of any Estate shall be fully released and discharged, and all of the right, title and interest of any holder of such mortgages, deeds of trust, Liens or other security interests, including any rights to any collateral thereunder, will revert to the applicable Reorganized Debtor and its successors and assigns.

11.2    Cancellation of Claims and Interests. Except as otherwise set forth in this Plan, and except for purposes of evidencing a right to Distributions, on the Effective Date, all agreements and other documents evidencing the Claims or rights of any Holder of a Claim against the Debtors, including all notes, guarantees, mortgages, and all Old Spansion Interests and Other Old Equity Rights shall be canceled.

11.3    Release by Debtors of Certain Parties. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS PLAN, PURSUANT TO SECTION 1123(B)(3) OF THE BANKRUPTCY CODE, ON THE EFFECTIVE DATE, THE DEBTORS AND REORGANIZED DEBTORS, IN THEIR INDIVIDUAL CAPACITIES AND AS DEBTORS-IN-POSSESSION, WILL BE DEEMED TO FOREVER RELEASE, WAIVE AND DISCHARGE ALL CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION AND LIABILITIES (OTHER THAN THE RIGHTS OF THE DEBTORS OR REORGANIZED DEBTORS TO ENFORCE THE PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES, INDENTURES AND OTHER AGREEMENTS OR DOCUMENTS DELIVERED THEREUNDER), WHETHER LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE THAT ARE BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE IN ANY WAY RELATING TO THE DEBTORS, REORGANIZED DEBTORS, THE PARTIES RELEASED PURSUANT TO THIS SECTION, THE CHAPTER 11 CASES, THE PLAN OR THE DISCLOSURE STATEMENT, AND THAT COULD HAVE BEEN ASSERTED BY OR ON BEHALF OF THE DEBTORS OR THEIR ESTATES OR THE REORGANIZED DEBTORS, WHETHER DIRECTLY, INDIRECTLY, DERIVATIVELY OR IN ANY REPRESENTATIVE OR ANY OTHER CAPACITY, AGAINST: (I) THE CURRENT DIRECTORS, OFFICERS AND EMPLOYEES OF THE DEBTORS (OTHER THAN FOR MONEY BORROWED FROM OR OWED TO THE DEBTORS BY ANY SUCH DIRECTORS, OFFICERS OR EMPLOYEES AS SET FORTH IN THE DEBTORS’ BOOKS AND RECORDS) AND THE DEBTORS’ FORMER AND CURRENT ATTORNEYS, FINANCIAL ADVISORS, INVESTMENT BANKERS, ACCOUNTANTS AND OTHER PROFESSIONALS RETAINED BY SUCH ENTITY; (II) THE CREDITORS’ COMMITTEE AND ITS CURRENT AND FORMER MEMBERS (SOLELY IN SUCH CAPACITY), THE INDENTURE TRUSTEES, THEIR RESPECTIVE ADVISORS (INCLUDING ANY FORMER OR CURRENT ATTORNEYS, FINANCIAL ADVISORS, INVESTMENT BANKERS, ACCOUNTANTS AND OTHER PROFESSIONALS RETAINED BY SUCH ENTITIES SOLELY IN THEIR CAPACITIES AS SUCH) AND THEIR PRESENT OR FORMER DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND REPRESENTATIVES (SOLELY IN THEIR CAPACITIES AS SUCH); (III) ALL HOLDERS OF SECURED CREDIT FACILITY CLAIMS SOLELY WITH RESPECT TO CLAIMS RELATING TO OR ARISING IN CONNECTION WITH SUCH CLAIMS AND ALL HOLDERS OF FRN CLAIMS, OFFICERS, DIRECTORS, EMPLOYEES, PARTNERS, MEMBERS, MANAGERS AND ADVISORS (INCLUDING ANY ATTORNEYS, FINANCIAL ADVISORS, INVESTMENT BANKERS, ACCOUNTANTS AND OTHER PROFESSIONALS RETAINED BY SUCH ENTITIES), AND THE FRN INDENTURE TRUSTEE OR ITS OFFICERS, DIRECTORS, EMPLOYEES, PARTNERS, MEMBERS, MANAGERS AND ADVISORS (INCLUDING ANY ATTORNEYS, FINANCIAL ADVISORS, INVESTMENT BANKERS, ACCOUNTANTS AND

OTHER PROFESSIONALS RETAINED BY SUCH ENTITIES) RELATING TO OR ARISING IN CONNECTION WITH THE FRN CLAIMS; (IV) THE BACKSTOP PARTY, IF ANY, AND ITS AFFILIATES AND THEIR RESPECTIVE ADVISORS (INCLUDING ANY FORMER OR CURRENT ATTORNEYS, FINANCIAL ADVISORS, ACCOUNTANTS AND OTHER PROFESSIONALS RETAINED BY SUCH ENTITY SOLELY IN THEIR CAPACITY AS SUCH) AND THEIR RESPECTIVE PRESENT OR FORMER DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND REPRESENTATIVES (SOLELY IN THEIR CAPACITIES AS SUCH); (V) THE DEBTORS OR THEIR RESPECTIVE AFFILIATES (OTHER THAN SPANSION JAPAN) AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, PARTNERS, MEMBERS, MANAGERS AND ADVISORS (INCLUDING ANY ATTORNEYS, FINANCIAL ADVISORS, INVESTMENT BANKERS, ACCOUNTANTS AND OTHER PROFESSIONALS RETAINED BY SUCH ENTITIES), EXCEPT CLAIMS ARISING IN THE ORDINARY COURSE OF THE DEBTORS’ BUSINESS WITH RESPECT TO EMPLOYEE MATTERS; AND (VI) THE SENIOR NOTEHOLDERS GROUP AND ITS CURRENT AND FORMER MEMBERS (SOLELY IN SUCH CAPACITY) AND ITS RESPECTIVE ADVISORS (INCLUDING ANY FORMER OR CURRENT ATTORNEYS, FINANCIAL ADVISORS, INVESTMENT BANKERS, ACCOUNTANTS AND OTHER PROFESSIONALS RETAINED BY SUCH ENTITIES SOLELY IN THEIR CAPACITIES AS SUCH) AND THEIR PRESENT OR FORMER DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND REPRESENTATIVES (SOLELY IN THEIR CAPACITIES AS SUCH). THOSE ENTITIES DESCRIBED IN SUBSECTIONS (I) THROUGH (VI) OF THE PRECEDING SENTENCE SHALL BE REFERRED TO AS THE “DEBTOR RELEASEES”. NOTWITHSTANDING THE FOREGOING, NOTHING IN THE PLAN SHALL RELEASE (I) ANY DEBTOR RELEASEE OTHER THAN THE DEBTORS FROM (A) ANY CLAIMS ASSERTED BY THE DEBTORS THAT ARE THE SUBJECT OF A PENDING LITIGATION, ADVERSARY PROCEEDING OR OTHER CONTESTED MATTER OR JUDGMENT AS OF THE EFFECTIVE DATE, (B) WILLFUL MISCONDUCT OR GROSS NEGLIGENCE AS DETERMINED BY A FINAL ORDER, (C) ANY OBJECTIONS BY THE DEBTORS OR THE REORGANIZED DEBTORS TO CLAIMS FILED BY SUCH ENTITY AGAINST THE DEBTORS AND/OR THE ESTATES OR (D) ANY OBLIGATIONS OF SUCH PERSON UNDER OR IN CONNECTION WITH THIS PLAN AND (II) SPANSION JAPAN AND ITS OFFICERS, DIRECTORS, EMPLOYEES, PARTNERS, MEMBERS, MANAGERS AND ADVISORS (INCLUDING ANY ATTORNEYS, FINANCIAL ADVISORS, INVESTMENT BANKERS, ACCOUNTANTS AND OTHER PROFESSIONALS EMPLOYED BY SPANSION JAPAN) (FOR ALL SUCH ENTITIES OTHER THAN SPANSION JAPAN, IN THE CAPACITY NAMED HEREIN). THIS RELEASE, WAIVER AND DISCHARGE WILL BE IN ADDITION TO THE DISCHARGE OF CLAIMS AND TERMINATION OF INTERESTS PROVIDED HEREIN AND UNDER THE CONFIRMATION ORDER AND THE BANKRUPTCY CODE.

ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE DEBTOR RELEASES SET FORTH HEREIN, WHICH INCLUDE BY

REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED IN THE PLAN, AND FURTHER SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE DEBTOR RELEASES ARE: (A) IN EXCHANGE FOR GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE DEBTOR RELEASEES, REPRESENTING GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE DEBTOR RELEASES; (B) IN THE BEST INTERESTS OF THE DEBTORS AND ALL HOLDERS OF CLAIMS; (C) FAIR, EQUITABLE AND REASONABLE; (D) APPROVED AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (E) A BAR TO THE DEBTORS, THE REORGANIZED DEBTORS, OR ANY OTHER ENTITY ACTING ON BEHALF OF THEM ASSERTING ANY CLAIM RELEASED BY THE DEBTOR AGAINST ANY OF THE DEBTOR RELEASEES OR THEIR RESPECTIVE ASSETS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION, THE RELEASE OF THE DEBTORS’ OFFICERS, DIRECTORS AND EMPLOYEES SET FORTH ABOVE SHALL BE OF NO FORCE AND EFFECT IN FAVOR OF ANY OFFICER, DIRECTOR OR EMPLOYEE WHO ASSERTS ANY PRE-EFFECTIVE DATE CLAIM AGAINST THE DEBTORS OR REORGANIZED DEBTORS FOR INDEMNIFICATION, DAMAGES OR ANY OTHER CAUSES OF ACTION OTHER THAN FOR UNPAID COMPENSATION, WAGES OR BENEFITS THAT AROSE IN THE ORDINARY COURSE OF BUSINESS OR PURSUANT TO THE PLANS AND PROGRAMS APPROVED BY THE BANKRUPTCY COURT PURSUANT TO ITS (A) ORDER (I) APPROVING CERTAIN INCENTIVE PLANS AND (II) AUTHORIZING PAYMENT THEREUNDER PURSUANT TO SECTIONS 105(E), 363(B) AND 503(C) OF THE BANKRUPTCY CODE, ENTERED ON JUNE 29, 2009 [D.I. 730], (B) ORDER (I) APPROVING CERTAIN INCENTIVE PLANS AND (II) AUTHORIZING PAYMENT THEREUNDER PURSUANT TO SECTIONS 105(E), 363(B) AND 503(C) OF THE BANKRUPTCY CODE, ENTERED ON JULY 22, 2009 [D.I. 849], AND (C) ORDER (I) APPROVING INCENTIVE PLANS AND (II) AUTHORIZING PAYMENT THEREUNDER PURSUANT TO SECTIONS 105(E), 363(B) AND 503(C) OF THE BANKRUPTCY CODE, ENTERED ON JULY 23, 2009 [D.I. 874].

11.4    Release by Holders of Claims and Interests. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS PLAN, ON THE EFFECTIVE DATE: (A) EACH ENTITY THAT VOTES TO ACCEPT THIS PLAN OR IS PRESUMED TO HAVE VOTED FOR THIS PLAN PURSUANT TO SECTION 1126(f) OF THE BANKRUPTCY CODE; (B) EACH ENTITY WHO OBTAINS A RELEASE UNDER THE PLAN; AND (C) EACH ENTITY THAT IS A MEMBER OF A CLASS OF CREDITORS WHICH RECEIVES A DISTRIBUTION PURSUANT TO THE PLAN, IF SUCH ENTITY DID NOT EXERCISE ITS RIGHT TO OPT OUT OF THE RELEASES GRANTED UNDER THIS SECTION PURSUANT TO ANY BALLOT CAST ON THE PLAN BY SUCH ENTITY (EACH, A “RELEASE OBLIGOR”), IN CONSIDERATION FOR THE OBLIGATIONS OF THE DEBTORS, THE DEBTORS AND THE REORGANIZED DEBTORS UNDER THIS PLAN AND THE CASH, NEW SPANSION COMMON STOCK, AND OTHER CONTRACTS, INSTRUMENTS, RELEASES, AGREEMENTS OR DOCUMENTS TO BE DELIVERED IN CONNECTION WITH THIS PLAN, SHALL HAVE CONCLUSIVELY,

ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND FOREVER, RELEASED AND DISCHARGED EACH PARTY RELEASED IN SECTION 11.3 HEREOF FROM ANY CLAIM, RETAINED ACTION, OBLIGATION, SUIT, JUDGMENT, DAMAGE, DEMAND, DEBT, RIGHT, CAUSES OF ACTION, LIABILITY, WHETHER LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING AS OF THE EFFECTIVE DATE ARISING FROM, BASED ON OR RELATING TO, IN WHOLE OR IN PART, THE SUBJECT MATTER OF, OR THE TRANSACTION OR EVENT GIVING RISE TO, THE CLAIM OF SUCH RELEASED OBLIGOR, AND ANY ACT, OMISSION, OCCURRENCE OR EVENT IN ANY MANNER RELATED TO SUCH SUBJECT MATTER, TRANSACTION OR OBLIGATION, PROVIDED THAT NOTHING IN THE PLAN WILL RESTRICT ANY GOVERNMENTAL OR REGULATORY AGENCY FROM PURSUING ANY REGULATORY OR POLICE ENFORCEMENT ACTION AGAINST THE DEBTORS, THE REORGANIZED DEBTORS, THEIR CURRENT OR FORMER OFFICERS, DIRECTORS OR EMPLOYEES, AND THEIR RESPECTIVE AGENTS, ADVISORS, ATTORNEYS AND REPRESENTATIVES ACTING IN ANY CAPACITY, OTHER THAN ANY ACTION OR PROCEEDING OF ANY TYPE TO RECOVER MONETARY CLAIMS, DAMAGES, OR PENALTIES AGAINST THE DEBTORS FOR AN ACT OR OMISSION OCCURRING PRIOR TO CONFIRMATION. THIS RELEASE, WAIVER AND DISCHARGE WILL BE IN ADDITION TO THE DISCHARGE OF CLAIMS AND TERMINATION OF INTEREST PROVIDED HEREIN AND UNDER THE CONFIRMATION ORDER AND THE BANKRUPTCY CODE.

NOTWITHSTANDING THE FOREGOING AND ANYTHING CONTAINED IN THIS PLAN, (i) THE SENIOR NOTES INDENTURE TRUSTEE DOES NOT RELEASE, AND THE DEBTORS AND EXCHANGEABLE DEBENTURES INDENTURE TRUSTEE ARE NOT RELEASED, FROM THE CLAIMS AND CAUSES OF ACTION SET FORTH IN ADV PRO. NO. 09-52274 AND (II) SPANSION JAPAN AND ITS OFFICERS, DIRECTORS, EMPLOYEES, PARTNERS, MEMBERS, MANAGERS AND ADVISORS (INCLUDING ANY ATTORNEYS, FINANCIAL ADVISORS, INVESTMENT BANKERS, ACCOUNTANTS AND OTHER PROFESSIONALS EMPLOYED BY SPANSION JAPAN) (FOR ALL SUCH ENTITIES OTHER THAN SPANSION JAPAN, IN THE CAPACITY NAMED HEREIN) SHALL NOT BE A “DEBTOR RELEASEE” AS DEFINED IN THE PLAN AND SHALL NOT BE RELEASED OR DISCHARGED FROM ANY CLAIMS, OBLIGATIONS ETC. PURSUANT TO THE PLAN.

11.5    California Civil Code § 1542 Waiver. To the extent any of the Debtors or Holders of Claims or Interests grant a release pursuant to the terms of this Plan, such Debtor or Holder acknowledges that it, she or he is familiar with or has been advised regarding the provisions of section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

and similar statutes of other states or the United States, and common law principles of similar effect as section 1542.

The Debtors and Holders of Claims and Interests, being made aware of section 1542 and similar laws and common law principles, hereby are deemed to have expressly waived any rights that any of them might have or assert thereunder, to the extent such section relates to any of the claims released pursuant to Sections 11.3 11.4 or 11.8.

11.6    Jurisdiction Related Hereto. Any action brought against any party receiving a release hereunder for any matter or thing related to the Chapter 11 Cases or the Plan must be brought in Bankruptcy Court.

11.7    Setoffs. The Debtors may, but shall not be required to, setoff against any Claim, and the payments or other Distributions to be made pursuant to this Plan in respect of such Claim, claims of any nature whatsoever that the Debtors may have against such Holder; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such Holder.

11.8    Exculpation and Limitation of Liability. The Debtors, the present and former members of the Creditors’ Committee, the Ad Hoc Consortium and the Senior Noteholders Group in their capacities as such, the Indenture Trustees in their capacities as such, the Backstop Party, if any, in its capacity as such, and any of such parties’ respective current and/or post-Petition Date and pre-Effective Date Affiliates, members, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers, or agents and any of such parties’ successors and assigns, shall not have or incur, and are hereby released from, any claim, obligation, cause of action, or liability to one another or to any Holder of any Claim or Interest, or any other party-in-interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the Chapter 11 Cases, the negotiation and filing of this Plan, the filing of the Chapter 11 Cases, the settlement of Claims or renegotiation of executory contracts and leases, the pursuit of Confirmation of this Plan, the consummation of this Plan, or the administration of this Plan or the property to be distributed under this Plan or the exercise of the powers and duties conferred on the Indenture Trustees by the indentures, this Plan or any order of the Bankruptcy Court, except for their willful misconduct or gross negligence or any obligations that they have under or in connection with this Plan or the transactions contemplated in this Plan, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under this Plan (collectively, the “Exculpated Claims”). No Holder of any Claim or Interest, or other party-in-interest, none of their respective agents, employees, representatives, financial advisors, attorneys, or Affiliates, and no successors or assigns of the foregoing, shall have any right of action against the Debtors, the Creditors’ Committee, the Ad Hoc Consortium, the Senior Noteholders Group, the present and former members of the Creditors’ Committee, the Ad Hoc Consortium, and the Senior Noteholders Group in their capacities as such, each of the Indenture Trustees in its capacity as such, and any of such parties’ respective current and/or post-Petition Date and pre-Effective Date Affiliates, members, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers, or agents and any of such parties’ successors and assigns with respect to the Exculpated Claims. No Holder of any Claim or Interest, or other party-in-interest, none of their respective agents, employees, representatives, financial advisors, attorneys, or Affiliates, and no successors or assigns of the foregoing, shall have or pursue any claim or cause of action against the Indenture Trustees for making Distributions in accordance with this Plan or for implementing the provisions of this Plan.

Notwithstanding the foregoing and anything contained in this Plan, the Senior Notes Indenture Trustee does not release, and the Debtors and the Exchangeable Debentures Indenture Trustee are not released from, the claims and causes of action set forth in ADV Pro. No. 09-52274.

11.9    Injunction. The Confirmation Order will permanently enjoin the commencement or prosecution by any Entity, whether directly, derivatively or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to the Plan, including the Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released in Sections 11.3, 11.4 and 11.8; provided, however, that nothing in this Plan will restrict any governmental or regulatory agency from pursuing any regulatory or police enforcement action against the Debtors, the Reorganized Debtors, their current or former officers, directors or employees, and their respective agents, advisors, attorneys and representatives acting in any capacity, other than any action or proceeding of any type to recover monetary claims, damages or penalties against the Debtors for an act or omission occurring prior to Confirmation.

11.10  Effect of Confirmation.

(1)

Binding Effect. On the Confirmation Date, the provisions of this Plan shall be binding on the Debtors, the Estates, all Holders of Claims against or Interests in the Debtors, and all other parties-in-interest whether or not such Holders are Impaired and whether or not such Holders have accepted this Plan.

(2)	Effect of Confirmation on Automatic Stay. Except as provided otherwise in this Plan, from and after the Effective Date, the automatic stay of section 362(a) of the Bankruptcy Code shall terminate.

(3)

Filing of Reports. The Reorganized Debtors shall file all reports and pay all fees required by the Bankruptcy Code, Bankruptcy Rules, United States Trustee guidelines, and the rules and orders of the Bankruptcy Court.

(4)

Post-Confirmation Date Retention of Professionals. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate, and the Reorganized Debtors may employ and pay professionals in the ordinary course of business.

ARTICLE XII.

RETENTION AND SCOPE OF JURISDICTION OF THE BANKRUPTCY

COURT

12.1    Retention of Jurisdiction. Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will have or retain jurisdiction over the Chapter 11 Cases after the Effective Date to the extent legally permissible, including jurisdiction for the following purposes:

(1)

To allow, disallow, determine, liquidate, classify, subordinate, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including, the resolution of any request for payment of any Administrative Expense Claim, the resolution of any objections to the allowance, classification or priority of Claims or Interests and the resolution of any dispute as to the treatment necessary to Reinstate or render Unimpaired a Claim or Interest pursuant to the Plan, as well as the approval of any Indenture Trustees Fees and Expenses, to the extent of any dispute between the applicable Indenture Trustees and the Debtors or Reorganized Debtors, as applicable;

(2)	To establish a date or dates by which objections to Claims must be Filed to the extent not established herein;

(3)	To establish the amount of any reserve required to be withheld from any Distribution under this Plan on account of any disputed, contingent or unliquidated claim.

(4)

To resolve all matters related to the rejection, and assumption and/or assignment of any Executory Contract or Unexpired Lease to which any Debtor is a party or with respect to which any Debtor or Reorganized Debtor may be liable and to hear, determine and, if necessary, liquidate any Claims arising therefrom, including any Cure Amount Claims;

(5)	To hear and rule upon all Retained Actions, Avoidance Actions and other Causes of Action commenced and/or pursued by the Debtors and/or the Reorganized Debtors;

(6)

To decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters, and grant or deny applications involving the Debtors that may be pending on the Effective Date or brought thereafter;

(7)	To hear and rule upon all applications for Professional Compensation;

(8)

To modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code, modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into, delivered or created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate or carry out the intent and purpose the Plan, with the consent of the Debtors or Reorganized Debtors, as applicable, the Creditors’ Committee, the Senior Noteholders Group, and, to the extent that any of the foregoing actions could affect the treatment of Holders of Allowed Class 3 Claims, the Ad Hoc Consortium.

(9)

To enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order, as well as to ensure that Distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

(10)

To issue injunctions, enforce the injunctions contained in the Plan and the Confirmation order, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

(11)

To enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated or Distributions pursuant to the Plan are enjoined or stayed;

(12)

To make such determinations and enter such orders as may be necessary to effectuate all the terms and conditions of this Plan, including the Distribution of funds from the Estates and the payment of Claims;

(13)	To resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the

Plan or any contract, instrument, release or other agreement or document that is entered into or delivered pursuant to the Plan or any Entity’s rights arising from or obligations incurred in connection with the Plan or such documents;

(14)	To determine any suit or proceeding brought by the Debtors and/or the Reorganized Debtors to recover property under any provisions of the Bankruptcy Code;

(15)

To determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code, including any Disputed Claims for taxes, and to determine and declare any tax effects under this Plan;

(16)

To determine any matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order;

(17)	To determine any other matters as may be authorized by or under the provisions of the Bankruptcy Code; and

(18)	To enter a Final Decree closing the Chapter 11 Cases.

The foregoing list is illustrative only and not intended to limit in any way the Bankruptcy Court’s exercise of jurisdiction. If the Bankruptcy Court abstains from exercising jurisdiction or is otherwise without jurisdiction over any matter arising out of the Chapter 11 Cases, including the matters set forth in this Article, this Article shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

12.2    Final Decree. The Bankruptcy Court may, upon application of the Reorganized Debtors at any time after 120 days after the Effective Date, enter a Final Decree in these cases.

ARTICLE XIII.

MISCELLANEOUS PROVISIONS

13.1    Modification of the Plan. The Debtors, before the Effective Date, reserve the right in accordance with section 1127 of the Bankruptcy Code to modify, alter or amend this Plan at any time before its substantial consummation, with the consent of the Creditors’ Committee and the Senior Noteholders Group and, if any such modification, alteration or amendment would affect the treatment of Allowed Class 3 Claims hereunder, the Ad Hoc Consortium. Subject to the limitations contained herein, the Debtors may modify, alter or amend this Plan in accordance with this paragraph, before or after Confirmation, without notice or hearing, or after such notice and hearing as the Bankruptcy Court deems appropriate, if the Bankruptcy Court finds that the modification, alteration or amendment does not materially and adversely affect the rights of any parties in interest which have not had notice and an opportunity to be heard with regard thereto. In the event of any modification, alteration or amendment on or before Confirmation, any votes to accept or reject this Plan shall be deemed to be votes to accept or reject this Plan as modified, unless the Bankruptcy Court finds that the modification, alteration or amendment materially and adversely affects the rights of parties in interest which have cast said votes.

13.2    Deadlines. Any deadline in this Plan may be extended, either before or after the Effective Date, by an Order entered on a motion or application of the Debtors or Reorganized Debtors, as applicable, so long as such motion or application is made prior to the expiration of such deadline.

13.3    Applicable Law. Unless a rule of law or procedure is supplied by (i) federal law (including the Bankruptcy Code and Bankruptcy Rules), (ii) an express choice of law provision in any agreement, contract, instrument or document provided for, or executed in connection with, the Plan, or (iii) applicable non-bankruptcy law, the rights and obligations arising under the Plan and any agreements, contracts, documents and instruments executed in connection with the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

13.4    Plan Supplement. The Plan Supplement will contain, among other things, (a) forms of the New Governing Documents, (b) a form of the indenture for the New Senior Notes and the form of New Senior Note, (c) a form of the indenture for the New Convertible Notes and the form of New Convertible Notes, (d) a form of the indenture(s), credit agreement(s) or other governing document(s) for the New Spansion Debt, if the New Spansion Debt is to be issued or incurred, (e) the definitive documents for the Rights Offering, if the Rights Offering is to be consummated, (f) a list of the Persons who will serve on the Initial Board, (g) the Contract/Lease Schedule, and (h) the proposed Confirmation Order. The Plan Supplement shall be Filed with the Bankruptcy Court on or before January 19, 2010. Notwithstanding the foregoing, subject to any express limitations set forth herein, the Debtors may amend the Plan Supplement and any attachments thereto, through and including the Confirmation Date.

13.5    Dissolution of Creditors’ Committee. On the Effective Date, unless an appeal is pending from the Confirmation Order, the Creditors’ Committee shall dissolve automatically, whereupon its members, Professionals, and agents shall be released and discharged from any further duties and responsibilities in the Chapter 11 Cases and under the Bankruptcy Code. The Professionals retained by the Creditor’s Committee and the members thereof shall be entitled to assert claims for reasonable fees for services rendered and expenses incurred in connection with the consummation of the Plan or File applications for allowance of compensation and reimbursement of expenses of the Creditors’ Committee’s members or Professionals pending on the Effective Date or Filed and served after the Effective Date pursuant to Section 4.2. In the event an appeal is pending from the Confirmation Order as of the Effective Date the Creditors’ Committee shall remain in existence for all purposes related to the prosecution and defense of such appeal, and the Creditors’ Committee Professionals shall be entitled to compensation and reimbursement of expenses in connection with such matters.

13.6    Preparation of Estates’ Returns and Resolution of Tax Claims. The Debtors or Reorganized Debtors shall file all tax returns and other filings with governmental authorities and may file determination requests under section 505(b) of the Bankruptcy Code to resolve any Disputed Claim relating to taxes with a governmental authority. The Reorganized Debtors are hereby authorized to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Petition Date through and including the Effective Date.

13.7    Headings. The headings of the Articles and the Sections of this Plan have been used for convenience only and shall not limit or otherwise affect the meaning of the provisions of this Plan.

13.8    Confirmation of Plans for Separate Debtors. In the event the Debtors are unable to confirm this Plan with respect to all Debtors, the Debtors reserve the right, unilaterally and unconditionally, to proceed with this Plan with respect to any Debtor for which the confirmation requirements of the Bankruptcy Code are met.

13.9    No Admissions; Objection to Claims. Notwithstanding anything herein or in the Disclosure Statement to the contrary, nothing contained in this Plan or in the Disclosure Statement shall be deemed to be an admission by the Debtors, the Claims Agent, the Creditors’ Committee, the Ad Hoc Consortium or the Senior Noteholders Group with respect to any matter set forth herein including liability on any Claim or Interest or the propriety of the classification of any Claim or Interest. The Debtors, the Reorganized Debtors, the Claims Agent, the Creditors’ Committee, the Senior Noteholders Group and the Ad Hoc Consortium shall not be bound by any statements herein or in the Disclosure Statement as judicial admissions.

13.10    No Waiver. Neither the failure of a Debtor to list a Claim or Interest in the Debtor’s Schedules, the failure of a Debtor to object to any Claim, Administrative Expense Claim or Interest for purposes of voting, the failure of a Debtor to object to a Claim, Administrative Expense Claim or Interest prior to the Confirmation Date or the Effective Date, nor the failure of a Debtor to assert a Retained Action prior to the Confirmation Date or the Effective Date, in the absence of a legally-effective express waiver or release executed by the Debtors with the approval of the Bankruptcy Court, if required, and with any other consents or approvals required under the Plan, shall be deemed a waiver or release of the right of a Debtor, a Reorganized Debtor or the Claims Agent, or their successors, either before or after solicitation of votes on the Plan or before or after the Confirmation Date or the Effective Date to (a) object to or examine such Claim, Administrative Expense Claim or Interest, in whole or in part, or (b) retain and either assign or exclusively assert, pursue, prosecute, utilize, otherwise act or otherwise enforce any Retained Action as against the Holder of any such Claim, Administrative Expense Claim or Interest.

13.11  No Bar to Suits. Except as provided in this Plan, neither this Plan nor Confirmation shall operate to bar or estop the Debtors or Reorganized Debtors from commencing any Retained Action, or any other legal action against any Holder of a Claim or Interest or any individual, corporation, partnership, trust, venture, governmental unit, or any other form of legal Entity, whether such Retained Action, or any other legal action arose prior to or after the Confirmation Date and whether or not the existence of such Retained Action, or any other legal action, was disclosed in any Disclosure Statement Filed by the Debtors in connection with this Plan or whether or not any payment was made or is made on account of any Claim.

13.12  Successors and Assigns. The rights, benefits and obligations of any Entity named or referred to in the Plan will be binding on, and will inure to the benefit of, any heir, executor, administrator, successor, or assign of such Entity.

13.13  Post-Effective Date Effect of Evidence of Claims or Interests. Notes, bonds, stock certificates and other evidence of Claims against or Interests in the Debtors, and all Instruments of the Debtors (in either case, other than those executed and delivered as contemplated hereby in connection with the consummation of the Plan), shall, upon the Effective Date, represent only the right to participate in the Distributions contemplated by the Plan, except as otherwise provided in the Plan.

13.14  Conflicts. In the event that provisions of Exhibit A, Exhibit B, Exhibit C, or Exhibit D hereto conflicts with the final documents contained in the Plan Supplement, then the documents in the Plan Supplement shall govern. In the event that provisions of the Disclosure Statement and provisions of this Plan conflict, then the terms of this Plan shall govern. In the event that provisions of the Confirmation Order and this Plan conflict, then the terms of the Confirmation Order shall govern.

13.15  Exhibits/Schedules. All exhibits and schedules to this Plan and the Disclosure Statement, including the Plan Supplement, and all attachments thereto, are incorporated into and are a part of this Plan as if set forth in full herein. Any exhibits to the Plan which are voluminous may not be served with copies of the Plan. Any party-in-interest may view the Plan, Disclosure Statement, and all Exhibits thereto on the following website http://chapter11.epiqsystems.com under the link for “Spansion Inc.”. Copies are also available upon request to Debtors’ counsel. Please direct such requests to: Latham & Watkins LLP, Attn: Kathryn Bowman, 355 South Grand Avenue, Los Angeles, California 90071-1560 (Fax: (213) 891-8763); or Duane Morris, LLP, Attn: Stacie Wolfenden, 110 North Market Street, Suite 1200, Wilmington, DE 19801 (Fax: (302) 657-2901

13.16  No Injunctive Relief. Except as otherwise provided in the Plan or Confirmation Order, no Holder of a Claim or Interest shall under any circumstances be entitled to specific performance or other injunctive, equitable, or other prospective relief with respect to such Claim or Interest.

13.17  Service of Documents. Any pleading, notice or other document required by the Plan or Confirmation Order to be served on or delivered to the Debtors or the

Reorganized Debtors must be sent by overnight delivery service, facsimile transmission, courier service or messenger to:

Michael S. Lurey

Gregory O. Lunt

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, CA 90071-1560

Facsimile: (213) 891-8763

Robert J. Stark

Brown Rudnick LLP

One Financial Center

Boston, MA 02111

Facsimile: (617) 289-0495

Luc A. Despins

Paul, Hastings, Janofsky & Walker LLP

75 East 55th Street

New York, NY 10022

Facsimile: (212) 230-7881

Gregory Bray

Neil J Wertlieb

Brett Goldblatt

Milbank, Tweed, Hadley & McCloy LLP

601 S. Figueroa Street, 30th Floor

Los Angeles, CA 90017

Facsimile: (213) 629-5063

Ira Dizengoff

Shaya Rochester

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Facsimile: (212) 872-1002

13.18  Binding Effect. The Plan shall be binding upon and inure to the benefit of the Debtors, the Holders of Claims or Interests affected by the Plan, and any other Entity named or referred to in the Plan, and their respective successors and assigns, including any trustee subsequently appointed in any of the Cases or in any superseding chapter 7 case.

13.19  Entire Agreement. This Plan (together with the Exhibits and schedules hereto and the Plan Supplement) and the Confirmation Order seL forth the entire agreement and undertaking relating to the subject matter hereof and supersede alt prior discussions and documents. The Debtors’ Estates shall not be bound by any terms, conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof, other than as expressly provided for herein.

Dated April 7, 2010	Respectfully submitted,

SPANSION INC.

/s/ Randy W. Furr
Randy W. Furr
Executive Vice President and Chief Financial Officer

SPANSION TECHNOLOGY LLC

/s/ Randy W. Furr
Randy W. Furr
Chief Financial Officer

SPANSION LLC

/s/ Randy W. Furr
Randy W. Furr
Chief Financial Officer

SPANSION INTERNATIONAL, INC.

/s/ Randy W. Furr
Randy W. Furr
Chief Financial Officer

CERIUM LABORATORIES LLC

/s/ Randy W. Furr
Randy W. Furr
Chief Financial Officer

EXHIBIT A

SECURED BOND TERM SHEET

SUMMARY OF TERMS AND CONDITIONS OF THE

EXIT FACILITY (SECURED BOND FACILITY)

This Indicative Summary of Terms and Conditions (this “Term Sheet”) is for discussion purposes only. This Term Sheet does not constitute a commitment, a contract to provide a commitment, or an offer to enter into a contract or agreement to provide the credit facilities described herein. This Term Sheet does not attempt to describe all of the terms, conditions and requirements of the proposed facility, but outlines certain basic items around which the facility would be structured.

Please be advised that this Term Sheet is for your exclusive and confidential use and that your receipt and retention of it shall constitute, without further action, an agreement by you that the contents will not be disclosed by you to any person or entity other than your employees, accountants, attorneys and other advisors with a need to know in order to evaluate the facility on your behalf and then only on a confidential basis.

PARTIES:

Borrower:	Spansion Inc. (“Spansion” or the “Borrower”).

Guarantors:

Spansion LLC and each of Spansion’s other direct and indirect domestic subsidiaries (other than any domestic subsidiary that is owned directly or indirectly by a Foreign Subsidiary (as hereinafter defined) that is not a Guarantor) and each of Spansion’s Material Foreign Subsidiaries (as hereinafter defined) (the “Guarantors” and, collectively with the Borrower, the “Obligors”; the guarantee provided by the Guarantors, the “Guarantee”) provided that the obligation of any Material Foreign Subsidiary to provide a Guarantee shall be subject in all respects to the applicable Legal Limitations (as hereinafter defined), and any such Material Foreign Subsidiary will endeavor in good faith to use commercially reasonable efforts to demonstrate that adequate corporate benefit accrues to it and to take other steps reasonably required to avoid or mitigate such Legal Limitations.

For purposes of this Term Sheet,

“Foreign Subsidiary” means any direct or indirect subsidiary of Spansion organized outside of the United States.

“Legal Limitations” means any and all financial assistance, corporate benefit and other similar principles under any applicable law which prohibit, limit or otherwise restrict the ability of a Foreign Subsidiary to provide a Guarantee, or require that the Guarantee (or any collateral pledged as security for such a Foreign Subsidiary’s obligations under such a Guarantee) be limited by an amount or otherwise to the extent of such legal limitations.

“Material Foreign Subsidiary” means, at any date of determination, any Foreign Subsidiary (other than Spansion Japan Ltd. (“Spansion Japan”)) which, (i) owns inventory, equipment and real property with a book value comprising in the aggregate more than 20% of book value of the inventory, equipment and real property owned by Spansion and its subsidiaries, taken as whole, as of the last day of the fiscal quarter most recently ended for which financial statements are available or (ii) has standalone EBITDA (excluding intercompany transfers) that is greater than 10% of consolidated EBITDA of Spansion (excluding intercompany transfers) and its subsidiaries for the period of four fiscal quarters most recently ended for which financial statements are available. Notwithstanding the foregoing, if all Foreign Subsidiaries other than Material Foreign Subsidiaries, (A) own inventory, equipment and real estate with a book value comprising in the aggregate more than 30% of the book value of the inventory, equipment and real property owned by Spansion and its subsidiaries taken as whole, as of the last day of the fiscal quarter most recently ended for which financial statements are available, or (B) have standalone EBITDA (excluding intercompany transfers) that together amount to more than 25% of the consolidated EBITDA of Spansion and its subsidiaries (excluding intercompany transfers) for the period of four Fiscal Quarters most recently ended for which financial statements are available, then Spansion shall designate additional Foreign Subsidiaries as “Material Foreign Subsidiaries” until the provisions of this sentence do not require any additional designation.

Guarantee:

Joint and several, unconditional, absolute and irrevocable guarantee of the payment and performance in full of all obligations under the Bond Facility, the Bonds and the other Bond Documents (the “Guarantee”).

Agent/Indenture Trustee:	[Law Debenture Trust Company of New York] (the “Agent”); the Agent may also be referred to as the “Collateral Agent” in certain Bond Documents.

Holders:	The holders of the Bonds from time to time (collectively, the “Holders”).

CERTAIN PREPETITION FACILITIES:

Prepetition FRN Notes.

Senior Secured Floating Rate Notes Due 2013 (the “Prepetition FRN Notes,” and the holders of the Prepetition FRN Notes, the “Prepetition FRN Noteholders”) issued by Spansion LLC pursuant to that certain Indenture, dated as of May 18, 2007, (as amended to date, the “Prepetition FRN Indenture”; the Prepetition FRN Notes, the Prepetition FRN Indenture, and each other “Indenture Document” as defined in the Prepetition FRN Indenture, the “Prepetition FRN Documents”; the facility evidenced by the Prepetition FRN Documents, the “Prepetition FRN Facility”), among Spansion, Spansion LLC and other guarantors named therein, and Wells Fargo Bank, National Association, as trustee and collateral agent (together with [HSBC] as its successor in interest as trustee and collateral agent, and any hereafter duly appointed successor thereto, the “Prepetition FRN Trustee”).

Pursuant to the Prepetition FRN Indenture, the Borrower and its domestic subsidiaries (other than Spansion LLC) guaranteed all of the obligations and indebtedness of Spansion LLC under the Prepetition FRN Documents (the “Prepetition FRN Guaranteed Obligations”).

Prepetition Senior ABL Credit Facility.

The credit facility extended pursuant to that certain Credit Agreement, dated as of September 19, 2005, as subsequently amended, among Spansion LLC, as borrower, Bank of America, N.A., as agent (the “Prepetition Senior ABL Agent”), the lenders party thereto from time to time (the “Prepetition Senior ABL Lenders”), and other entities party thereto (in each case as amended, supplemented or otherwise modified prior to the date hereof, and including all exhibits and other ancillary documentation in respect thereof, the “Prepetition Senior ABL Credit Facility”).

EXIT FACILITIES:

Revolving Facility:

A revolving credit facility up to $100,000,000 (“Revolving Facility”; the revolving lenders providing the Revolving Facility, the “Revolving Lenders”), with a borrowing base supported by eligible accounts receivable and inventory.

The Revolving Facility will be guarantied by Spansion and all direct and indirect subsidiaries of Spansion LLC (other than Foreign Subsidiaries) (collectively, the “Revolver Guarantors”), and the Revolving Facility and the related guarantees will be secured by a first priority security interest in the accounts receivable, inventory and deposit accounts of Spansion LLC and the Revolver Guarantors.

Secured Bond Facility:

A bond facility (the “Bond Facility”; the bonds underlying such facility, the “Bonds”) of up to $237,500,000. Subject to Section 3.3(2)(b) of the Plan of Reorganization (as defined below), as consideration for cancelling up to $237,500,000 of loans under the FRN Notes and Spansion's obligations to Holders with respect thereto under the Prepetition FRN Guaranteed Obligations, the Holders will be issued up to $237,500,000 of Bonds under the Bond Facility.

Convertible Note Facility:

Up to $237,500,000 in aggregate original principal amount of 4.75% Convertible Senior Secured Notes due 2016 issued by Spansion to each Holder, in its capacity as a holder of such Senior Secured Notes (“CN Holders”; such notes, the “Notes”) on the Closing Date on the terms set forth in that certain Convertible Note Term Sheet delivered by the CN Holders to Borrower in conjunction with this Term Sheet (such term sheet, the “Convertible Note Term Sheet”); such credit facility, the “Convertible Note Facility”). Subject to Section 3.3(2)(b) of the Plan of Reorganization, as consideration for cancelling up to $237,500,000 of loans under the FRN Notes and Spansion's obligations to Holders with respect thereto under the Prepetition FRN Guaranteed Obligations, the CN Holders are being issued up to $237,500,000 of Notes under the Convertible Note Facility. Interest shall not be payable in cash under the Convertible Note Facility during the continuation of a Default or Event of Default under the Bond Facility provided that such interest payment block shall not be applicable for more than 180 days in any 365 day period. Principal shall not be payable under the Convertible Note Facility until the commencement of the Put Period (as defined in the Convertible Note Term Sheet).

New Spansion Debt:

Up to $500,000,000 in aggregate original principal amount new notes or other debt obligations of one or more of the Reorganized Debtors having an interest rate acceptable to the Debtors and payable to the holders or lenders thereof

(the “New Spansion Debt Holders”; such debt, the “New Spansion Debt”) to be issued on or prior to the earlier to occur of the Effective Date and February 12, 2010, on the terms set forth in that certain New Spansion Debt Term Sheet attached as Exhibit C to the Plan of Reorganization (such term sheet, the “New Spansion Debt Term Sheet”).

BOND FACILITY TERMS AND CONDITIONS:

Funding Commitments:	NONE

Maturity Date:

                         , 2015 [five years from Closing Date] or such earlier date upon Agent exercising its right to accelerate all of the obligations under the Bonds upon the occurrence of any Event of Default (hereinafter defined).

Closing Date:	On or before , 2010, subject to the prior or concurrent satisfaction of the applicable conditions precedent set forth herein.

Collateral:

The Bond Facility and the Guarantee shall be secured by a perfected first priority security interest, lien, collateral assignment, and mortgage in all of each Obligor’s real and personal property, whether now owned or hereafter acquired, developed and/or existing and wherever located, including, without limitation, all goods & inventory, accounts receivable, cash, deposit accounts, securities accounts, intellectual property, general intangibles (including, without limitation, any claims that the Obligors may have against Samsung), commercial tort claims (including, without limitation, any claims that the Obligors may have against Samsung), documents, real estate, equity interests in subsidiaries (100% of equity interests for all domestic subsidiaries and Foreign Subsidiaries that are Guarantors and 65% for all other Foreign Subsidiaries of the Obligors (constituting first-tier Foreign Subsidiaries) (other than Spansion Japan)), investment property and the products and proceeds of all of the foregoing, subject, as applicable to the Obligors, to the Legal Limitations (collectively, the “Collateral”) subject only to (i) Revolving Lender’s senior liens on the accounts receivable, inventory and deposit accounts of Spansion LLC and the Revolver Guarantors and (ii) certain other permitted liens customary for a bond facility of this type (including without limitation senior liens with respect to capital leases up to an amount to be agreed). For the avoidance of doubt, (i) the Agent (for the benefit of the Holders) shall be entitled to a perfected first priority lien in Obligors’ intellectual property registered in the United States and certain other jurisdictions from which a significant amount of the Obligors’ revenues are derived, including without limitation, Japan and (ii) the Obligors’ UBS Auction Rate Securities, the proceeds thereof and any deposit and/or securities account in which the UBS Auction Rate Securities and/or the proceeds thereof are held (to the extent that the UBS Auction Rate Securities and/or the proceeds thereof are the only contents of such account(s)) shall not constitute “Collateral” hereunder. In addition, Agent shall receive such third party agreements or consents as Agent may reasonably require.

Cash Management:

Cash management systems and appropriate blocked accounts and control agreements (in form and substance satisfactory to Agent) for all of the Obligors’ deposit accounts (except for the Obligors’ (i) deposit accounts that are used exclusively for payroll and employee benefit purposes and (ii) petty cash accounts).

Amortization:	No scheduled amortization.

Interest:	The Bonds shall accrue cash interest at a rate per annum equal to 10.75%.

During the continuance of an Event of Default under the Bond Facility, the Bonds and all other outstanding obligations under the Bond Facility shall bear interest at a rate per annum equal to 2% per annum in excess of the interest rate then in effect.

Interest shall be payable, in cash, in arrears, semi-annually.

Agent’s Fee:	A non-refundable, fully-earned and non-proratable annual fee to be payable as agreed between the Agent and the Borrower (the “Agent’s Fee”)

Currency:	All payments under the Bond Facility will be made in U.S. Dollars without setoff or counterclaim.

Funding Protection:

Standard yield protection and indemnification provisions will be incorporated into the Bond Documents, including capital adequacy requirements that will satisfactorily compensate the Holders in the event that any changes in law, requirement, guideline or request of relevant authorities shall increase costs, reduce payments or earnings, or increase capital requirements. The Bond Documents will provide that all payments are to be made free and clear of any taxes (other than franchise taxes and taxes on overall net income), imposts, assessments, withholdings or other deductions whatsoever, and to the extent applicable, the Bond Documents will provide for any gross-up for withholding.

Voluntary Prepayments:	NONE.

Mandatory Prepayments:

If the Borrower receives net cash proceeds from a sale or other disposition by Borrower or any subsidiary of Borrower of any property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, capital stock, auction rate securities (other than the UBS Auction Rate Securities) and sales of any intellectual property assets, but excluding (A) sales of inventory or licenses of intellectual property, in each case, in the ordinary course of business and (B) sales of obsolete equipment (up to $1,000,000 per year), (any of such proceeds, collectively, “Extraordinary Receipts”) and the Extraordinary Receipts have not been (A) used to repay the Revolving Facility resulting in a corresponding dollar for dollar reduction in the commitments to make revolving loans under the Revolving Facility and/or (B) reinvested in the Borrower and/or other Obligors within one year after such sale occurs (or committed to make such investment by such time and such investment is made promptly thereafter) then the Borrower shall provide notice to the Holders of its intent to redeem a pro rata portion of the Bonds at par in the amount of 100% of such uninvested Extraordinary Receipts and shall promptly redeem such Bonds provided that (i) each Holder may elect not to have its Bonds prepaid and (ii) such right to reinvest such sale proceeds shall not be applicable during the continuation of an Event of Default that has not been waived or cured (in which case, such proceeds shall be offered to the Holders to prepay all or any portion of their Bonds). Any such mandatory prepayment shall be accompanied by all accrued interest on the amount prepaid and any fees, costs and expenses payable or reimbursable to the Agent and/or Holders.

Notwithstanding the foregoing or any other provisions set forth herein, the Obligors shall not be required to prepay the proceeds from (i) the sale of, or any proceeds from, any or all of the UBS Auction Rate Securities or (ii) the sale of the equity interests of Spansion Holdings (Singapore) Pte. Ltd. (“Spansion Singapore”) by Spansion LLC to Powertech Technology Inc. or the sale of the inventory, equipment or otherwise, in each case, of Spansion Singapore by Spansion Singapore to Powertech Technology Inc. (whether such payments are in the form of sale proceeds or payments on account of any acquisition financing provided by Spansion LLC to fund all or any portion of the acquisition price with respect to such acquisition) provided that, in each case, such proceeds are (i) reinvested in the Obligors to be used as working capital, (ii) to be used to repay senior debt of Obligors, including without limitation, the Revolving Facility and/or the Bond Facility, (iii) to be used by Obligors to make capital expenditures in accordance with the Bond Facility and/or (iv) to be used by Obligors for any other permitted purposes under the Bond Facility.

Change in Control Put Right

Subject to certain exceptions, if a Fundamental Change occurs, each Holder will have the option to require the Spansion to repurchase all or any portion of its Bonds at a price equal to 101% of the principal amount of the Bonds to be repurchased, plus accrued and unpaid interest with respect thereto. Any Bonds so repurchased by the Spansion will be paid for in cash. For purposes of this Term Sheet, a “Fundamental Change” shall include, without limitation, (i) a sale of substantially all of the assets of Spansion (including, without limitation, a sale of substantially all of the Spansion’s equity interests in Spansion LLC and/or Spansion Technology Inc.) or of Spansion LLC or (ii) any transaction or series of related transactions pursuant to which a single person (or group of related persons, as that term is defined within securities laws) acquires beneficial ownership of greater than 50% of the then outstanding shares of the voting capital stock of Spansion.

Representations & Warranties:

Due organization and power, litigation, government regulation, taxes, enforceability of the Bond Documents and security interests, compliance with other material instruments, perfection and priority of liens, absence of events of default, margin securities, ERISA, financial statements, title of assets, solvency, use of proceeds, assets for conduct of business, compliance with laws, environmental matters, material contracts and other representations and warranties that are customary for a bond facility of this type.

Other Covenants:	The Obligors shall comply with certain customary affirmative and negative covenants, including, without limitation:

(a)

usual and customary financial reporting requirements on a quarterly, and annual basis and other usual and customary reporting requirements, including, with respect to litigation, contingent liabilities, ERISA, Defaults and Events of Default and environmental events and non-U.S. operations;

(b)

usual and customary collateral reporting, including annual updates to perfection certificates and periodic updates with respect to newly acquired and/or developed intellectual property of the Obligors; and

(c)

other affirmative and negative covenants, including without limitation, those related to maintenance of properties and insurance, payment of taxes, compliance with laws, contracts, permits and ERISA covenants, permitted investments, permitted dispositions, permitted indebtedness, permitted liens, transactions with affiliates, restricted payments, restrictions on making distributions and dividends, mergers and acquisitions, all subject to customary limitations to be agreed upon.

Conditions Precedent to the Closing Date:	The Bond Facility shall not become effective until the prior or concurrent satisfaction of the following conditions precedent satisfactory to the Agent and Holders:

a)

Agent’s receipt of a cash payment of (i) $158,300,000 plus, (ii) if the Debtors elect to issue the New Spansion Debt and/or to undertake the Rights Offering (as defined in the Plan of Reorganization), cash equal to the net proceeds of the New Spansion Debt and/or the Rights Offering up to a maximum of $475,000,000, such cash payment to be on account of indebtedness evidenced by the Prepetition FRN Notes, for the ratable benefit of the Holders in their capacity as Prepetition FRN Noteholders (“Closing Date Cash Payment”);

b)

Unless the Debtors elect, in accordance with the Plan of Reorganization, to reduce the principal amount of the Convertible Note Facility to zero from the net new proceeds of the New Spansion Debt and/or the Rights Offering, satisfaction of the conditions precedent to the Convertible Note Facility (without any waivers that are not approved by the Agent and Required Holders), the closing of the Convertible Note Facility on the terms set forth in the Convertible Note Term Sheet and Agent’s receipt of all documentation evidencing the Convertible Note Facility;

c)

(i) Entry of a final non-appealable order of the Bankruptcy Court (which is not subject to any appeal or contest) approving a plan of reorganization which plan has been approved by the requisite Holders necessary to approve such plan and which (A) provides for the full payment or other satisfaction of the Prepetition Senior ABL Credit Facility (including the resolutions of obligations with respect to outstanding letters of credit existing on the Closing Date) (“Pre-Existing Loan Payments”); (B) cancels the FRN Notes and all indebtedness outstanding thereunder and under the other Prepetition FRN Documents; (C) provides for payment or satisfaction in full of administrative and priority claims and expenses and (D) incorporates the terms set forth in this Term Sheet and the Convertible Note Term Sheet and otherwise approves, in all respects, the payment of the Closing Date Cash Payment, and the terms of the Bond Facility, the Convertible Note Facility, the Note Documents (as defined in the Convertible Note Term Sheet) and the Bond Documents, in each case in execution form, and (ii) such plan is consummated (the “Plan of Reorganization”);

d)

Agent’s receipt of a perfection certificate from each Obligor, in form and substance reasonably satisfactory to Agent, which, among other things, provides reasonable details of information necessary for the Trustee to obtain a perfected security interest in the Collateral of each Obligor;

e)	Intercreditor and subordination agreement(s) with the CN Holders and Revolving Lenders (or, in the event that the agreements, documents and/or other instruments evidencing the Convertible Note Facility contain subordination language (subordinating the indebtedness evidenced thereby to the indebtedness evidenced by the Bond Documents) satisfactory to Agent and Holders, no such subordination agreement shall be required between the Holders and the CN Holders);

f)

Compliance with all applicable laws and regulations in all material respects (including applicable securities laws and compliance with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act);

g)

Legal opinions customary for exit financing facilities from counsel to Obligors from each jurisdiction in which the Obligors are organized and under the governing law of the principal bond documents, including without limitation, opinions as to enforceability, authority, due execution, no conflicts and perfection;

h)

Execution and delivery of definitive documentation including, without limitation, bond, security, and intercreditor agreements, landlord waiver and acknowledgments and other agreements as reasonably required by Agent and Holders in their discretion;

i)

For all mortgaged real estate collateral, mortgages, title insurance (containing reasonable endorsements acceptable to the Agent and Required Holders), legal opinions, and all other documents and instruments typical and customary to evidence and perfect Agent’s security interest and mortgage(s) in the real estate provided that, in each case, such requirements shall be consistent with the mortgage requirements set forth in the Prepetition FRN Documents);

j)	Receipt by Agent of the first annual Agent Fee;

k)

Payment by Borrower of all reasonable fees and expenses incurred by Agent and the Holders, including reasonable attorneys’ fees of the Agent and one counsel for the Holders, in the preparation, negotiation, execution, and delivery of the Bond Documents; and

	m)	Such other documents, agreements, and instruments as reasonably required by the Agent and Holders.

Rating of Bonds & Listing of Stock

Within 45 days following the Closing Date, Spansion shall have met with a rating agency which is reasonably satisfactory to Agent and Required Holders to commence the process to rate the Bonds (and thereafter shall use good faith reasonable efforts to promptly complete such process). Spansion’s equity shall be publicly traded on a national exchange or over the counter market within 90 days of the Closing Date.

Events of Default:

Each of the following shall constitute an “Event of Default” under the Bond Documents: (i) nonpayment of principal, interest, fees or other amounts (subject to customary grace periods), (ii) any representation or warranty proving to have been materially incorrect when made or confirmed; (iii) failure to perform or observe any covenants within a 45 day cure period after such failure; (iv) cross-default to payment defaults and cross default to acceleration, in each case, with respect to other indebtedness (including, without limitation, to the Convertible Note Facility, the Revolving Facility and/or the New Spansion Debt Facility) in an amount to be agreed; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (vi) monetary judgment defaults in an amount to be agreed and material nonmonetary judgment defaults; (vii) asserted impairment by Obligor or any of its subsidiaries or actual impairment of Bond Documents, the liens securing the obligations under the Bonds and the other Bond Documents or the Collateral; (viii) customary ERISA defaults; (ix) if a the Borrower or any Subsidiary makes any payments on any subordinated indebtedness unless expressly permitted by the Bond Documents or (x) other events of default customary for a facility of this type. At the direction of the Notifying Holders and during the continuation of an Event of Default (other than any Event of Default (A) referenced in clause (ii) of this Section to the extent that such Event of Default is not material and (B) arising as a result of Spansion’s failure to timely satisfy any of the requirements set forth in “Rating of Bonds & Listing of Stock” above (solely to the extent that Spansion used commercially reasonable good faith efforts to timely satisfy such requirements and such failure to timely satisfy such requirements was due to factors and/or events out of

Spansion’s control), in which cases the sole remedy shall be to charge the default rate of interest), the Agent shall be required to accelerate all or any portion of the Bonds.

Assignments and Participations:

Holders will be permitted to make assignments in respect of the Bonds to one or more of their affiliates or one or more banks, financial institutions, or other entities that are eligible assignees (as defined in the Bond Documents) subject to the compliance by Holders with certain other requirements to be set forth in the Bond Documents.

Holders Consent:

Any amendments to the Bond Documents shall require the approval of the Required Holders, and all Holders for certain events, such as reductions in principal or fees, extensions with respect to any payments or releases of substantially all of the Collateral (other than as permitted by the Bond Documents), and other events as customary for facilities similar to the Bond Facility.

“Required Holders” means, at any time, Holders whose pro rata share of the outstanding Bonds aggregate more than 50% of the Bonds held by all of the Holders.

“Notifying Holders” means, at any time, Holders whose pro rata share of the outstanding Bonds aggregate more than 25% of the outstanding Bonds held by all of the Holders.

Taxes:

The Bond Facility will include customary provisions reasonably acceptable to the Agent and Required Holders to the effect that all payments are to be made free and clear of any taxes (other than applicable franchise taxes and taxes on overall net income), imposts, assessments, withholdings or other deductions whatsoever, subject to customary qualifications.

Indemnity; Expenses:

All reasonable fees and expenses incurred by Agent and one counsel for the Holders, including reasonable attorneys’ fees, in the preparation, negotiation, execution, delivery and administration of the Bond Documents and all reasonable fees and expenses incurred by Agent and one counsel for the Holders, including all reasonable attorneys’ fees, in connection with Agent’s and Holders’ exercise of their rights and remedies thereunder (including in connection with any workout or restructuring). Such fees and expenses shall be payable upon demand. The Obligors shall indemnify, pay and hold harmless the Agent and the

Holders (and their respective directors, officers, employees and agents) against any loss, liability, cost or expense incurred in respect of the transaction contemplated hereby (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party).

Release of Claims

Spansion and each of its subsidiaries (other than Spansion Japan to the extent prohibited by the laws of Japan or to the extent that the Obligors do not have the authority to require Spansion Japan to provide such release) to provide Agent and Holders with release of claims reasonably satisfactory in form and substance to Agent and Holders.

Governing Law and Jurisdiction:

The Bond Documents will be governed by the laws of the State of New York. The Obligors will submit to the non-exclusive jurisdiction and venue of any state or federal court of competent jurisdiction in the state, county and city of New York, borough of Manhattan; and shall waive any right to trial by jury.

Confidentiality:

Obligors, Agent and Holders shall not disclose the contents of this Term Sheet to any third party other than those participating in this transaction, including, without limitation, any financial institution or intermediary, without prior written consent of the other parties hereto, other than to officers and advisors, financing sources, rating agencies, regulators and counsel, each on a need-to-know basis, and as may be required by applicable law. The Obligors agree to inform all such persons who receive information concerning this Term Sheet that such information is confidential and may not be disclosed to any other person.

Plan of Reorganization:

Nothing in this Term Sheet shall be construed as a commitment by Agent or any of the Holders to vote for the Plan of Reorganization, and in any event, the Holders reserve their right to object to the Plan of Reorganization on grounds of, among other things, feasibility. The period of time between the voting deadline with respect to the Plan of Reorganization and the effective date of the Plan of Reorganization shall not exceed sixty (60) days.

EXHIBIT B

CONVERTIBLE NOTE TERM SHEET

SUMMARY OF TERMS AND CONDITIONS OF THE

EXIT FACILITY (CONVERTIBLE NOTE FACILITY)

This Indicative Summary of Terms and Conditions (this “Term Sheet”) is for discussion purposes only. This Term Sheet does not constitute a commitment, a contract to provide a commitment, or an offer to enter into a contract or agreement to provide the credit facilities described herein. This Term Sheet does not attempt to describe all of the terms, conditions and requirements of the proposed facility, but outlines certain basic items around which the facility would be structured.

Please be advised that this Term Sheet is for your exclusive and confidential use and that your receipt and retention of it shall constitute, without further action, an agreement by you that the contents will not be disclosed by you to any person or entity other than your employees, accountants, attorneys and other advisors with a need to know in order to evaluate the facility on your behalf and then only on a confidential basis.

PARTIES:

Issuer:	Spansion Inc. (“Issuer” or “Spansion”)

Guarantors:

Spansion LLC and each of Spansion’s other direct and indirect domestic subsidiaries (other than any domestic subsidiary that is owned directly or indirectly by a Foreign Subsidiary (as hereinafter defined) that is not a Guarantor) and each of Spansion’s Material Foreign Subsidiaries (as hereinafter defined) (the “Guarantors” and, collectively with the Issuer, the “Obligors”; the guarantee provided by the Guarantors, the “Guarantee”) provided that the obligation of any Material Foreign Subsidiary to provide a Guarantee shall be subject in all respects to the applicable Legal Limitations (as hereinafter defined), and any such Material Foreign Subsidiary will endeavor in good faith to use commercially reasonable efforts to demonstrate that adequate corporate benefit accrues to it and to take other steps reasonably required to avoid or mitigate such Legal Limitations.

For purposes of this Term Sheet,

“Foreign Subsidiary” means any direct or indirect subsidiary of Spansion organized outside of the United States.

“Legal Limitations” means any and all financial

assistance, corporate benefit and other similar principles under any applicable law which prohibit, limit or otherwise restrict the ability of a Foreign Subsidiary to provide a Guarantee, or require that the Guarantee (or any collateral pledged as security for such a Foreign Subsidiary’s obligations under such a Guarantee) be limited by an amount or otherwise to the extent of such legal limitations.

“Material Foreign Subsidiary” means, at any date of determination, any Foreign Subsidiary (other than Spansion Japan Ltd. (“Spansion Japan”)) which, (i) owns inventory, equipment and real property with a book value comprising in the aggregate more than 20% of book value of the inventory, equipment and real property owned by Spansion and its subsidiaries, taken as whole, as of the last day of the fiscal quarter most recently ended for which financial statements are available or (ii) has standalone EBITDA (excluding intercompany transfers) that is greater than 10% of consolidated EBITDA of Spansion (excluding intercompany transfers) and its subsidiaries for the period of four fiscal quarters most recently ended for which financial statements are available. Notwithstanding the foregoing, if all Foreign Subsidiaries other than Material Foreign Subsidiaries, (A) own inventory, equipment and real estate with a book value comprising in the aggregate more than 30% of the book value of the inventory, equipment and real property owned by Spansion and its subsidiaries taken as whole, as of the last day of the fiscal quarter most recently ended for which financial statements are available, or (B) have standalone EBITDA (excluding intercompany transfers) that together amount to more than 25% of the consolidated EBITDA of Spansion and its subsidiaries (excluding intercompany transfers) for the period of four Fiscal Quarters most recently ended for which financial statements are available, then Spansion shall designate additional Foreign Subsidiaries as “Material Foreign Subsidiaries” until the provisions of this sentence do not require any additional designation.

Guarantee:	Joint and several, unconditional, absolute and irrevocable guarantee of the payment and performance in full of all obligations under the Notes and the other Note Documents (the “Guarantee”).

Notes:	Up to $237,500,000 in aggregate original principal amount of 4.75% Convertible Senior Secured Notes due 2016.

Holders:	The holders of the Notes from time to time (collectively, the “Holders”).

Indenture Trustee:	[Law Debenture Trust Company of New York] (the “Trustee”); the Trustee may also be referred to as the “Collateral Agent” in certain Note Documents.

CERTAIN PREPETITION FACILITIES:

Prepetition FRN Notes & Guarantee.

Senior Secured Floating Rate Notes Due 2013 (the “Prepetition FRN Notes”, and the holders of the Prepetition FRN Notes, the “Prepetition FRN Noteholders”) issued by Spansion LLC pursuant to that certain Indenture, dated as of May 18, 2007, (as amended to date, the “Prepetition FRN Indenture”; the Prepetition FRN Notes, the Prepetition FRN Indenture, and each other “Indenture Document” as defined in the Prepetition FRN Indenture, the “Prepetition FRN Documents”; the facility evidenced by the Prepetition FRN Documents, the “Prepetition FRN Facility”), among Spansion LLC, the Issuer and other guarantors named therein, and Wells Fargo Bank, National Association, as trustee and collateral agent (together with [HSBC] as its successor in interest as trustee and collateral agent, and any hereafter duly appointed successor thereto, the “Prepetition FRN Trustee”).

Pursuant to the Prepetition FRN Indenture, the Issuer and its domestic subsidiaries (other than Spansion LLC) guaranteed all of the obligations and indebtedness of Spansion LLC under the Prepetition FRN Documents (the “Prepetition FRN Guaranteed Obligations”).

Prepetition Senior ABL Credit Facility.

The credit facility extended pursuant to that certain Credit Agreement, dated as of September 19, 2005, as subsequently amended, among Spansion LLC, as borrower, Bank of America, N.A., as agent (the “Prepetition Senior ABL Agent”), the lenders party thereto from time to time (the “Prepetition Senior ABL Lenders”), and other entities party thereto (in each case as amended, supplemented or otherwise modified prior to the date hereof, and including all exhibits and other ancillary documentation in respect thereof, the “Prepetition Senior ABL Credit Facility”).

EXIT FACILITIES:

Revolving Credit Facility:	A revolving credit facility up to $100,000,000 (“Revolving

Facility”; the revolving lenders providing the Revolving Facility, the “Revolving Lenders”), with a borrowing base supported by eligible accounts receivable and inventory. The Revolving Facility will be guarantied by Spansion and all direct and indirect subsidiaries of Spansion LLC (other than Foreign Subsidiaries) (collectively, the “Revolver Guarantors”), and the Revolving Facility and the related guarantees will be secured by a first priority security interest in accounts receivable, inventory and deposit accounts (and the proceeds thereof) of Spansion LLC and the Revolver Guarantors.

Secured Bond Facility:

A bond facility of up to $237,500,000 on the terms set forth in that certain Secured Bond Term Sheet delivered by the Holders (in their capacity as holders thereunder (in such capacity, the “Bond Holders”)) to Borrower in conjunction with this Term Sheet (such term sheet, the “Bond Term Sheet”; such facility, the “Bond Facility”; the bonds underlying such facility, the “Bonds”)). Subject to Section 3.3(2)(b) of the Plan or Reorganization, as consideration for cancelling up to $237,500,000 of loans under the FRN Notes and Spansion’s obligations to Holders with respect thereto under the Prepetition FRN Guaranteed Obligations, the Bond Holders will be issued up to $237,500,000 of Bonds under the Bond Facility.

Convertible Note Facility:

Up to $237,500,000 in aggregate original principal amount of 4.75% Convertible Senior Secured Notes due 2016 issued by Issuer to Holders on the Closing Date (such credit facility, the “Convertible Note Facility”; such notes, the “Notes”). Subject to Section 3.3(2)(b) of the Plan of Reorganization, as consideration for cancelling up to $237,500,000 of indebtedness under the Prepetition FRN Notes and Spansion’s obligations to Holders with respect thereto under the Prepetition FRN Guaranteed Obligations, the Holders will be issued up to $237,500,000 of Notes under the Convertible Note Facility.

New Spansion Debt:

Up to $500,000,000 in aggregate original principal amount new notes or other debt obligations of one or more of the Reorganized Debtors having an interest rate acceptable to the Debtors and payable to the holders or lenders thereof (the “New Spansion Debt Holders”; such debt, the “New Spansion Debt”) to be issued on or prior to the earlier to occur of the Effective Date and February 12, 2010, on the terms set forth in that certain New Spansion Debt Term Sheet attached as Exhibit C to the Plan of Reorganization (such term sheet, the “New Spansion Debt Term Sheet”).

TERMS OF CONVERTIBLE
NOTE FACILITY:

Funding Commitments:	NONE

Closing Date:	On or before , 2010, subject to the prior or concurrent satisfaction of the applicable conditions precedent set forth herein (“Closing Date”).

Maturity Date:

The Notes will mature on                           , 2016 (the “Maturity Date”) [INSERT DATE EQUAL TO 7 YEARS AFTER THE CLOSING DATE], unless redeemed by the Issuer earlier in accordance with the Redemption requirements set forth below.

Payment Block:

Notwithstanding anything contained herein, all payments due under this Convertible Note Facility may be suspended pursuant to limitations set forth in the Bond Facility, provided, however, that such block, in the case of interest, shall not exceed 180 days in any 365 day period (the “Payment Block”).

Interest:	Interest on the Notes will accrue at a rate of 4.75% per annum payable semi-annually in arrears in cash.

During the continuance of an Event of Default (hereinafter defined) under the Notes and/or any agreement, document and/or instrument executed and/or delivered in connection with the issuance thereof (the “Note Documents”), the indebtedness evidenced by the Notes and all other outstanding obligations under the Convertible Note Facility shall bear interest at a rate per annum equal to 2% in excess of the interest rate then in effect.

Trustee’s Fee:	A non-refundable, fully-earned and non-proratable annual fee to be payable as agreed between the Issuer and the Trustee (the “Trustee’s Fees”)

Currency:	All payments under the Convertible Note Facility will be made in U.S. Dollars without setoff or counterclaim.

Collateral And Priority Of Liens:

The Notes and all obligations evidenced thereby and the Guarantee and all of the obligations evidenced thereby shall be secured by a perfected security interest, lien, collateral assignment, and mortgage in all of each Obligor’s real and personal property, whether now owned or hereafter acquired, developed and/or existing and wherever located, including, without limitation, all goods & inventory, cash, deposit accounts, securities accounts, accounts receivable, commercial tort claims (including any claims that the Obligors may have against Samsung), intellectual property, general intangibles (including any claims that the Obligors may have against Samsung), documents, real estate, equity interests in subsidiaries (100% of equity interests for all domestic subsidiaries and Foreign Subsidiaries that are Guarantors and 65% for all other Foreign Subsidiaries of the Obligors (constituting first-tier Foreign Subsidiaries) (other than Spansion Japan)), investment property and the products and proceeds of all of the foregoing, subject, as applicable to the Obligors, to the Legal Limitations (collectively, the “Collateral”). For the avoidance of doubt, (i) the Trustee (for the benefit of the Holders) shall be entitled to a perfected lien in Obligors’ intellectual property registered in the United States and certain other jurisdictions from which a significant amount of the Obligors’ revenues are derived, including without limitation, Japan and (ii) the Obligors’ UBS Auction Rate Securities, the proceeds thereof and any deposit and/or securities account in which the UBS Auction Rate Securities and/or the proceeds thereof are held (to the extent that the UBS Auction Rate Securities and/or the proceeds thereof are the only contents of such account(s)) shall not constitute “Collateral” hereunder. The Collateral shall be subject only to the senior liens of the Revolving Facility (solely with respect to the Obligors’ accounts receivable, inventory and deposit accounts), the Bond Facility and certain other permitted liens customary for a secured convertible note facility (including without limitation senior liens with respect to capital leases up to an amount to be agreed).

Cash Management:

Cash management systems and deposit account control agreements (in form and substance satisfactory to Trustee, Required Holders and Revolving Lenders) for all of the Obligors’ deposit accounts (except for (i) accounts used exclusively for payroll and employee benefit purposes and (ii) petty cash accounts).

Redemption:

The Notes shall not be redeemable other than:

(i)      upon the occurrence of a Fundamental Change (as described herein), each Holder shall have the right to require that all or any portion of its Notes be redeemed as described below in Fundamental Change Repurchase Right of Holders;

(ii)      at any time on or after                                 , 2016 [INSERT DATE THAT IS 6 YEARS AFTER CLOSING DATE] the Issuer shall have the right, but not the obligation, to redeem all or any portion of the Notes at par (the “Call”);

(iii)      at any time on or after                                 , 2016 [INSERT DATE THAT IS 6 YEARS AFTER CLOSING DATE] (the period from and after such date, the “Put Period”) each Holder shall have the right (but not the obligation) to require the Issuer to redeem all or any portion of such Holder’s Notes at par (the “Put”);

(iv) each Holder shall have the right to require that all or any portion of its Notes be redeemed as described below in Asset Sale Redemption; and

(v)      at any time after the occurrence and during the continuation of an Event of Default, the Issuer shall redeem all or any portion of the Notes accelerated at the direction of the Notifying Holders in accordance with the Event of Default section below.

Each of the redemptions described above shall be subject to mechanics and notice periods to be agreed.

Asset Sale Redemption:

Subject to the Intercreditor Agreement, if the Issuer has received net cash proceeds from a sale or other disposition by Issuer or any subsidiary of Issuer of any property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, capital stock, auction rate securities (other than the UBS Auction Rate Securities) and sales of any intellectual property assets, but excluding (A) sales of inventory or licenses of intellectual property, in each case, in the ordinary course of business and (B) sales of obsolete equipment (up to $1,000,000 per year) and has not used such proceeds to make payment on account of the Revolving Facility which results in a corresponding dollar for dollar reduction in the commitments to make revolving loans under the Revolving Facility and/or to make payment on account of the Bonds, or reinvested such sales proceeds in the Issuer and/or the other Obligors within one year after such sale (or committed to make such investment by such time and such investment is made promptly thereafter) then the Issuer shall provide notice to the Holders of its intent to redeem a pro rata portion of the Holders’ Notes at par in the amount of 100% of such uninvested proceeds and shall promptly redeem such Notes provided that (i) each Holder may elect not to have its Notes redeemed and (ii) such right to reinvest such sale proceeds shall not be applicable during the continuation of an Event of Default that has not been waived or cured (in which case, such proceeds shall be offered to the Holders to redeem all or any portion of their Notes). Any redemption of the Notes shall be accompanied by all accrued interest on the Notes redeemed and any fees, costs and expenses payable or reimbursable to the Trustee and/or Holders.

Notwithstanding the foregoing or any other provisions set forth herein, the Obligors shall not be required to redeem the Notes from the proceeds from (i) the sale of, or any proceeds from, any or all of the UBS Auction Rate Securities or (ii) the sale of the equity interests of Spansion Holdings (Singapore) Pte. Ltd. (“Spansion Singapore”) by Spansion LLC to Powertech Technology Inc. or from the sale of the inventory, equipment or otherwise, in each case, of Spansion Singapore by Spansion Singapore to Powertech Technology Inc. (whether such payments are in the form of sale proceeds or payments on account of any acquisition financing provided by Spansion LLC to fund all or any portion of the acquisition price with respect to such acquisition) provided that, in each case, such proceeds are (i) reinvested in the Obligors to be used as working capital, (ii) to be used to repay the Obligors’ senior debt, including without limitation, Revolving Facility and/or the Bond Facility, (iii) to be used by Obligors to make capital expenditures in accordance with the Convertible Note Facility and/or (iv) to be used by Obligors for any other permitted purposes under the Convertible Note Facility.

Conversion Right:

At any time, the outstanding principal and interest due under the Notes may be converted into common shares of the Issuer at the option of the Holders thereof (each, a “Conversion”). The Notes shall be converted at a purchase price per share equal to: (i) the Adjusted Plan Equity Value for Conversion Price Calculation (as defined in the Plan of Reorganization); (ii) plus $100 million; (iii) divided by 50 million; (iv) multiplied by 115% (the “Conversion Price”).

Fundamental Change Repurchase Right Of Holders:

Subject to certain exceptions, if a Fundamental Change occurs, each Holder will have the option to require the Issuer to repurchase all or any portion of its Notes at a price equal to 101% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest with respect thereto. Any Notes so repurchased by the Issuer will be paid for in cash. Subject to certain exceptions, if a Fundamental Change occurs, in addition to the option to require redemption in cash, each Holder will have the option to convert all or any portion of its outstanding Notes (for so long as such Notes remain outstanding) into equity in the acquiror, with the conversion ratio applicable to the Notes to be as set forth in a “make-whole table” to be agreed (based upon market make-whole tables in similar facilities). For purposes of this Term Sheet, a “Fundamental Change” shall include, without limitation, (i) a sale of substantially all of the assets of the Issuer (including, without limitation, a sale of substantially all of the Issuer’s equity interests in Spansion LLC and/or Spansion Technology Inc.) or of Spansion LLC or (ii) any transaction or series of related transactions pursuant to which a single person (or group of related persons, as that term is defined within securities laws) acquires beneficial ownership of greater than 50% of the then outstanding shares of the voting capital stock of Spansion. Notwithstanding the foregoing, any transaction or event described in (ii) above shall not constitute a Fundamental Change if at least 90% of the consideration paid for the Issuer’s equity interests in a merger or consolidation consists of shares of common stock traded on a nationally recognized exchange and as a result of such transaction the Notes become convertible into such shares of exchange traded common stock.

Conditions Precedent To Or Concurrent With The Closing Date:	The Convertible Note Facility shall not become effective until the prior or concurrent satisfaction of the following conditions satisfactory to the Trustee and Holders:

l)    Trustee’s receipt of a cash payment of (i) $158,300,000 plus, (ii) if the Debtors elect to issue the New Spansion Debt or to undertake the Rights Offering (as defined in the Plan of Reorganization), cash equal to the net proceeds of the New Spansion Debt and/or the Rights Offering up to a maximum of $475,000,000, such cash payment to be on account of indebtedness evidenced by the Prepetition FRN Notes, for the ratable benefit of the Holders in their capacity as Prepetition FRN Noteholders (“Closing Date Cash Payment”);

m)  Trustee’s receipt of a perfection certificate from each Obligor, in form and substance reasonably satisfactory to Trustee and Required Holders, which, among other things, provides reasonable details of information necessary for the Trustee to obtain a perfected security interest in the Collateral of each Obligor;

n)   (i) Entry of a final non-appealable order of the Bankruptcy Court (which is not subject to any appeal or contest) approving a plan of reorganization which plan has been approved by the requisite Holders necessary to approve such plan and which (A) provides for the full payment or other satisfaction of the Prepetition Senior ABL Credit Facility (including the resolutions of obligations with respect to outstanding letters of credit existing on the Closing Date) (“Pre-Existing Loan Payments”); (B) cancels the FRN Notes and all indebtedness outstanding thereunder and under the other Prepetition FRN Documents; (C) provides for payment or satisfaction in full of administrative and priority claims and expenses and (D) incorporates the terms set forth in this Term Sheet and the Bond Term Sheet and otherwise approves, in all respects, the payment of the Closing Date Cash Payment, and the terms of the Bond Facility, Convertible Note Facility, the Note Documents and the Bond Documents (as defined in the Bond Term Sheet), in each case in execution form, and (ii) such plan is consummated (the “Plan of Reorganization”);

o)   Unless the Debtors elect, in accordance with the Plan of Reorganization, to reduce the principal amount of the Bond Facility to zero from the net new proceeds of the New Spansion Debt and/or the Rights Offering, satisfaction of the Conditions Precedent To Or Concurrent With The Closing Date of the Bond Facility (other than that the transaction evidenced by the Note Documents be closed) (without any waivers that are not approved by the Agent and Required Holders), the closing of the Bond Facility on the terms set forth in the Bond Term Sheet and Agent’s receipt of all documentation evidencing the Bond Facility;

p)   Intercreditor and subordination agreement between the Bond Holders, the Holders and the Revolving Lenders (provided that, in the event that the agreements, documents and/or other instruments evidencing the Convertible Note Facility contain subordination language (subordinating the indebtedness evidenced thereby to the indebtedness evidenced by the Bond Documents (as defined in the Bond Term Sheet)) satisfactory to Agent (as defined in the Bond Term Sheet) and Bond Holders, no such intercreditor and/or subordination agreement shall be required between the Holders and the Bond Holders) (the “Intercreditor Agreement”);

q)   Compliance with all applicable laws and regulations in all material respects (including applicable securities laws and compliance with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act);

r)    Legal opinions customary for exit financing facilities from counsel to Obligors from each jurisdiction in which the Obligors are organized and under the governing law of the principal loan documents, including without limitation, opinions as to enforceability, authority, due execution, no conflicts and perfection;

s)   Execution and delivery of definitive documentation including, without limitation, notes, security, and intercreditor agreements, landlord waiver and acknowledgments and other agreements as required by Trustee and Holders in their reasonable discretion (to the extent consistent with this Term Sheet);

t)    For all mortgaged real estate collateral, mortgages, title insurance (containing reasonable endorsements acceptable to the Trustee and Required Holders), legal opinions, and all other documents and instruments typical and customary to evidence and perfect Trustee’s security interest and mortgage(s) in the real estate provided that, in each case, such requirements shall be consistent with the mortgage requirements set forth in the Prepetition FRN Documents);

u) Payment of the Trustee Fee;

v) Payment by Issuer of all reasonable fees and expenses incurred by Trustee and one counsel for the Holders, in the preparation, negotiation, execution, and delivery of the Note Documents; and

m) Such other documents, agreements, and instruments as reasonably required by the Trustee and Holders to evidence the terms set forth herein.

Representations & Warranties:

Due organization and power, litigation, government regulation, taxes, enforceability of the Note Documents and security interests, compliance with other material instruments, perfection and priority of liens, absence of events of default, margin securities, ERISA, financial statements, title of assets, solvency, use of proceeds, assets for conduct of business, compliance with laws, environmental matters, material contracts and other representations and warranties that are customary for a facility of this type, in each case with customary carve outs and materiality to be agreed.

Covenants:

The Obligors shall comply with certain customary affirmative and negative covenants, including, without limitation, those related to maintenance of properties and insurance, payment of taxes, compliance with laws, financial and collateral reporting (including without limitation, delivery of annual updates to the perfection certificate(s)), contracts, permits and ERISA covenants, permitted investments, permitted dispositions, permitted indebtedness, permitted liens, transactions with affiliates, restricted payments, restrictions on making distributions and dividends, mergers and acquisitions, all subject to customary limitations, materiality and carve outs to be agreed upon.

Rating of Notes & Listing of Stock

Within 45 days following the Closing Date, Spansion shall have met with a rating agency which is reasonably satisfactory to Trustee and Required Holders to commence the process to rate the Notes (and thereafter shall use good faith reasonable efforts to promptly complete such process). Spansion’s equity shall be publicly traded on a national exchange or over the counter market within 90 days of the Closing Date.

Releases:

The Plan of Reorganization shall contain releases for the benefit of management and board of directors of Spansion and its subsidiaries (other than Spansion Japan), the Committee and their respective advisors, in each case, typical for reorganization plans filed in the Delaware Bankruptcy Court.

Events Of Default:

Each of the following shall constitute an “Event of Default” under the Note Documents: (i) nonpayment of principal, interest, fees or other amounts (subject to customary grace periods), (ii) failure to perform or observe any covenants or other agreements set forth in the Indenture or any other Note

Document within forty-five (45) days after the Notifying Holders have provided Issuer with notice of such default; (iii) cross-default to payment defaults and cross default to acceleration, in each case, with respect to other indebtedness (including, without limitation, to the Bond Facility, the Revolving Facility and/or the New Spansion Debt Facility) in an amount to be agreed; (iv) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (v) monetary judgment defaults in an amount to be agreed; (vi) asserted impairment by Obligor or any of its subsidiaries or actual impairment of Note Documents, the liens securing the obligations under the Notes and the other Note Documents or the Collateral; (vii) if the Issuer or any Subsidiary makes any payments on any subordinated indebtedness unless expressly permitted by the Note Documents; (viii) Issuer’s (A) failure to comply with its obligation to convert the Notes into shares of common stock in accordance with the Note Documents or (B) written notice to any Holders at any time of its intention not to comply with a request for conversion of any Notes to common stock; (ix) Spansion fails to provide a timely notice of the occurrence of a Fundamental Change or of a Make Whole adjustment event; (x) the suspension from trading or failure of the common stock of Spansion to be listed or quoted on a national exchange or an over the counter market for a period of five consecutive days or for more than an aggregate of 15 days in any 365- day period or (xi) any Guarantee ceases to be in force and effect or any Guarantee is declared to be null and void and unenforceable or any Guarantee is found to be invalid or any Guarantor denies its liability under its Guarantee. At the direction of the Notifying Holders and during the continuation of an Event of Default (other than any Event of Default (A) referenced in clause (x) of this Section to the extent that such Event of Default is not material and (B) arising as a result of Spansion’s failure to timely satisfy any of the requirements set forth in “Rating of Notes & Listing of Stock” above (solely to the extent that Spansion used commercially reasonable good faith efforts to timely satisfy such requirements and such failure to timely satisfy such requirements was due to factors and/or events out of Spansion’s control), in which cases the sole remedy shall be to charge the default rate of interest), the Trustee shall be required to accelerate all or any portion of the Notes.

Holder Consent:	Any amendments to the Note Documents shall require the approval of the Required Holders, and all affected Holders for certain events, such as reductions in principal or fees

(other than as a result of conversion), extensions with respect to any payments or releases of substantially all of the Collateral (other than as permitted by the Note Documents), and other events as are customary for facilities similar to the Convertible Note Facility. Notwithstanding the foregoing, the Trustee shall have the right to approve certain events without Holder Consent, such events to be negotiated pursuant to definitive documentation.

“Required Holders” means, at any time, Holders whose pro rata share of the outstanding Notes aggregate more than 50% of the outstanding Notes held by all of the Holders.

“Notifying Holders” means, at any time, Holders whose pro rata share of the outstanding Notes aggregate more than 25% of the outstanding Notes held by all of the Holders.

Indemnity; Expenses:

All reasonable fees and expenses incurred by Trustee and one counsel for the Holders, including reasonable attorneys’ fees, in the preparation, negotiation, execution, delivery and administration of the Note Documents and all reasonable fees and expenses incurred by Trustee and one counsel for the Holders, including reasonable attorneys’ fees, in connection with Trustee’s and Holders’ exercise of their rights and remedies thereunder (including in connection with any workout or restructuring). Such fees and expenses shall be payable upon demand. The Obligors shall indemnify, pay and hold harmless the Trustee and the Holders (and their respective directors, officers, employees and agents) against any loss, liability, cost or expense incurred in respect of the transaction contemplated hereby (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party).

Assignment:

Holders will be permitted to make assignments in respect of the Notes to one or more of their affiliates or one or more banks, financial institutions, or other entities that are eligible assignees (as defined in the Note Documents) subject to the compliance with certain other requirements to be set forth in the Note Documents.

Release Of Claims:

Spansion and each of its Subsidiaries (other than Spansion Japan to the extent prohibited by the laws of Japan or to the extent that the Obligors do not have the authority to require Spansion Japan to provide such release) to provide Trustee and Holders with release of claims reasonably satisfactory in form and substance to Trustee and Holders.

Governing Law and Jurisdiction:

The Note Documents will be governed by the laws of the State of New York. The Obligors will submit to the non-exclusive jurisdiction and venue of any state or federal court of competent jurisdiction in the state, county and city of New York, borough of Manhattan; and shall waive any right to trial by jury.

Confidentiality:

Obligors, Trustee and Holders shall not disclose the contents of this Term Sheet to any third party other than those participating in this transaction, including, without limitation, any financial institution or intermediary, without prior written consent of the other parties hereto, other than to officers and advisors, financing sources, rating agencies, regulators and counsel, each on a need-to-know basis, and as may be required by applicable law. The Obligors agree to inform all such persons who receive information concerning this Term Sheet that such information is confidential and may not be disclosed to any other person.

Plan of Reorganization:

Nothing in this Term Sheet shall be construed as a commitment by Trustee or any of the Holders to vote for the Plan of Reorganization, and in any event, the Holders reserve their right to object to the Plan of Reorganization on grounds of, among other things, feasibility. The period of time between the voting deadline with respect to the Plan of Reorganization and the effective date of the Plan of Reorganization shall not exceed sixty (60) days.

EXHIBIT C

NEW SPANSION DEBT TERM SHEET

Issue:

Up to $500 million of Senior Debt, to be issued either in the form of:

- Senior Notes with a five year maturity (the “Notes”); or

- a Senior Term Loan Facility with a five year maturity (the “Senior Credit Facility”), in each case as described in more detail below.

Issuer / Borrower:	Spansion LLC (the “Company”).

Maturity:	Five years from date of issuance.

Interest Rate:	Market rates then prevailing for mid-to-high single-B rated high yield Notes or Senior Credit Facilities of this type (as applicable).

Security:	1st lien on all current and after acquired PP&E and all other assets, including stock of all domestic subsidiaries of the Company and 65% of the stock of all foreign subsidiaries of the Company; 2nd lien on all current and after acquired assets securing the ABL Facility. Security arrangements will be subject to an Intercreditor Agreement with customary terms. If any New Senior Notes or New Convertible Notes (as such terms are defined in the Company’s plan of reorganization) are issued pursuant to such plan of reorganization, the Notes or the Senior Credit Facility, as applicable, shall be unsecured.

Guarantees:	All payments with respect to the Notes or the Senior Credit Facility (as applicable) will be fully and unconditionally guaranteed, jointly and severally, by the Spansion Inc. and all of its current and future domestic subsidiaries.

Ranking:	Pari Passu in right of payment with all existing and future senior indebtedness and senior to all existing and future subordinated indebtedness.

Use of Proceeds:	For the purposes set forth in the Company’s plan of reorganization.

Mandatory Redemption/
Prepayments:	Customary mandatory redemption, prepayment and amortization provisions for high yield Notes or Senior Credit Facility of this type (as applicable).

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Optional Redemption/
Prepayments:	Customary call provisions for high yield Notes or Senior Credit Facility of this type (as applicable).

Change of Control (if in form of Notes):	Investor put at 101%.

Registration Rights (if in form of Notes):	Customary registration rights for a 144A/Reg S bond offering.

Covenants:	Customary affirmative and negative covenants for high yield Notes or Senior Credit Facility of this type (as applicable), including but not limited to customary financial ratios and covenants, as applicable, limitations on the Company’s ability and the ability of certain of its subsidiaries to: incur or guarantee additional indebtedness or issue preferred stock; grant liens on assets; pay dividends or make distributions to stockholders; repurchase or redeem capital stock or subordinated indebtedness; make investments or acquisitions; enter into sale/leaseback transactions; incur restrictions on the ability of its subsidiaries to pay dividends or to make other payments to the Company; enter into transactions with its affiliates; merge or consolidate

C-2

EXHIBIT D

December 13, 2009

Spansion Inc.

915 DeGuigne Dr.

Sunnyvale, CA 94085

Attention: Randy Furr and Nate Sarkisian

Re:      Commitment Letter for Backstop

Gentlemen:

Reference is made to the Second Amended Joint Plan of Reorganization (as may be further amended, the “Plan”) of Spansion Inc., a Delaware corporation (“Spansion” or the “Company”) and certain of its subsidiaries filed on December 9, 2009, and the Rights Offering Preliminary Term Sheet (the “Term Sheet”) attached thereto (a copy which is also attached hereto for your convenience). Capitalized terms not defined herein shall have the meanings ascribed to them in the Term Sheet.

In connection with the Rights Offering, Silver Lake Sumeru, L.P. (together with its designated affiliates and managed accounts, “Silver Lake”) is pleased to provide the Company with its commitment to provide a backstop on the terms contained in the Term Sheet. Such commitment is subject to the conditions set forth in this commitment letter (this “Commitment Letter”) and in the Term Sheet, including the preparation, execution and delivery of definitive documentation in form and substance satisfactory to Silver Lake, but excluding the Due Diligence Condition which we acknowledge has been satisfied. Notwithstanding the foregoing, our commitment will additionally be subject to Silver Lake’s confirmation that the reasonably likely sum of (i) the aggregate amount of cash and cash equivalents that may be classified, in accordance with generally accepted accounting principles, as “unrestricted” on the consolidated balance sheet of the Company, plus (ii) the aggregate amount available to be drawn down under the Company’s credit facilities, will be not less than $115 million in the aggregate as of immediately after the effective date under the Plan.

Silver Lake, founded in 1999, is a private equity firm that manages over $13 billion of investments in technology and technology-enabled companies with personnel located in Menlo Park, New York, London, Hong Kong, Tokyo, Shanghai and Paris. We are the world’s largest private equity firm focused solely on technology and technology-enabled companies. The firm has invested in Flextronics, Seagate, Avago, Skype, NASDAQ, Gartner, SunGard, Thomson, Avaya, Intelsat, and other leading companies. Silver Lake’s principals possess a wealth of operating experience and have had management roles at companies including IBM, Cisco, Sun Microsystems, Hewlett-Packard, Oracle, Adobe, Force Computers, and including memory semiconductor companies such as SMART Modular Technologies, Samsung and AMD.

Partnering with management is a fundamental part of our investment. Moreover, as technology investors, we firmly believe that (i) world-class talent and know-how are more critical in technology than in any other industry, and (ii) organizations with outstanding technology and leading market positions will enjoy significantly more profits than second- and third-place finishers. We view Spansion as a leading market player in its field of expertise, and therefore this opportunity is particularly attractive to us. Additionally, we believe we are uniquely qualified to add value to the business as an investor and as a director-level participant, more so than any other investor.

Because of our sector specialization and experience helping technology market leaders achieve further growth, we believe we are uniquely positioned to assist management in adding significant additional value to Spansion. Normally, we do not assume management responsibilities when overseeing our investments. Instead, we seek to serve as value-added partners and advisors to management. In this regard, we believe we will be highly valuable members of the board.

In consideration for the commitments made herein by Silver Lake, by signing this Commitment Letter below, the Company agrees that it shall: (i) pay or reimburse the reasonable fees and expenses of Silver Lake in accordance with the terms set forth under the caption “Expense Reimbursement” in the Term Sheet; (ii) at any time prior to the approval by the Bankruptcy Court of the terms of the Backstop Commitment, including but not limited to the Backstop Fee and the matters set forth under the captions “Termination Fee” and “Expense Reimbursement” (without reference to the $350,000 cap) in the Term Sheet, not initiate or approach or, unless the board of directors of the Company determines on a reasonable basis following consultation with its outside advisors that the applicable proposal is superior to the proposal of Silver Lake and is reasonably capable of being consummated prior to January 31, 2010 (a “Superior Backstop Proposal”), enter into any understanding or other agreement with, any financial institution, person or entity other than Silver Lake with respect to providing a backstop commitment in connection with any rights offering pursuant to the Plan, and will promptly inform Silver Lake of the identity of, and material terms proposed by, any such financial institution, person or entity who makes an offer to provide a backstop commitment or approaches the Company or any representative thereof with respect thereto; and (iii) unless the Company proceeds with a Superior Backstop Proposal with another party, designate Silver Lake as the Backstop Party in connection with any such rights offering should the Company proceed with a rights offering pursuant to the Plan.

This Commitment Letter, including the attached Term Sheet: (i) supersedes all prior discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of Silver Lake and the Company with respect thereto; (ii) shall be governed, except to the extent that the Bankruptcy Code is applicable, by the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof; (iii) shall not be assignable by the Company without the prior written consent of Silver Lake (and any purported assignment without such consent shall be null and void); (iv) is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto; and (v) may not be amended or waived except by an instrument in writing signed by the parties hereto.

This Commitment Letter, and the obligations of the parties hereto contained herein, shall be effective only upon the exchange and delivery of executed signature pages by both parties, and only if such signature pages are received by no later than December 16, 2009. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

Very truly yours,

SILVER LAKE SUMERU, L.P.

By: /s/ Kyle Ryland
Name: Kyle Ryland
Title: Managing Director

Agreed and accepted on this day of December, 2009:

SPANSION INC.

By:	/s/ Randy Furr
Name: Randy Furr
Title: Executive Vice President, CFO

SPANSION INC.

RIGHTS OFFERING PRELIMINARY TERM SHEET

THIS PRELIMINARY TERM SHEET IS FOR DISCUSSION PURPOSES ONLY. IT

DOES NOT CONSTITUTE AN OFFER TO ENTER INTO A TRANSACTION OR

ADDRESS ALL MATERIAL TERMS THAT THE PARTIES WOULD REQUIRE TO

BE ADDRESSED IN CONNECTION WITH ANY PROPOSED TRANSACTION,

NOR SHALL IT BE CONSTRUED AS A BINDING AGREEMENT OF ANY KIND

OR A COMMITMENT TO ENTER INTO, OR OFFER TO ENTER INTO, ANY

AGREEMENT OR TO CONSUMMATE ANY TRANSACTION.

December 8, 2009

This preliminary term sheet (this “Term Sheet”) is submitted on a strictly confidential basis by Silver Lake Sumeru, L.P. and its affiliates (“Silver Lake”). This Term Sheet describes certain of the principal terms and conditions of a proposed rights offering (the “Rights Offering”) to be conducted by Spansion Inc. (the “Company”) in connection with its restructuring (the “Restructuring”) and the proposed “backstop” commitment by Silver Lake. This Term Sheet has been produced for discussion purposes only. Receipt of this Term Sheet constitutes the Company’s agreement that it shall not be disclosed to any third party. This Term Sheet is non-binding and the proposals contained herein are subject to, among other conditions, the completion of appropriate due diligence and the execution of definitive documentation. Nothing in this Term Sheet is, nor shall be construed as, an agreement by any person or entity to vote to accept or reject any Restructuring, to participate in the Rights Offering or to provide a “backstop” commitment in respect of a Rights Offering.

Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in the Amended Plan (as defined below).

Debtors:	Spansion Inc., a Delaware corporation (the “Company” and, as reorganized, the “Reorganized Company”), and certain of its subsidiaries (together with the Company, the “Debtors” and, as reorganized with the Reorganized Company, the “Reorganized Debtors”).

Amended Plan:	The Debtors’ Amended and Restated Debtors’ Joint Plan of Reorganization in form and substance acceptable to Silver Lake (the “Amended Plan”).

Rights Offering Participants:	The holders of Class 5A, 5B and 5C Allowed Claims (each, a “Rights Offering Participant”).

Rights Offering:	Pursuant to the Amended Plan, the Company will offer to the Rights Offering Participants the right to purchase a total of 12,974,496 shares of New Spansion Common Stock (the “Rights

Offering Shares”) at a price of $8.43 per share for an aggregate purchase price of $109,375,000 in proportion to their respective Deemed Allowed Class 5A, 5B and 5C Claims.

Each Rights Offering Participant will have the right to elect to participate in the Rights Offering (each such Rights Offering Participant so electing to participate, an “Electing Holder”) and purchase all but not less than all of its Pro Rata Share (as defined below) of the Rights Offering Shares. “Pro Rata Share” of an Electing Holder means the ratio of such Electing Holder’s Deemed Allowed Class 5A, 5B or 5C Claim to the aggregated total of all Deemed Allowed Class 5A, 5B and 5C Claims.

Transferability of Rights:	The right to participate in the Rights Offering shall be non-detachable from Deemed Allowed Class 5A, 5B and 5C Claims. Accordingly, the right to participate in the Rights Offering may not be separately sold, transferred, assigned or pledged, in whole or in part.

Backstop:	Silver Lake and/or its designated affiliates and managed accounts (collectively, the “Backstop Party”) will provide a standby commitment (the “Backstop Commitment”) pursuant to which the Backstop Party will agree to purchase all Rights Offered Shares offered pursuant to the Rights Offering but not otherwise subscribed for by the Rights Offering Participants. One hundred percent (100%) of the Backstop Commitment shall be undertaken by the Backstop Party.

Class A Shares:	Silver Lake and its affiliates and managed accounts (including their successors, the “Silver Lake Parties”), at their election, shall have the right to receive shares of common stock of the Reorganized Company classified as “Class A Common Stock” (the “Class A Shares”) in lieu of receiving some or all of the New Spansion Common Stock issuable to the Silver Lake Parties, whether issuable in respect of their Deemed Allowed Class 5A, 5B and/or 5C Claims or purchased in the Rights Offering or pursuant to the Backstop Commitment. The Silver Lake Parties shall have the exclusive right to receive Class A Shares, and the Company will issue no Class A Shares to any other person. The Class A Shares will have the following terms, to be set forth in the Amended and Restated Certificate of Incorporation of the Reorganized Company:

(i)       General. The Class A Shares will have all of the same economic and voting rights as the New Spansion Common Stock and, except as described below, will vote together with the New Spansion Common Stock as

(ii)      Directors: At any time the Class A Shares, together with any New Spansion Common Stock or other common stock of the Reorganized Company held by the Silver Lake Parties, represent 5% or more of the outstanding common stock of the Reorganized Company: (A) the board of directors of each Reorganized Debtor shall be constituted with no more than seven directors; (B) the holders of a majority of the Class A Shares will have the right to elect (I) at any time the Class A Shares, together with any New Spansion Common Stock or other common stock of the Reorganized Company held by the Silver Lake Parties, represent 5% or more, but less than 10%, of the outstanding common stock of the Reorganized Company, one member of the board of directors of each Reorganized Debtor, and (II) at any time the Class A Shares, together with any New Spansion Common Stock or other common stock of the Reorganized Company held by the Silver Lake Parties, represent 10% or more of the outstanding common stock of the Reorganized Company, two members of the board of directors of each Reorganized Debtor; and (C) unless otherwise agreed by the holders of a majority of the Class A Shares (or as otherwise required by law or stock exchange rules), one director elected by the holders of the Class A Shares will be entitled to be a member of each committee of the board of directors of each Reorganized Debtor.

Protective Provisions: So long as any Class A Shares remain outstanding, the Reorganized Company shall not take any of the following actions without the prior written consent of the holders of a majority of the Class A Shares: (A) alter or change the rights or privileges of the Class A Shares so as to affect adversely the Class A Shares; (B) offer to purchase any shares of New Spansion Common Stock or other common stock of the Reorganized Company from all holders of such New Spansion Common Stock or other common stock unless such offer is made pro rata to the holders of the Class A Shares; or (C) issue or commit to issue any additional Class A Shares.

(iii) Reservation of Shares: The Reorganized Company will agree to reserve a number of shares of New Spansion Common Stock equal to the outstanding Class A Shares.

(iv)     Automatic Conversion: All Class A Shares shall be automatically converted into New Spansion Common Stock on a one-for-one basis upon the written consent of the holders of a majority of the outstanding Class A Shares. In the event that any person other than a Silver Lake Party becomes the owner of a Class A Share, such Class A Share shall automatically be converted into one share of New Spansion Common Stock on a one-for-one basis; provided, however, that the holders of the Class A Shares may elect to not have the Class A Shares so converted in connection with a sale of 100% of the Class A Shares to one or more related persons.

(v) Optional Conversion: Any holder of Class A Shares shall be entitled to convert one or more Class A Shares into shares of New Spansion Common Stock on a one-for-one basis at any time.

Conditions to Backstop Commitment:	The Backstop Commitment will be subject to certain customary conditions, including the following:

(i)       the total outstanding indebtedness of the Reorganized Debtors on the Effective Date shall not exceed $525 million, not including up to $25 million of additional indebtedness that may be issued in settlement of supplier claims, and all such indebtedness shall be on terms reasonably acceptable to Silver Lake;

(ii)      the total number of shares of New Spansion Common Stock and other common stock of the Reorganized Company outstanding on the Effective Date shall not exceed 50 million shares on a fully diluted basis (e.g., including shares issuable upon conversion of any convertible notes or other securities, and shares issuable upon exercise of options or warrants), but excluding up to 6 million shares that may be issued as equity incentive awards or pursuant to options granted to employees of the Reorganized Debtors;

(iii)     an order of the Bankruptcy Court confirming the Amended Plan pursuant to section 1129 of the Bankruptcy Code (the “Confirmation Order”) that is acceptable to the Backstop Party must have been entered by the Bankruptcy Court, and no order staying the Confirmation Order may be in effect, and the Amended Plan shall have become effective according to its terms

(the Backstop Party shall act reasonably in determining whether the Confirmation Order is acceptable, provided that any terms, conditions, provisions or omissions of the Confirmation Order that have a material impact on the Rights Offering, the Backstop Commitment or the terms set forth in this Term Sheet shall be acceptable to the Backstop Party in its sole discretion);

(iv)     the disclosure statement accompanying the Amended Plan and the Amended Plan shall be materially consistent with the terms and conditions contained in this Term Sheet and the definitive documentation referenced below, and must be acceptable to the Backstop Party (the Backstop Party shall act reasonably in determining whether the disclosure statement and the Amended Plan are acceptable, provided that any terms, conditions, provisions or omissions of the disclosure statement and/or the Amended Plan that have a material impact on the Rights Offering, the Backstop Commitment or the terms set forth in this Term Sheet shall be acceptable to the Backstop Party in its sole discretion);

(v)      each of the conditions precedent to the confirmation of the Amended Plan and the conditions precedent to the effectiveness of the Amended Plan and the occurrence of the Effective Date shall have been satisfied;

(vi)     the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Reorganized Company that will be in effect on the Effective Date will be in a form reasonably acceptable to the Backstop Party;

(vii)    no event, development, condition or state of affairs will exist or have occurred which resulted in or is reasonably likely to result in a material adverse effect on (A) the business, properties, financial condition or results of operations of the Debtors or the Reorganized Debtors or (B) the ability of the Debtors to implement the restructuring of the Debtors in accordance with the Amended Plan;

(viii) a due diligence investigation of the Debtors reasonably satisfactory to the Backstop Party shall have been completed by not later than December 14, 2009 (the “Due Diligence Condition”); and

(ix)     the Rights Offering, the Backstop Commitment and the other terms and conditions contemplated by this Term Sheet shall be reflected in definitive documentation, in form and substance satisfactory to Silver Lake, with customary representations, warranties, agreements, covenants and other closing conditions, and the forms of all such definitive documentation shall be filed with the Bankruptcy Court on a time table to be agreed to by the parties and approved by the Bankruptcy Court.

Termination Right:	The Backstop Party shall have the right to terminate the Backstop Commitment (i) if the matters set forth below under the caption “Expense Reimbursement” shall not have been approved by the Bankruptcy Court on or prior to December 15, 2009, (ii) if the Company shall not have filed with the Bankruptcy Court on or prior to December 14, 2009 a motion for approval of the terms of the Backstop Commitment, including but not limited to the Backstop Fee (as defined below) and the matters set forth below under the captions “Termination Fee” and “Expense Reimbursement” (without reference to the $350,000 cap), and requesting a hearing date for such motion on or prior to January 8, 2010, (iii) if the terms of the Backstop Commitment, including but not limited to the Backstop Fee and the matters set forth under the captions “Termination Fee” and “Expense Reimbursement” (without reference to the $350,000 cap), shall not have been approved by the Bankruptcy Court on or prior to January 8, 2010, (iv) at any time on or following February 12, 2010 if the Effective Date shall not have occurred by such time, or (v) in the event of a material breach by the Company of the agreement governing the Backstop Commitment.

Backstop Fee:	In consideration for the Backstop Commitment, the Backstop Party will receive a fee equal to $4,500,000, payable in cash on the Effective Date (the “Backstop Fee”).

Expense Reimbursement:	Whether or not the Rights Offering is consummated, the Company shall pay or reimburse the reasonable fees and expenses of the Backstop Party; provided that, if the Due Diligence Condition has not been satisfied or waived, such fees and expenses shall be capped at $350,000. The Debtors shall pay all expense reimbursements as soon as reasonably practical, but not more than 10 business days, after invoice. The expense reimbursement shall be an administrative expense obligation of the Debtors.

Termination Fee:	In addition, if following the waiver of the Due Diligence

Condition by the Backstop Party, the Company does not proceed with the Rights Offering with the Backstop Commitment being provided by the Backstop Party (such that the Backstop Party is not entitled to the Backstop Fee) by not later than February 12, 2010 (the “Outside Date”), the Company shall pay the Backstop Party a termination fee in an amount equal to $3,000,000, payable in cash as soon as reasonably practical, but not more than 10 business days, following the earlier to occur of the Outside Date and the termination of the Backstop Commitment; provided, however, that if the Company provides written notice of the Company’s intention to not proceed with the Rights Offering within one (1) business day of the satisfaction or waiver of the Due Diligence Condition, then the termination fee shall be $2,000,000 and shall be payable in cash as soon as reasonably practical, but not more than 10 business days, following such notice. The termination fee shall be an administrative expense obligation of the Debtors.

Registration Rights; Listing:	On the Effective Date, the Reorganized Company will enter into a registration rights agreement with Silver Lake and its affiliates pursuant to which the Reorganized Company will grant Silver Lake and its affiliates three (3) “long-form” demand registration rights, unlimited “short-form” registration rights and unlimited “piggy-back” registration rights, all on customary terms. The Reorganized Company shall commit to list the New Spansion Common Stock on a national securities exchange on or as soon as reasonably practicable following the Effective Date.

Commitments of the Debtors:	The Debtors will be subject to customary covenants and commitments, including the following obligations:

(i) the Debtors will provide access to information and personnel necessary and appropriate for satisfaction of the Due Diligence Condition;

(ii) the Debtors will seek Bankruptcy Court approval of the matters set forth above under the caption “Expense Reimbursement” as soon as possible, but not later than December 15, 2009;

(iii)       the Company will filed with the Bankruptcy Court, on or prior to December 14, 2009, a motion for approval of the terms of the Backstop Commitment, including but not limited to the Backstop Fee and the matters set forth under the captions “Termination Fee” and “Expense Reimbursement” (without reference to the $350,000 cap), and requesting a hearing date for such motion on or prior to January 8, 2010; and

(iv)       the Debtors will seek Bankruptcy Court approval of the terms of the Backstop Commitment, including but not limited to the Backstop Fee and the matters set forth under the captions “Termination Fee” and “Expense Reimbursement” (without reference to the $350,000 cap), as soon as possible, but not later than January 8, 2010.